Registration No. 333-240876

1940 Act No. 811-05903

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to Form S-6

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

A.       Exact name of trust:

FT 8950

B.       Name of depositor:

FIRST TRUST PORTFOLIOS L.P.

C.       Complete address of depositor's principal executive offices:

120 East Liberty Drive

Suite 400

Wheaton, Illinois 60187

D.       Name and complete address of agents for service:

Copy to:

JAMES A. BOWEN	ERIC F. FESS
c/o First Trust Portfolios L.P.	c/o Chapman and Cutler LLP
120 East Liberty Drive	111 West Monroe Street
Suite 400	Chicago, Illinois 60603
Wheaton, Illinois 60187

E.       Title and Amount of Securities Being Registered:

An indefinite number of Units pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.       Approximate date of proposed sale to public:

As soon as practicable after the effective date of the Registration Statement.

|X|	Check box if it is proposed that this filing will become effective on October 9, 2020 at 2:00 p.m. pursuant to Rule 487.

________________________________

                    Dow(R) Target 5 4Q '20 - Term 1/7/22
                   Dow(R) Target Dvd. 4Q '20 - Term 1/7/22
             S&P Dvd. Aristocrats Target 25 4Q '20 - Term 1/7/22
                      S&P Target 24 4Q '20 - Term 1/7/22
                   S&P Target SMid 60 4Q '20 - Term 1/7/22
                   Target Divsd. Dvd. 4Q '20 - Term 1/7/22
                    Target Dbl. Play 4Q '20 - Term 1/7/22
                     Target Focus 4 4Q '20 - Term 1/7/22
               Target Global Dvd. Leaders 4Q '20 - Term 1/7/22
                      Target Growth 4Q '20 - Term 1/7/22
                      Target Triad 4Q '20 - Term 1/7/22
                       Target VIP 4Q '20 - Term 1/7/22
                 Value Line(R) Target 25 4Q '20 - Term 1/7/22

                                FT 8950

FT 8950 is a series of a unit investment trust, the FT Series. FT 8950 consists of 13 separate portfolios listed above (each, a "Trust," and collectively, the "Trusts"). Each Trust invests in a portfolio of common stocks ("Securities") selected by applying a specialized strategy. Each
Trust seeks above-average total return.

THE SECURITIES AND EXCHANGE COMMISSION ("SEC") HAS NOT APPROVED OR
DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             FIRST TRUST(R)

                              800-621-1675

             The date of this prospectus is October 9, 2020

                           Table of Contents

Summary of Essential Information                                       3
Fee Table                                                              9
Report of Independent Registered Public Accounting Firm               13
Statements of Net Assets                                              14
Schedules of Investments                                              20
The FT Series                                                         46
Portfolios                                                            47
Risk Factors                                                          54
Backtested Hypothetical Performance Information                       59
Public Offering                                                       65
Distribution of Units                                                 67
The Sponsor's Profits                                                 68
The Secondary Market                                                  69
How We Purchase Units                                                 69
Expenses and Charges                                                  69
Tax Status                                                            70
Retirement Plans                                                      75
Rights of Unit Holders                                                75
Income and Capital Distributions                                      75
Redeeming Your Units                                                  77
Investing in a New Trust                                              78
Removing Securities from a Trust                                      78
Amending or Terminating the Indenture                                 79
Information on the Sponsor, Trustee and Evaluator                     80
Other Information                                                     81

              Summary of Essential Information (Unaudited)

                                FT 8950

                   At the Opening of Business on the
                Initial Date of Deposit-October 9, 2020

                 Sponsor:   First Trust Portfolios L.P.
                 Trustee:   The Bank of New York Mellon
               Evaluator:   First Trust Advisors L.P.

                                                                   The Dow(R)           The Dow(R)
                                                                   Target 5             Target Dividend
                                                                   Portfolio, 4th       Portfolio, 4th
                                                                   Quarter 2020 Series  Quarter 2020 Series
                                                                   ___________________  ___________________
Initial Number of Units (1)                                             17,108               17,873
Fractional Undivided Interest in the Trust per Unit (1)               1/17,108             1/17,873
Public Offering Price:
Public Offering Price per Unit (2)                                 $    10.000          $    10.000
   Less Initial Sales Charge per Unit (3)                                (.000)               (.000)
                                                                   ___________          ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)          10.000               10.000
   Less Deferred Sales Charge per Unit (3)                               (.135)               (.135)
                                                                   ___________          ___________
Redemption Price per Unit (5)                                            9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                    (.050)               (.050)
    Less Organization Costs per Unit (5)                                 (.040)               (.033)
                                                                   ___________          ___________
Net Asset Value per Unit                                           $     9.775          $     9.782
                                                                   ===========          ===========

Tax Status (6)                                                    Grantor Trust        Grantor Trust
Distribution Frequency (7)                                           Monthly              Monthly
Initial Distribution Date (7)                                   November 25, 2020    November 25, 2020
Cash CUSIP Number                                                  30315M 181           30315M 223
Reinvestment CUSIP Number                                          30315M 199           30315M 231
Fee Account Cash CUSIP Number                                      30315M 207           30315M 249
Fee Account Reinvestment CUSIP Number                              30315M 215           30315M 256
Pricing Line Product Code                                              132369               132373
Ticker Symbol                                                          FEWZXX               FHMPSX

First Settlement Date                                          October 14, 2020
Mandatory Termination Date (8)                                 January 7, 2022

____________

See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                FT 8950

                   At the Opening of Business on the
                Initial Date of Deposit-October 9, 2020

                 Sponsor:   First Trust Portfolios L.P.
                 Trustee:   The Bank of New York Mellon
               Evaluator:   First Trust Advisors L.P.

                                                                   S&P Dividend
                                                                   Aristocrats          S&P                  S&P
                                                                   Target 25            Target 24            Target SMid 60
                                                                   Portfolio, 4th       Portfolio, 4th       Portfolio, 4th
                                                                   Quarter 2020 Series  Quarter 2020 Series  Quarter 2020 Series
                                                                   ___________________  ___________________  ___________________
Initial Number of Units (1)                                             17,974               24,001               16,880
Fractional Undivided Interest in the Trust per Unit (1)               1/17,974             1/24,001             1/16,880
Public Offering Price:
Public Offering Price per Unit (2)                                 $    10.000          $    10.000          $    10.000
   Less Initial Sales Charge per Unit (3)                                (.000)               (.000)               (.000)
                                                                   ___________          ___________          ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)          10.000               10.000               10.000
   Less Deferred Sales Charge per Unit (3)                               (.135)               (.135)               (.135)
                                                                   ___________          ___________          ___________
Redemption Price per Unit (5)                                            9.865                9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                    (.050)               (.050)               (.050)
    Less Organization Costs per Unit (5)                                 (.032)               (.034)               (.045)
                                                                   ___________          ___________          ___________
Net Asset Value per Unit                                           $     9.783          $     9.781          $     9.770
                                                                   ===========          ===========          ===========

Tax Status (6)                                                         RIC             Grantor Trust             RIC
Distribution Frequency (7)                                           Monthly              Monthly           Semi-Annually
Initial Distribution Date (7)                                   November 25, 2020    November 25, 2020    December 25, 2020
Cash CUSIP Number                                                  30315M 264           30315M 306           30316B 101
Reinvestment CUSIP Number                                          30315M 272           30315M 314           30316B 119
Fee Account Cash CUSIP Number                                      30315M 280           30315M 322           30316B 127
Fee Account Reinvestment CUSIP Number                              30315M 298           30315M 330           30316B 135
Pricing Line Product Code                                              132377               132381               132401
Ticker Symbol                                                          FFZZGX               FDUAOX               FGTHMX

First Settlement Date                                          October 14, 2020
Mandatory Termination Date (8)                                 January 7, 2022

____________

See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                FT 8950

                   At the Opening of Business on the
                Initial Date of Deposit-October 9, 2020

                 Sponsor:   First Trust Portfolios L.P.
                 Trustee:   The Bank of New York Mellon
               Evaluator:   First Trust Advisors L.P.

                                                                   Target
                                                                   Diversified          Target Double Play   Target Focus Four
                                                                   Dividend             Portfolio, 4th       Portfolio, 4th
                                                                   Portfolio, 4th       Quarter 2020         Quarter 2020
                                                                   Quarter 2020 Series  Series               Series
                                                                   ___________________  ___________________  __________________
Initial Number of Units (1)                                             14,957               52,060               38,828
Fractional Undivided Interest in the Trust per Unit (1)               1/14,957             1/52,060             1/38,828
Public Offering Price:
Public Offering Price per Unit (2)                                 $    10.000          $    10.000          $    10.000
   Less Initial Sales Charge per Unit (3)                                (.000)               (.000)               (.000)
                                                                   ___________          ___________          ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)          10.000               10.000               10.000
   Less Deferred Sales Charge per Unit (3)                               (.135)               (.135)               (.135)
                                                                   ___________          ___________          ___________
Redemption Price per Unit (5)                                            9.865                9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                    (.050)               (.050)               (.050)
    Less Organization Costs per Unit (5)                                 (.027)               (.048)               (.045)
                                                                   ___________          ___________          ___________
Net Asset Value per Unit                                           $     9.788          $     9.767          $     9.770
                                                                   ===========          ===========          ===========

Tax Status (6)                                                         RIC                  RIC                  RIC
Distribution Frequency (7)                                           Monthly              Monthly           Semi-Annually
Initial Distribution Date (7)                                   November 25, 2020    November 25, 2020    December 25, 2020
Cash CUSIP Number                                                  30315M 348           30315M 785           30316B 143
Reinvestment CUSIP Number                                          30315M 355           30315M 793           30316B 150
Fee Account Cash CUSIP Number                                      30315M 363           30315M 801           30316B 168
Fee Account Reinvestment CUSIP Number                              30315M 371           30315M 819           30316B 176
Pricing Line Product Code                                              132405               132389               132413
Ticker Symbol                                                          FFQIDX               FEDRRX               FIFXYX

First Settlement Date                                          October 14, 2020
Mandatory Termination Date (8)                                 January 7, 2022

____________

See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                FT 8950

                   At the Opening of Business on the
                Initial Date of Deposit-October 9, 2020

                 Sponsor:   First Trust Portfolios L.P.
                 Trustee:   The Bank of New York Mellon
               Evaluator:   First Trust Advisors L.P.

                                                                   Target Global        Target
                                                                   Dividend Leaders     Growth               Target Triad
                                                                   Portfolio, 4th       Portfolio, 4th       Portfolio, 4th
                                                                   Quarter 2020         Quarter 2020         Quarter 2020
                                                                   Series               Series               Series
                                                                   ________________     _______________      ______________
Initial Number of Units (1)                                             14,131               16,111               26,985
Fractional Undivided Interest in the Trust per Unit (1)               1/14,131             1/16,111             1/26,985
Public Offering Price:
Public Offering Price per Unit (2)                                 $    10.000          $    10.000          $    10.000
   Less Initial Sales Charge per Unit (3)                                (.000)               (.000)               (.000)
                                                                   ___________          ___________          ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)          10.000               10.000               10.000
   Less Deferred Sales Charge per Unit (3)                               (.135)               (.135)               (.135)
                                                                   ___________          ___________          ___________
Redemption Price per Unit (5)                                            9.865                9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                    (.050)               (.050)               (.050)
    Less Organization Costs per Unit (5)                                 (.014)               (.039)               (.040)
                                                                   ___________          ___________          ___________
Net Asset Value per Unit                                           $     9.801          $     9.776          $     9.775
                                                                   ===========          ===========          ===========

Tax Status (6)                                                         RIC                  RIC                  RIC
Distribution Frequency (7)                                           Monthly           Semi-Annually        Semi-Annually
Initial Distribution Date (7)                                   November 25, 2020    December 25, 2020    December 25, 2020
Cash CUSIP Number                                                  30315M 389           30316B 184           30316B 226
Reinvestment CUSIP Number                                          30315M 397           30316B 192           30316B 234
Fee Account Cash CUSIP Number                                      30315M 405           30316B 200           30316B 242
Fee Account Reinvestment CUSIP Number                              30315M 413           30316B 218           30316B 259
Pricing Line Product Code                                              132409               132417               132421
Ticker Symbol                                                          FGJQJX               FHWGVX               FHCYPX

First Settlement Date                                          October 14, 2020
Mandatory Termination Date (8)                                 January 7, 2022

____________

See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                FT 8950

                   At the Opening of Business on the
                Initial Date of Deposit-October 9, 2020

                 Sponsor:   First Trust Portfolios L.P.
                 Trustee:   The Bank of New York Mellon
               Evaluator:   First Trust Advisors L.P.

                                                                                                             Value Line(R)
                                                                                        Target VIP           Target 25
                                                                                        Portfolio, 4th       Portfolio, 4th
                                                                                        Quarter 2020         Quarter 2020
                                                                                        Series               Series
                                                                                        ______________       ______________
Initial Number of Units (1)                                                                 117,924               15,737
Fractional Undivided Interest in the Trust per Unit (1)                                   1/117,924             1/15,737
Public Offering Price:
Public Offering Price per Unit (2)                                                      $    10.000          $    10.000
   Less Initial Sales Charge per Unit (3)                                                     (.000)               (.000)
                                                                                        ___________          ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)                               10.000               10.000
   Less Deferred Sales Charge per Unit (3)                                                    (.135)               (.135)
                                                                                        ___________          ___________
Redemption Price per Unit (5)                                                                 9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                                         (.050)               (.050)
    Less Organization Costs per Unit (5)                                                      (.030)               (.045)
                                                                                        ___________          ___________
Net Asset Value per Unit                                                                $     9.785          $     9.770
                                                                                        ===========          ===========

Tax Status (6)                                                                              RIC             Grantor Trust
Distribution Frequency (7)                                                             Semi-Annually           Monthly
Initial Distribution Date (7)                                                        December 25, 2020    November 25, 2020
Cash CUSIP Number                                                                       30316B 267           30315M 421
Reinvestment CUSIP Number                                                               30316B 275           30315M 439
Fee Account Cash CUSIP Number                                                           30316B 283           30315M 447
Fee Account Reinvestment CUSIP Number                                                   30316B 291           30315M 454
Pricing Line Product Code                                                                   132425               132385
Ticker Symbol                                                                               FDKJLX               FFGRAX

First Settlement Date                                           October 14, 2020
Mandatory Termination Date (8)                                  January 7, 2022

____________

See "Notes to Summary of Essential Information" on page 8.

                   NOTES TO SUMMARY OF ESSENTIAL INFORMATION

(1) As of the Evaluation Time on October 12, 2020, we may adjust the number of
Units of a Trust so that the Public Offering Price per Unit will equal approximately $10.00. If we make such an adjustment, the fractional undivided interest per Unit will vary from the amounts indicated above.

(2) The Public Offering Price shown above reflects the value of the Securities on the business day prior to the Initial Date of Deposit. No investor will purchase Units at this price. The price you pay for your Units will be based on their valuation at the Evaluation Time on the date you purchase your Units.
On the Initial Date of Deposit, the Public Offering Price per Unit will not include any accumulated dividends on the Securities. After this date, a pro rata share of any accumulated dividends on the Securities will be included.

(3) You will pay a maximum sales charge of 1.85% of the Public Offering Price per Unit (equivalent to 1.85% of the net amount invested) which consists of an initial sales charge, a deferred sales charge and a creation and development fee. The sales charges are described in the "Fee Table."

(4) Each listed Security is valued at its last closing sale price on the relevant stock exchange at the Evaluation Time on the business day prior to the Initial Date of Deposit. If a Security is not listed, or if no closing sale price exists, it is generally valued at its closing ask price on such date. See "Public Offering-The Value of the Securities." The value of foreign
Securities trading in non-U.S. currencies is determined by converting the value of such Securities to their U.S. dollar equivalent based on the currency exchange rate for the currency in which a Security is generally denominated at the Evaluation Time on the business day prior to the Initial Date of Deposit.
Evaluations for purposes of determining the purchase, sale or redemption price of Units are made as of the close of trading on the New York Stock Exchange
("NYSE") (generally 4:00 p.m. Eastern time) on each day on which it is open
(the "Evaluation Time").

(5) The creation and development fee and estimated organization costs per Unit will be deducted from the assets of a Trust at the end of the initial offering period. If Units are redeemed prior to the close of the initial offering period, these fees will not be deducted from the redemption proceeds. See
"Redeeming Your Units."

(6) See "Tax Status."

(7) For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month.
However, the Trustee will not distribute money if the aggregate amount in the
Income and Capital Accounts, exclusive of sale proceeds, equals less than 0.1%
of the net asset value of a Trust. Undistributed money in the Income and
Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. Sale proceeds will be distributed if the amount available for distribution equals at least $1.00 per 100 Units.  For
Trusts that intend to qualify as regulated investment companies ("RICs") and that make monthly distributions, the Trustee will distribute money from the
Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. However, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least
$1.00 per 100 Units. In any case, the Trustee will distribute any funds in the
Capital Account in December of each year and as part of the final liquidation distribution. See "Income and Capital Distributions."

(8) See "Amending or Terminating the Indenture."

                         Fee Table (Unaudited)

This Fee Table describes the fees and expenses that you may, directly or indirectly, pay if you buy and hold Units of a Trust. See "Public
Offering" and "Expenses and Charges." Although the Trusts have a term of approximately 15 months and are unit investment trusts rather than mutual funds, this information allows you to compare fees.

                                                                                      The Dow(R)                 The Dow(R)
                                                                                 Target 5 Portfolio       Target Dividend Portfolio
                                                                               4th Quarter 2020 Series     4th Quarter 2020 Series
                                                                               _______________________    _________________________
                                                                                              Amount                      Amount
                                                                                              per Unit                    per Unit
                                                                                              ________                    ________
Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                          0.00%(a)     $.000          0.00%(a)     $.000
   Deferred sales charge                                                         1.35%(b)     $.135          1.35%(b)     $.135
   Creation and development fee                                                  0.50%(c)     $.050          0.50%(c)     $.050

   Maximum sales charge (including creation and development fee)                 1.85%        $.185          1.85%        $.185
                                                                                 _____        _____          _____        _____
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                  .400%(d)     $.0400         .330%(d)     $.0330
                                                                                 =====        ======         =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees        .059%        $.0060         .059%        $.0060
   Trustee's fee and other operating expenses                                    .113%(f)     $.0114         .113%(f)     $.0114
                                                                                 _____        ______         _____        ______
   Total                                                                         .172%        $.0174         .172%        $.0174
                                                                                 =====        ======         =====        ======

                                                                                S&P Dividend Aristocrats           S&P Target 24
                                                                                   Target 25 Portfolio               Portfolio
                                                                                 4th Quarter 2020 Series      4th Quarter 2020 Series
                                                                                _________________________     _______________________
                                                                                               Amount                     Amount
                                                                                               per Unit                   per Unit
                                                                                               ________                   ________
Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                            0.00%(a)     $.000           0.00%(a)     $.000
   Deferred sales charge                                                           1.35%(b)     $.135           1.35%(b)     $.135
   Creation and development fee                                                    0.50%(c)     $.050           0.50%(c)     $.050
                                                                                   _____        _____           _____        _____
   Maximum sales charge (including creation and development fee)                   1.85%        $.185           1.85%        $.185
                                                                                   =====        =====           =====        =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                    .320%(d)     $.0320          .340%(d)     $.0340
                                                                                   =====        ======          =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees          .059%        $.0060          .059%        $.0060
   Trustee's fee and other operating expenses                                      .126%(f)     $.0127          .113%(f)     $.0114
                                                                                   _____        ______          _____        ______
   Total                                                                           .185%        $.0187          .172%        $.0174
                                                                                   =====        ======          =====        ======

                                                             S&P Target SMid 60        Target Diversified          Target Double Play
                                                                  Portfolio            Dividend Portfolio               Portfolio
                                                           4th Quarter 2020 Series   4th Quarter 2020 Series     4th Quarter 2020 Series
                                                           _______________________   _______________________     _______________________
                                                                       Amount                    Amount                        Amount
                                                                       per Unit                  per Unit                      per Unit
                                                                       ________                  ________                      ________
Unit Holder Sales Fees (as a percentage of
   public offering price)

Maximum Sales Charge
   Initial sales charge                                    0.00%(a)     $.000        0.00%(a)     $.000            0.00%(a)     $.000
   Deferred sales charge                                   1.35%(b)     $.135        1.35%(b)     $.135            1.35%(b)     $.135
   Creation and development fee                            0.50%(c)     $.050        0.50%(c)     $.050            0.50%(c)     $.050
                                                           _____        _____        _____        _____            _____        _____
   Maximum sales charge (including creation
      and development fee)                                 1.85%        $.185        1.85%        $.185            1.85%        $.185
                                                           =====        =====        =====        =====            =====        =====
Organization Costs (as a percentage of public
   offering price)
   Estimated organization costs                            .450%(d)     $.0450       .270%(d)     $.0270           .480%(d)     $.0480
                                                           =====        ======       =====        ======           =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative
      and evaluation fees                                  .059%        $.0060       .059%        $.0060           .059%        $.0060
   Trustee's fee and other operating expenses              .126%(f)     $.0127       .126%(f)     $.0127           .126%(f)     $.0127
                                                           _____        ______       _____        ______           _____        ______
   Total                                                   .185%        $.0187       .185%        $.0187           .185%        $.0187
                                                           =====        ======       =====        ======           =====        ======

                                                           Target Focus Four      Target Global Dividend              Target Growth
                                                               Portfolio             Leaders Portfolio                  Portfolio
                                                        4th Quarter 2020 Series   4th Quarter 2020 Series        4th Quarter 2020 Series
                                                        _______________________   _______________________        _______________________
                                                                      Amount                    Amount                       Amount
                                                                      per Unit                  per Unit                     per Unit
                                                                      ________                  ________                     ________
Unit Holder Sales Fees (as a percentage of
   public offering price)

Maximum Sales Charge
   Initial sales charge                                   0.00%(a)     $.000        0.00%(a)     $.000           0.00%(a)     $.000
   Deferred sales charge                                  1.35%(b)     $.135        1.35%(b)     $.135           1.35%(b)     $.135
   Creation and development fee                           0.50%(c)     $.050        0.50%(c)     $.050           0.50%(c)     $.050
                                                          _____        _____        _____        _____           _____        _____
   Maximum sales charge (including creation
     and development fee)                                 1.85%        $.185        1.85%        $.185           1.85%        $.185
                                                          =====        =====        =====        =====           =====        =====
Organization Costs (as a percentage of public
   offering price)
   Estimated organization costs                           .450%(d)     $.0450       .140%(d)     $.0140          .390%(d)     $.0390
                                                          =====        ======       =====        ======          =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative
      and evaluation fees                                 .059%        $.0060       .059%        $.0060          .059%        $.0060
   Trustee's fee and other operating expenses             .126%(f)     $.0127       .126%(f)     $.0127          .126%(f)     $.0127
                                                          _____        ______       _____        ______          _____        ______
   Total                                                  .185%        $.0187       .185%        $.0187          .185%        $.0187
                                                          =====        ======       =====        ======          =====        ======

                                                                Target Triad               Target VIP                   Value Line(R)
                                                                  Portfolio                 Portfolio                 Target 25 Portfolio
                                                           4th Quarter 2020 Series   4th Quarter 2020 Series        4th Quarter 2020 Series
                                                           _______________________   _______________________        _______________________
                                                                       Amount                    Amount                         Amount
                                                                       per Unit                  per Unit                       per Unit
                                                                       ________                  ________                       ________
Unit Holder Sales Fees (as a percentage of
   public offering price)

Maximum Sales Charge
   Initial sales charge                                    0.00%(a)     $.000        0.00%(a)     $.000            0.00%(a)     $.000
   Deferred sales charge                                   1.35%(b)     $.135        1.35%(b)     $.135            1.35%(b)     $.135
   Creation and development fee                            0.50%(c)     $.050        0.50%(c)     $.050            0.50%(c)     $.050
                                                           _____        _____        _____        _____            _____        _____
   Maximum sales charge (including creation
      and development fee)                                 1.85%        $.185        1.85%        $.185            1.85%        $.185
                                                           =====        =====        =====        =====            =====        =====
Organization Costs (as a percentage of public
   offering price)
   Estimated organization costs                            .400%(d)     $.0400       .300%(d)     $.0300           .450%(d)     $.0450
                                                           =====        ======       =====        ======           =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative
      and evaluation fees                                  .059%        $.0060       .059%        $.0060           .059%        $.0060
   Trustee's fee and other operating expenses              .126%(f)     $.0127       .186%(f)     $.0188           .113%(f)     $.0114
                                                           _____        ______       _____        ______           _____        ______
   Total                                                   .185%        $.0187       .245%        $.0248           .172%        $.0174
                                                           =====        ======       =====        ======           =====        ======

                                Example

This example is intended to help you compare the cost of investing in a
Trust with the cost of investing in other investment products. The example assumes that you invest $10,000 in a Trust and the principal amount and distributions are rolled every 15 months into a New Trust.
The example also assumes a 5% return on your investment each year and that your Trust's, and each New Trust's, sales charges and expenses stay the same. The example does not take into consideration transaction fees which may be charged by certain broker/dealers for processing redemption requests. Although your actual costs may vary, based on these assumptions your costs, assuming you roll your proceeds from one trust to the next for the periods shown, would be:

                                                                               1 Year     3 Years   5 Years    10 Years
                                                                               ______     _______   _______    ________
The Dow(R) Target 5 Portfolio, 4th Quarter 2020 Series                         $242        $746      $1,027     $2,219
The Dow(R) Target Dividend Portfolio, 4th Quarter 2020 Series                   235         725         999      2,161
S&P Dividend Aristocrats Target 25 Portfolio, 4th Quarter 2020 Series           236         726       1,002      2,167
S&P Target 24 Portfolio, 4th Quarter 2020 Series                                236         728       1,003      2,170
S&P Target SMid 60 Portfolio, 4th Quarter 2020 Series                           249         765       1,054      2,273
Target Diversified Dividend Portfolio, 4th Quarter 2020 Series                  231         711         982      2,126
Target Double Play Portfolio, 4th Quarter 2020 Series                           252         774       1,066      2,298
Target Focus Four Portfolio, 4th Quarter 2020 Series                            249         765       1,054      2,273
Target Global Dividend Leaders Portfolio, 4th Quarter 2020 Series               218         672         929      2,018
Target Growth Portfolio, 4th Quarter 2020 Series                                243         747       1,030      2,224
Target Triad Portfolio, 4th Quarter 2020 Series                                 244         750       1,034      2,232
Target VIP Portfolio, 4th Quarter 2020 Series                                   240         738       1,025      2,214
Value Line(R) Target 25 Portfolio, 4th Quarter 2020 Series                      247         761       1,047      2,260

If you elect not to roll your proceeds from one trust to the next, your costs will be limited by the number of years your proceeds are invested, as set forth above.

_____________

(a) The combination of the initial and deferred sales charge comprises what we refer to as the "transactional sales charge." The initial sales charge is actually equal to the difference between the maximum sales charge of 1.85% and the sum of any remaining deferred sales charge and creation and development fee. When the Public Offering Price per Unit equals $10, there is no initial sales charge. If the price you pay for your Units exceeds $10 per Unit, you will pay an initial sales charge.

(b) The deferred sales charge is a fixed dollar amount equal to $.135 per Unit which, as a percentage of the Public Offering Price, will vary over time. The deferred sales charge will be deducted in three monthly installments commencing January 20, 2021.

(c) The creation and development fee compensates the Sponsor for creating and developing the Trusts. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period, which is expected to be approximately three months from the
Initial Date of Deposit. If the price you pay for your Units exceeds $10 per Unit, the creation and development fee will be less than 0.50%; if the price you pay for your Units is less than $10 per Unit, the creation and development fee will exceed 0.50%. If you purchase Units after the initial offering period, you will not be assessed the creation and development fee.

(d) Estimated organization costs, which for certain Trusts include a one-time license fee, will be deducted from the assets of each Trust at the end of the initial offering period. Estimated organization costs are assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(e) Each of the fees listed herein is assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(f) Other operating expenses do not include brokerage costs and other portfolio transaction fees for any of the Trusts. In certain circumstances the Trusts may incur additional expenses not set forth above. See "Expenses and Charges."

                         Report of Independent
                   Registered Public Accounting Firm

To the Unit Holders and the Sponsor, First Trust Portfolios L.P., of FT 8950

Opinion on the Statements of Net Assets

We have audited the accompanying statements of net assets of FT 8950, comprising Dow(R) Target 5 4Q '20 - Term 1/7/2022 (The Dow(R) Target 5
Portfolio, 4th Quarter 2020 Series); Dow(R) Target Dvd. 4Q '20 - Term 1/7/22
(The Dow(R) Target Dividend Portfolio, 4th Quarter 2020 Series); S&P Dvd.
Aristocrats Target 25 4Q '20 - Term 1/7/22 (S&P Dividend Aristocrats Target 25
Portfolio, 4th Quarter 2020 Series); S&P Target 24 4Q '20 - Term 1/7/22 (S&P
Target 24 Portfolio, 4th Quarter 2020 Series); S&P Target SMid 60 4Q '20 -
Term 1/7/22 (S&P Target SMid 60 Portfolio, 4th Quarter 2020 Series); Target
Divsd. Dvd. 4Q '20 - Term 1/7/22 (Target Diversified Dividend Portfolio, 4th
Quarter 2020 Series); Target Dbl. Play 4Q '20 - Term 1/7/22 (Target Double
Play Portfolio, 4th Quarter 2020 Series); Target Focus 4 4Q '20 - Term 1/7/22
(Target Focus Four Portfolio, 4th Quarter 2020 Series); Target Global Dvd.
Leaders 4Q '20 - Term 1/7/22 (Target Global Dividend Leaders Portfolio, 4th
Quarter 2020 Series); Target Growth 4Q '20 - Term 1/7/22 (Target Growth
Portfolio, 4th Quarter 2020 Series); Target Triad 4Q '20 - Term 1/7/22 (Target
Triad Portfolio, 4th Quarter 2020 Series); Target VIP 4Q '20 - Term 1/7/22
(Target VIP Portfolio, 4th Quarter 2020 Series); and Value Line(R) Target 25
4Q '20 - Term 1/7/22 (Value Line(R) Target 25 Portfolio, 4th Quarter 2020
Series) (collectively, the "Trusts"), one of the series constituting the FT
Series, including the schedules of investments, as of the opening of business on October 9, 2020 (Initial Date of Deposit), and the related notes. In our opinion, the statements of net assets present fairly, in all material respects, the financial position of each of the Trusts constituting FT 8950 as of the opening of business on October 9, 2020 (Initial Date of Deposit), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These statements of net assets are the responsibility of the Trusts' Sponsor.
Our responsibility is to express an opinion on the Trusts' statements of net assets based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are
required to be independent with respect to the Trusts in accordance with the
U.S. federal securities laws and the applicable rules and regulations of the
Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of net assets are free of material misstatement, whether due to error or fraud. The Trusts are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Trusts' internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the statements of net assets, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the statements of net assets. Our audits also included evaluating the accounting principles used and significant estimates made by the Trusts' Sponsor, as well as evaluating the overall presentation of the statements of net assets. Our procedures included confirmation of the irrevocable letter of credit held by The Bank of New York Mellon, the Trustee, and allocated among the Trusts for the purchase of securities, as shown in the statements of net assets, as of the opening of business on October 9, 2020, by correspondence with the Trustee. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
October 9, 2020

We have served as the auditor of one or more investment companies sponsored by
First Trust Portfolios L.P. since 2001.

                            Statements of Net Assets

                                    FT 8950

                       At the Opening of Business on the
                    Initial Date of Deposit-October 9, 2020

                                                                                          The Dow(R)           The Dow(R) Target
                                                                                          Target 5 Portfolio   Dividend Portfolio
                                                                                          4th Quarter          4th Quarter
                                                                                          2020 Series          2020 Series
                                                                                          __________________   ___________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                                          $171,079             $178,730
Less liability for reimbursement to Sponsors
   for organization costs (3)                                                                 (684)                (590)
Less liability for deferred sales charge (4)                                                (2,310)              (2,413)
Less liability for creation and development fee (5)                                           (855)                (894)
                                                                                          ________             ________
Net assets                                                                                $167,230             $174,833
                                                                                          ========             ========
Units outstanding                                                                           17,108               17,873
Net asset value per Unit (6)                                                              $  9.775             $  9.782

ANALYSIS OF NET ASSETS
Cost to investors (7)
                                                                                          $171,079             $178,730
Less maximum sales charge (7)                                                               (3,165)              (3,307)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                                 (684)                (590)
                                                                                          ________             ________
Net assets                                                                                $167,230             $174,833
                                                                                          ========             ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 8950

                       At the Opening of Business on the
                    Initial Date of Deposit-October 9, 2020

                                                                      S&P Dividend            S&P           S&P
                                                                      Aristocrats Target 25   Target 24     Target SMid 60
                                                                      Portfolio               Portfolio     Portfolio
                                                                      4th Quarter             4th Quarter   4th Quarter
                                                                      2020 Series             2020 Series   2020 Series
                                                                      _____________________   ___________   ______________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                      $179,744                $240,007      $168,796
Less liability for reimbursement to Sponsor
   for organization costs (3)                                             (575)                   (816)         (760)
Less liability for deferred sales charge (4)                            (2,426)                 (3,240)       (2,279)
Less liability for creation and development fee (5)                       (899)                 (1,200)         (844)
                                                                      ________                ________      ________
Net assets                                                            $175,844                $234,751      $164,913
                                                                      ========                ========      ========
Units outstanding                                                       17,974                  24,001        16,880
Net asset value per Unit (6)                                          $  9.783                $  9.781      $  9.770

ANALYSIS OF NET ASSETS
Cost to investors (7)
                                                                      $179,744                $240,007      $168,796
Less maximum sales charge (7)                                           (3,325)                 (4,440)       (3,123)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                             (575)                   (816)         (760)
                                                                      ________                ________      ________
Net assets                                                            $175,844                $234,751      $164,913
                                                                      ========                ========      ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 8950

                       At the Opening of Business on the
                    Initial Date of Deposit-October 9, 2020

                                                                                           Target
                                                                      Target Diversified   Double Play   Target Focus Four
                                                                      Dividend Portfolio   Portfolio     Portfolio
                                                                      4th Quarter          4th Quarter   4th Quarter
                                                                      2020 Series          2020 Series   2020 Series
                                                                      __________________   ___________   _________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                      $149,567             $520,600      $388,278
Less liability for reimbursement to Sponsor
   for organization costs (3)                                             (404)              (2,499)       (1,747)
Less liability for deferred sales charge (4)                            (2,019)              (7,028)       (5,242)
Less liability for creation and development fee (5)                       (748)              (2,603)       (1,941)
                                                                      ________             ________      ________
Net assets                                                            $146,396             $508,470      $379,348
                                                                      ========             ========      ========
Units outstanding                                                       14,957               52,060        38,828
Net asset value per Unit (6)                                          $  9.788             $  9.767      $  9.770

ANALYSIS OF NET ASSETS
Cost to investors (7)
                                                                      $149,567             $520,600      $388,278
Less maximum sales charge (7)                                           (2,767)              (9,631)       (7,183)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                             (404)              (2,499)       (1,747)
                                                                      ________             ________      ________
Net assets                                                            $146,396             $508,470      $379,348
                                                                      ========             ========      ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 8950

                       At the Opening of Business on the
                    Initial Date of Deposit-October 9, 2020

                                                                      Target Global
                                                                      Dividend Leaders   Target             Target Triad
                                                                      Portfolio          Growth Portfolio   Portfolio
                                                                      4th Quarter        4th Quarter        4th Quarter
                                                                      2020 Series        2020 Series        2020 Series
                                                                      ________________   ________________   ____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                      $141,311           $161,108           $269,845
Less liability for reimbursement to Sponsor
   for organization costs (3)                                             (198)              (628)            (1,079)
Less liability for deferred sales charge (4)                            (1,908)            (2,175)            (3,643)
Less liability for creation and development fee (5)                       (707)              (806)            (1,349)
                                                                      ________           ________           ________
Net assets                                                            $138,498           $157,499           $263,774
                                                                      ========           ========           ========
Units outstanding                                                       14,131             16,111             26,985
Net asset value per Unit (6)                                          $  9.801           $  9.776              9.775

ANALYSIS OF NET ASSETS
Cost to investors (7)
                                                                      $141,311           $161,108           $269,845
Less maximum sales charge (7)                                           (2,615)            (2,981)            (4,992)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                             (198)              (628)            (1,079)
                                                                      ________           ________           ________
Net assets                                                            $138,498           $157,499           $263,774
                                                                      ========           ========           ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 8950

                       At the Opening of Business on the
                    Initial Date of Deposit-October 9, 2020

                                                                                                        Value Line(R)
                                                                                          Target VIP    Target 25
                                                                                          Portfolio     Portfolio
                                                                                          4th Quarter   4th Quarter
                                                                                          2020 Series   2020 Series
                                                                                          ___________   _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                                          $1,179,242    $157,373
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                                 (3,538)       (708)
Less liability for deferred sales charge (4)                                                 (15,920)     (2,124)
Less liability for creation and development fee (5)                                           (5,896)       (787)
                                                                                          __________    ________
Net assets                                                                                $1,153,888    $153,754
                                                                                          ==========    ========
Units outstanding                                                                            117,924      15,737
Net asset value per Unit (6)                                                              $    9.785    $  9.770

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                                     $1,179,242    $157,373
Less maximum sales charge (7)                                                                (21,816)     (2,911)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                                 (3,538)       (708)
                                                                                          __________    ________
Net assets                                                                                $1,153,888    $153,754
                                                                                          ==========    ========

__________

See "Notes to Statements of Net Assets" on page 19.

                       NOTES TO STATEMENTS OF NET ASSETS

Each Trust is registered as a unit investment trust under the Investment Company
Act of 1940. The Sponsor is responsible for the preparation of financial statements in accordance with accounting principles generally accepted in the
United States which require the Sponsor to make estimates and assumptions that affect amounts reported herein. Actual results could differ from those estimates. The Trusts are structured as either regulated investment companies
("RICs") or grantor trusts ("grantors"). Those structured as RICs intend to comply in their initial fiscal year and thereafter with provisions of the
Internal Revenue Code applicable to RICs and as such, will not be subject to federal income taxes on otherwise taxable income (including net realized capital gains) distributed to Unit holders. The Trusts structured as grantors intend to comply in their initial fiscal year as a grantor under federal tax laws. In grantors, investors are deemed for federal tax purposes, to own the underlying assets of the Trust directly and as such, all taxability issues are taken into account at the Unit holder level. Income passes through to Unit holders as realized by the Trust.

(1) Each Trust invests in a diversified portfolio of common stocks. Aggregate cost of the Securities listed under "Schedule of Investments" for each Trust is based on their aggregate underlying value. Each Trust has a Mandatory
Termination Date of January 7, 2022.

(2) An irrevocable letter of credit for approximately $5,650,000, issued by The
Bank of New York Mellon (approximately $200,000 has been allocated to each of
The Dow(R) Target 5 Portfolio, 4th Quarter 2020 Series; The Dow(R) Target
Dividend Portfolio, 4th Quarter 2020 Series; S&P Dividend Aristocrats Target 25
Portfolio, 4th Quarter 2020 Series; S&P Target SMid 60 Portfolio, 4th Quarter
2020 Series; Target Diversified Dividend Portfolio, 4th Quarter 2020 Series;
Target Global Dividend Leaders Portfolio, 4th Quarter 2020 Series and Target
Growth Portfolio, 4th Quarter 2020 Series; approximately $300,000 has been allocated to each of S&P Target 24 Portfolio, 4th Quarter 2020 Series and Value
Line(R) Target 25 Portfolio, 4th Quarter 2020 Series; approximately $350,000 has been allocated to Target Triad Portfolio, 4th Quarter 2020 Series;
approximately $650,000 has been allocated to Target Double Play Portfolio, 4th
Quarter 2020 Series; approximately $900,000 has been allocated to Target Focus
Four Portfolio, 4th Quarter 2020 Series; and approximately $1,750,000 has been allocated to Target VIP Portfolio, 4th Quarter 2020 Series), has been deposited with the Trustee as collateral, covering the monies necessary for the purchase of the Securities according to their purchase contracts.

(3) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing the
Trusts. The estimated organization costs range from $.0140 to $.0480 per Unit for the Trusts. A payment will be made at the end of the initial offering period to an account maintained by the Trustee from which the obligation of the investors to the Sponsor will be satisfied. To the extent that actual organization costs of a Trust are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of such Trust.

(4) Represents the amount of mandatory deferred sales charge distributions of
$.135 per Unit, payable to the Sponsor in three equal monthly installments beginning on January 20, 2021 and on the twentieth day of each month thereafter
(or if such date is not a business day, on the preceding business day) through
March 19, 2021. If Unit holders redeem Units before March 19, 2021 they will have to pay the remaining amount of the deferred sales charge applicable to such
Units when they redeem them.

(5) The creation and development fee ($.050 per Unit for each Trust) is payable by a Trust on behalf of Unit holders out of assets of a Trust at the end of a
Trust's initial offering period. If Units are redeemed prior to the close of the initial offering period, the fee will not be deducted from the proceeds.

(6) Net asset value per Unit is calculated by dividing a Trust's net assets by the number of Units outstanding. This figure includes organization costs and the creation and development fee, which will only be assessed to Units outstanding at the close of the initial offering period.

(7) The aggregate cost to investors in a Trust includes a maximum sales charge
(comprised of an initial and a deferred sales charge and the creation and development fee) computed at the rate of 1.85% of the Public Offering Price
(equivalent to 1.85% of the net amount invested, exclusive of the deferred sales charge and the creation and development fee), assuming no reduction of the maximum sales charge as set forth under "Public Offering."

                            Schedule of Investments

             The Dow(R) Target 5 Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                     Percentage
                                                                     of Aggregate   Number   Market      Cost of
Ticker Symbol and                                                    Offering       of       Value per   Securities to
Name of Issuer of Securities (1)                                     Price          Shares   Share       the Trust (2)
________________________________                                     ____________   ______   _________   _____________
COMMON STOCKS (100%):
Communication Services (20%):
VZ        Verizon Communications Inc.                                 20%           578      $ 59.19     $ 34,212
Consumer Staples (40%):
KO        The Coca-Cola Company                                       20%           678        50.46       34,212
WBA       Walgreens Boots Alliance, Inc.                              20%           923        37.07       34,216
Information Technology (20%):
CSCO      Cisco Systems, Inc.                                         20%           860        39.79       34,219
Materials (20%):
DOW       Dow Inc.                                                    20%           693        49.38       34,220
                                                                     ____                                ________
               Total Investments                                     100%                                $171,079
                                                                     ====                                ========
______________

See "Notes to Schedules of Investments" on page 44.

                            Schedule of Investments

         The Dow(R) Target Dividend Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                     Percentage
                                                                     of Aggregate   Number   Market      Cost of
Ticker Symbol and                                                    Offering       of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                  Price          Shares   Share       the Trust (2)
________________________________                                     ____________   ______   _________   _____________
COMMON STOCKS (100%):
Communication Services (5%):
LUMN      CenturyLink, Inc.                                            5%             882    $ 10.13     $  8,935
Consumer Discretionary (5%):
NWL       Newell Brands Inc.                                           5%             494      18.10        8,941
Financials (60%):
CFG       Citizens Financial Group, Inc.                               5%             313      28.56        8,939
FNB       F.N.B. Corporation                                           5%           1,173       7.62        8,938
FHI       Federated Hermes, Inc. (Class B)                             5%             363      24.61        8,933
IVZ       Invesco Ltd. +                                               5%             690      12.95        8,936
MET       MetLife, Inc.                                                5%             224      39.85        8,926
NYCB      New York Community Bancorp, Inc.                             5%           1,027       8.70        8,935
PBCT      People's United Financial, Inc.                              5%             810      11.03        8,934
PFG       Principal Financial Group, Inc.                              5%             206      43.45        8,951
PRU       Prudential Financial, Inc.                                   5%             131      68.27        8,943
UBSI      United Bankshares, Inc.                                      5%             360      24.81        8,932
UNM       Unum Group                                                   5%             470      19.00        8,930
VLY       Valley National Bancorp                                      5%           1,161       7.70        8,940
Materials (5%):
WRK       WestRock Company                                             5%             237      37.77        8,951
Utilities (25%):
EIX       Edison International                                         5%             159      56.10        8,920
EXC       Exelon Corporation                                           5%             227      39.32        8,926
NJR       New Jersey Resources Corporation                             5%             307      29.14        8,946
PNW       Pinnacle West Capital Corporation                            5%             107      83.54        8,939
PEG       Public Service Enterprise Group Incorporated                 5%             153      58.40        8,935
                                                                     ____                                ________
               Total Investments                                     100%                                $178,730
                                                                     ====                                ========
______________

See "Notes to Schedules of Investments" on page 44.

                            Schedule of Investments

       S&P Dividend Aristocrats Target 25 Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                     Percentage
                                                                     of Aggregate   Number   Market      Cost of
Ticker Symbol and                                                    Offering       of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                  Price          Shares   Share       the Trust (2)
___________________________________                                  ____________   ______   _________   _____________
COMMON STOCKS (100%):
Consumer Discretionary (4%):
TGT       Target Corporation                                           4%            44      $ 161.86    $  7,122
Consumer Staples (20%):
ADM       Archer-Daniels-Midland Company                               4%           147         48.85       7,181
HRL       Hormel Foods Corporation                                     4%           146         49.10       7,169
KMB       Kimberly-Clark Corporation                                   4%            48        150.31       7,215
PG        The Procter & Gamble Company                                 4%            51        141.65       7,224
WMT       Walmart, Inc.                                                4%            51        141.36       7,209
Energy (8%):
CVX       Chevron Corporation                                          4%            96         75.22       7,221
XOM       Exxon Mobil Corporation                                      4%           204         35.26       7,193
Financials (20%):
AFL       Aflac Incorporated                                           4%           188         38.24       7,189
CINF      Cincinnati Financial Corporation                             4%            89         80.64       7,177
BEN       Franklin Resources, Inc.                                     4%           322         22.32       7,187
PBCT      People's United Financial, Inc.                              4%           652         11.03       7,192
TROW      T. Rowe Price Group, Inc.                                    4%            51        140.83       7,182
Health Care (4%):
JNJ       Johnson & Johnson                                            4%            48        148.89       7,147
Industrials (28%):
MMM       3M Company                                                   4%            43        167.71       7,212
AOS       A.O. Smith Corporation                                       4%           127         56.75       7,207
CAT       Caterpillar Inc.                                             4%            46        156.66       7,206
EMR       Emerson Electric Co.                                         4%           104         69.28       7,205
EXPD      Expeditors International of Washington, Inc.                 4%            78         91.66       7,149
GD        General Dynamics Corporation                                 4%            50        145.04       7,252
PNR       Pentair Plc +                                                4%           147         48.83       7,178
Information Technology (4%):
ADP       Automatic Data Processing, Inc.                              4%            49        147.01       7,204
Materials (8%):
APD       Air Products and Chemicals, Inc.                             4%            24        299.66       7,192
NUE       Nucor Corporation                                            4%           145         49.44       7,169
Utilities (4%):
ATO       Atmos Energy Corporation                                     4%            74         96.79       7,162
                                                                     ____                                ________
               Total Investments                                     100%                                $179,744
                                                                     ====                                ========
______________

See "Notes to Schedules of Investments" on page 44.

                            Schedule of Investments

                S&P Target 24 Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                     Percentage
                                                                     of Aggregate   Number   Market      Cost of
Ticker Symbol and                                                    Offering       of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                  Price          Shares   Share       the Trust (2)
___________________________________                                  ____________   ______   _________   _____________
COMMON STOCKS (100.00%):
Communication Services (12.13%):
GOOG      Alphabet Inc. (Class C) *                                    6.81%         11      $ 1,485.93  $ 16,345
EA        Electronic Arts Inc. *                                       0.26%          5          125.99       630
FB        Facebook, Inc. (Class A) *                                   5.06%         46          263.76    12,133
Consumer Discretionary (13.13%):
DG        Dollar General Corporation                                   3.56%         39          218.88     8,536
DPZ       Domino's Pizza, Inc.                                         1.17%          7          401.01     2,807
LOW       Lowe's Companies, Inc.                                       8.40%        118          170.87    20,163
Consumer Staples (8.30%):
CLX       The Clorox Company                                           1.86%         21          212.86     4,470
KMB       Kimberly-Clark Corporation                                   3.57%         57          150.31     8,568
MNST      Monster Beverage Corporation *                               2.87%         87           79.17     6,888
Financials (10.66%):
AMP       Ameriprise Financial, Inc.                                   1.55%         22          169.31     3,725
SPGI      S&P Global Inc.                                              6.70%         45          357.20    16,074
TROW      T. Rowe Price Group, Inc.                                    2.41%         41          140.83     5,774
Health Care (14.38%):
IDXX      IDEXX Laboratories, Inc. *                                   3.93%         24          393.51     9,444
MTD       Mettler-Toledo International Inc. +*                         2.95%          7        1,012.08     7,085
REGN      Regeneron Pharmaceuticals, Inc. *                            7.50%         30          599.88    17,996
Industrials (8.94%):
EXPD      Expeditors International of Washington, Inc.                 2.60%         68           91.66     6,233
MAS       Masco Corporation                                            2.48%        104           57.34     5,963
ODFL      Old Dominion Freight Line, Inc.                              3.86%         47          197.11     9,264
Information Technology (29.38%):
AAPL      Apple Inc.                                                  24.96%        521          114.97    59,899
CTXS      Citrix Systems, Inc.                                         2.43%         43          135.51     5,827
TER       Teradyne, Inc.                                               1.99%         58           82.48     4,784
Utilities (3.08%):
PPL       PPL Corporation                                              0.75%         62           29.11     1,805
WEC       WEC Energy Group, Inc.                                       1.03%         25           99.03     2,476
XEL       Xcel Energy Inc.                                             1.30%         43           72.51     3,118
                                                                     _______                             ________
               Total Investments                                     100.00%                             $240,007
                                                                     =======                             ========
______________

See "Notes to Schedules of Investments" on page 44.

                            Schedule of Investments

             S&P Target SMid 60 Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                     Percentage
                                                                     of Aggregate   Number   Market      Cost of
Ticker Symbol and                                                    Offering       of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                  Price          Shares   Share       the Trust (2)
___________________________________                                  ____________   ______   _________   _____________
COMMON STOCKS (100.00%):
Communication Services (2.22%):
TDS       Telephone and Data Systems, Inc.                             2.22%        198      $ 18.93     $  3,748
Consumer Discretionary (7.77%):
DAN       Dana Inc.                                                    2.23%        250        15.03        3,758
GIII      G-III Apparel Group, Ltd. *                                  1.11%        123        15.28        1,879
GHC       Graham Holdings Company                                      2.21%          9       414.57        3,731
TPH       TRI Pointe Group, Inc. *                                     2.22%        200        18.74        3,748
Consumer Staples (2.21%):
ANDE      The Andersons, Inc.                                          1.11%         95        19.75        1,876
SENEA     Seneca Foods Corporation *                                   1.10%         47        39.58        1,860
Energy (7.78%):
BCEI      Bonanza Creek Energy, Inc. *                                 1.11%         91        20.65        1,879
VTOL      Bristow Group Inc. *                                         1.11%         78        24.01        1,873
LPG       Dorian LPG Ltd. +*                                           1.11%        214         8.76        1,875
RRC       Range Resources Corporation                                  1.11%        232         8.09        1,877
CKH       SEACOR Holdings Inc. *                                       1.11%         60        31.32        1,879
INT       World Fuel Services Corporation                              2.23%        161        23.36        3,761
Financials (50.00%):
AEL       American Equity Investment Life Holding Company              1.12%         61        30.96        1,889
ABCB      Ameris Bancorp                                               1.11%         71        26.43        1,877
ASB       Associated Banc-Corp                                         2.22%        262        14.30        3,747
AGO       Assured Guaranty Ltd. +                                      1.11%         66        28.49        1,880
BKU       BankUnited, Inc.                                             1.12%         76        24.77        1,883
BHF       Brighthouse Financial, Inc. *                                2.22%        121        31.00        3,751
CNO       CNO Financial Group, Inc.                                    2.22%        208        18.03        3,750
CUBI      Customers Bancorp, Inc. *                                    1.11%        144        13.01        1,873
EWBC      East West Bancorp, Inc.                                      2.22%        100        37.47        3,747
FNB       F.N.B. Corporation                                           2.22%        492         7.62        3,749
FAF       First American Financial Corporation                         2.23%         72        52.27        3,763
FCF       First Commonwealth Financial Corporation                     1.11%        214         8.77        1,877
FFBC      First Financial Bancorp.                                     1.12%        136        13.84        1,882
FULT      Fulton Financial Corporation                                 2.22%        357        10.50        3,749
IBTX      Independent Bank Group, Inc.                                 1.12%         39        48.34        1,885
CASH      Meta Financial Group, Inc.                                   1.11%         83        22.51        1,868
NAVI      Navient Corporation                                          2.22%        397         9.44        3,748
ONB       Old National Bancorp                                         1.11%        135        13.90        1,877
RGA       Reinsurance Group of America, Incorporated                   2.23%         36       104.45        3,760
RNST      Renasant Corporation                                         1.11%         69        27.17        1,875

                       Schedule of Investments (cont'd.)

             S&P Target SMid 60 Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                     Percentage
                                                                     of Aggregate   Number   Market      Cost of
Ticker Symbol and                                                    Offering       of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                  Price          Shares   Share       the Trust (2)
___________________________________                                  ____________   ______   _________   _____________
Financials (cont'd.):
SFNC     Simmons First National Corporation                            1.11%        107      $ 17.49     $  1,871
STL      Sterling Bancorp                                              2.22%        304        12.35        3,754
SF       Stifel Financial Corp.                                        2.21%         66        56.52        3,730
SNV      Synovus Financial Corp.                                       2.22%        151        24.77        3,740
UMBF     UMB Financial Corporation                                     2.21%         66        56.48        3,728
VLY      Valley National Bancorp                                       2.22%        487         7.70        3,750
VBTX     Veritex Holdings, Inc.                                        1.11%         93        20.22        1,881
WBS      Webster Financial Corporation                                 2.23%        125        30.07        3,759
WTFC     Wintrust Financial Corporation                                2.22%         77        48.73        3,752
Health Care (2.23%):
ACHC     Acadia Healthcare Company, Inc. *                             2.23%        117        32.12        3,758
Industrials (5.57%):
GATX     GATX Corporation                                              2.24%         55        68.70        3,779
GBX      The Greenbrier Companies, Inc.                                1.12%         56        33.77        1,891
R        Ryder System, Inc.                                            2.21%         79        47.25        3,733
Information Technology (3.33%):
MTSC     MTS Systems Corporation                                       1.11%         83        22.62        1,877
PLAB     Photronics, Inc. *                                            1.11%        176        10.63        1,871
TTMI     TTM Technologies, Inc. *                                      1.11%        154        12.18        1,876
Materials (6.66%):
UFS      Domtar Corporation                                            2.22%        133        28.21        3,752
KRA      Kraton Corp. *                                                1.11%         75        24.94        1,871
OLN      Olin Corporation                                              2.22%        238        15.74        3,746
RYAM     Rayonier Advanced Materials Inc. *                            1.11%        453         4.14        1,875
Real Estate (12.23%):
CUZ      Cousins Properties Incorporated (4)                           2.22%        127        29.49        3,745
KRG      Kite Realty Group Trust (4)                                   1.12%        154        12.22        1,882
OPI      Office Properties Income Trust (4)                            1.11%         86        21.76        1,871
RPT      RPT Realty (4)                                                1.11%        323         5.80        1,873
SBRA     Sabra Health Care REIT, Inc. (4)                              2.23%        252        14.90        3,755
SVC      Service Properties Trust (4)                                  2.22%        435         8.62        3,750
UE       Urban Edge Properties (4)                                     2.22%        352        10.66        3,752
                                                                     _______                             ________
              Total Investments                                      100.00%                             $168,796
                                                                     =======                             ========
______________

See "Notes to Schedules of Investments" on page 44.

                            Schedule of Investments

         Target Diversified Dividend Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                     Percentage
                                                                     of Aggregate   Number   Market      Cost of
Ticker Symbol and                                                    Offering       of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                  Price          Shares   Share       the Trust (2)
___________________________________                                  ____________   ______   _________   _____________
COMMON STOCKS (100.00%):
Communication Services (10.01%):
T           AT&T Inc.                                                  2.51%        131      $ 28.61     $  3,748
SBGI        Sinclair Broadcast Group, Inc.                             2.50%        193        19.35        3,735
TDS         Telephone and Data Systems, Inc.                           2.51%        198        18.93        3,748
VIAC        ViacomCBS Inc.                                             2.49%        126        29.61        3,731
Consumer Discretionary (9.99%):
BIG         Big Lots, Inc.                                             2.51%         74        50.79        3,759
DDS         Dillard's, Inc. (Class A)                                  2.49%         89        41.88        3,727
GHC         Graham Holdings Company                                    2.49%          9       414.57        3,731
MGA         Magna International Inc. (Class A) +                       2.50%         71        52.73        3,744
Consumer Staples (9.98%):
ANDE        The Andersons, Inc.                                        2.50%        189        19.75        3,733
TSN         Tyson Foods, Inc. (Class A)                                2.48%         63        58.99        3,716
UVV         Universal Corporation                                      2.50%         86        43.49        3,740
WBA         Walgreens Boots Alliance, Inc.                             2.50%        101        37.07        3,744
Energy (9.99%):
DK          Delek US Holdings, Inc.                                    2.50%        288        13.00        3,744
EOG         EOG Resources, Inc.                                        2.49%         99        37.67        3,729
HFC         HollyFrontier Corporation                                  2.50%        174        21.50        3,741
IMO         Imperial Oil Limited +                                     2.50%        291        12.83        3,734
Financials (10.01%):
CFG         Citizens Financial Group, Inc.                             2.50%        131        28.56        3,741
LNC         Lincoln National Corporation                               2.50%        105        35.63        3,741
MET         MetLife, Inc.                                              2.51%         94        39.85        3,746
UNM         Unum Group                                                 2.50%        197        19.00        3,743
Health Care (9.99%):
ABBV        AbbVie Inc.                                                2.51%         43        87.34        3,756
NHC         National HealthCare Corporation                            2.49%         57        65.46        3,731
PFE         Pfizer Inc.                                                2.49%        101        36.89        3,726
PAHC        Phibro Animal Health Corporation (Class A)                 2.50%        204        18.30        3,733
Industrials (10.02%):
AL          Air Lease Corporation                                      2.51%        122        30.73        3,749
GBX         The Greenbrier Companies, Inc.                             2.51%        111        33.77        3,749
R           Ryder System, Inc.                                         2.50%         79        47.25        3,733
TRN         Trinity Industries, Inc.                                   2.50%        181        20.68        3,743

                       Schedule of Investments (cont'd.)

        Target Diversified Dividend Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                     Percentage
                                                                     of Aggregate   Number   Market      Cost of
Ticker Symbol and                                                    Offering       of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                  Price          Shares   Share       the Trust (2)
___________________________________                                  ____________   ______   _________   _____________
Information Technology (10.01%):
HPE         Hewlett Packard Enterprise Company                         2.50%        374      $  9.99     $  3,736
HOLI        Hollysys Automation Technologies Ltd. +                    2.50%        315        11.88        3,742
JNPR        Juniper Networks, Inc.                                     2.50%        165        22.64        3,736
STX         Seagate Technology Plc +                                   2.51%         73        51.33        3,747
Materials (9.99%):
CRS         Carpenter Technology Corporation                           2.50%        196        19.06        3,736
KRO         Kronos Worldwide, Inc.                                     2.50%        271        13.79        3,737
LYB         LyondellBasell Industries N.V. +                           2.49%         47        79.26        3,725
STLD        Steel Dynamics, Inc.                                       2.50%        114        32.84        3,744
Utilities (10.01%):
EXC         Exelon Corporation                                         2.50%         95        39.32        3,735
NWE         NorthWestern Corporation                                   2.51%         72        52.10        3,751
NRG         NRG Energy, Inc.                                           2.51%        116        32.35        3,753
SJI         South Jersey Industries, Inc.                              2.49%        181        20.61        3,730
                                                                     _______                             ________
            Total Investments                                        100.00%                             $149,567
                                                                     =======                             ========
______________

See "Notes to Schedules of Investments" on page 44.

                            Schedule of Investments

             Target Double Play Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                     Percentage
                                                                     of Aggregate   Number   Market      Cost of
Ticker Symbol and                                                    Offering       of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                  Price          Shares   Share       the Trust (2)
___________________________________                                  ____________   ______   _________   _____________
COMMON STOCKS (100.00%):
Communication Services (3.30%):
LUMN      CenturyLink, Inc.                                            2.50%        1,283    $  10.13    $ 12,997
EA        Electronic Arts Inc. *                                       0.80%           33      125.99       4,158
Consumer Discretionary (9.41%):
BBY       Best Buy Co., Inc.                                           0.51%           23      114.92       2,643
DPZ       Domino's Pizza, Inc.                                         0.54%            7      401.01       2,807
EBAY      eBay Inc.                                                    0.78%           78       52.08       4,062
LOW       Lowe's Companies, Inc.                                       2.79%           85      170.87      14,524
NWL       Newell Brands Inc.                                           2.50%          718       18.10      12,996
TGT       Target Corporation                                           1.77%           57      161.86       9,226
TSCO      Tractor Supply Company                                       0.52%           18      149.22       2,686
Consumer Staples (0.53%):
CLX       The Clorox Company                                           0.53%           13      212.86       2,767
Financials (29.96%):
CFG       Citizens Financial Group, Inc.                               2.50%          455       28.56      12,995
FNB       F.N.B. Corporation                                           2.50%        1,706        7.62      13,000
FHI       Federated Hermes, Inc. (Class B)                             2.50%          528       24.61      12,994
IVZ       Invesco Ltd. +                                               2.50%        1,004       12.95      13,002
MET       MetLife, Inc.                                                2.49%          326       39.85      12,991
NYCB      New York Community Bancorp, Inc.                             2.50%        1,494        8.70      12,998
PBCT      People's United Financial, Inc.                              2.49%        1,178       11.03      12,993
PFG       Principal Financial Group, Inc.                              2.49%          299       43.45      12,992
PRU       Prudential Financial, Inc.                                   2.49%          190       68.27      12,971
UBSI      United Bankshares, Inc.                                      2.50%          524       24.81      13,000
UNM       Unum Group                                                   2.50%          684       19.00      12,996
VLY       Valley National Bancorp                                      2.50%        1,688        7.70      12,998
Health Care (2.41%):
IDXX      IDEXX Laboratories, Inc. *                                   0.53%            7      393.51       2,755
REGN      Regeneron Pharmaceuticals, Inc. *                            1.38%           12      599.88       7,199
WST       West Pharmaceutical Services, Inc.                           0.50%            9      291.26       2,621
Industrials (1.00%):
FAST      Fastenal Company                                             0.50%           57       46.00       2,622
ROL       Rollins, Inc.                                                0.50%           46       57.02       2,623

                       Schedule of Investments (cont'd.)

             Target Double Play Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                     Percentage
                                                                     of Aggregate   Number   Market      Cost of
Ticker Symbol and                                                    Offering       of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                  Price          Shares   Share       the Trust (2)
___________________________________                                  ____________   ______   _________   _____________
Information Technology (37.34%):
ADBE      Adobe Incorporated *                                         5.18%           55    $ 490.84    $ 26,996
AMD       Advanced Micro Devices, Inc. *                               2.23%          134       86.51      11,592
AMAT      Applied Materials, Inc.                                      1.23%          102       62.60       6,385
CDNS      Cadence Design Systems, Inc. *                               0.50%           24      109.32       2,624
INTU      Intuit Inc.                                                  1.93%           30      334.99      10,050
KLAC      KLA Corporation                                              0.52%           13      206.69       2,687
MSFT      Microsoft Corporation                                       12.46%          308      210.58      64,859
NVDA      NVIDIA Corporation                                           7.55%           71      553.55      39,302
NOW       ServiceNow, Inc. *                                           2.10%           22      496.50      10,923
SNPS      Synopsys, Inc. *                                             0.71%           17      219.03       3,723
TXN       Texas Instruments Incorporated                               2.93%          103      148.06      15,250
Materials (3.57%):
NEM       Newmont Corporation                                          1.08%           91       61.72       5,616
WRK       WestRock Company                                             2.49%          344       37.77      12,993
Utilities (12.48%):
EIX       Edison International                                         2.50%          232       56.10      13,015
EXC       Exelon Corporation                                           2.49%          330       39.32      12,976
NJR       New Jersey Resources Corporation                             2.50%          446       29.14      12,996
PNW       Pinnacle West Capital Corporation                            2.50%          156       83.54      13,032
PEG       Public Service Enterprise Group Incorporated                 2.49%          222       58.40      12,965
                                                                     _______                             ________
               Total Investments                                     100.00%                             $520,600
                                                                     =======                             ========
______________

See "Notes to Schedules of Investments" on page 44.

                            Schedule of Investments

              Target Focus Four Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                      Percentage
                                                                      of Aggregate      Number    Market       Cost of
Ticker Symbol and                                                     Offering          of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                   Price             Shares    Share        the Trust (2)
___________________________________                                   ____________      ______    _________    _____________
COMMON STOCKS (100.00%):
Communication Services (4.25%):
LUMN     CenturyLink, Inc.                                                 1.50%          574      $ 10.13      $  5,815
CHL      China Mobile Limited (ADR) +                                      0.39%           47        32.61         1,533
CHU      China Unicom (Hong Kong) Limited (ADR) +                          0.40%          232         6.69         1,552
EA       Electronic Arts Inc. *                                            0.49%           15       125.99         1,890
ORAN     Orange (ADR) +                                                    0.40%          143        10.87         1,554
TEF      Telefonica, S.A. (ADR) +                                          0.40%          400         3.88         1,552
TDS      Telephone and Data Systems, Inc.                                  0.67%          137        18.93         2,593
Consumer Discretionary (8.75%):
BBY      Best Buy Co., Inc.                                                0.33%           11       114.92         1,264
DAN      Dana Inc.                                                         0.67%          172        15.03         2,585
DPZ      Domino's Pizza, Inc.                                              0.31%            3       401.01         1,203
EBAY     eBay Inc.                                                         0.47%           35        52.08         1,823
GIII     G-III Apparel Group, Ltd. *                                       0.33%           85        15.28         1,299
GHC      Graham Holdings Company                                           0.64%            6       414.57         2,487
HMC      Honda Motor Co., Ltd. (ADR) +                                     0.40%           63        24.68         1,555
LOW      Lowe's Companies, Inc.                                            1.67%           38       170.87         6,493
NWL      Newell Brands Inc.                                                1.50%          321        18.10         5,810
TGT      Target Corporation                                                1.04%           25       161.86         4,047
TM       Toyota Motor Corporation (ADR) +                                  0.41%           12       132.95         1,595
TSCO     Tractor Supply Company                                            0.31%            8       149.22         1,194
TPH      TRI Pointe Group, Inc. *                                          0.67%          138        18.74         2,586
Consumer Staples (1.40%):
ANDE     The Andersons, Inc.                                               0.33%           65        19.75         1,284
BTI      British American Tobacco Plc (ADR) +                              0.40%           44        35.31         1,554
CLX      The Clorox Company                                                0.33%            6       212.86         1,277
SENEA    Seneca Foods Corporation *                                        0.34%           33        39.58         1,306
Energy (5.91%):
BCEI     Bonanza Creek Energy, Inc. *                                      0.33%           63        20.65         1,301
BP       BP Plc (ADR) +                                                    0.40%           89        17.49         1,557
VTOL     Bristow Group Inc. *                                              0.33%           54        24.01         1,297
CNQ      Canadian Natural Resources Limited +                              0.40%           86        17.97         1,545
CEO      CNOOC Limited (ADR) +                                             0.39%           15        99.87         1,498
LPG      Dorian LPG Ltd. +*                                                0.33%          148         8.76         1,297
EC       Ecopetrol S.A. (ADR) +                                            0.40%          152        10.18         1,547
EQNR     Equinor ASA +                                                     0.40%          106        14.63         1,551
PBR      Petroleo Brasileiro S.A. - Petrobras (ADR) +                      0.40%          210         7.38         1,550
RRC      Range Resources Corporation                                       0.33%          160         8.09         1,294
RDS/A    Royal Dutch Shell Plc (ADR) +                                     0.40%           59        26.44         1,560

                      Schedule of Investments (cont'd.)

           Target Focus Four Portfolio, 4th Quarter 2020 Series
                                  FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                      Percentage
                                                                      of Aggregate      Number    Market       Cost of
Ticker Symbol and                                                     Offering          of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                   Price             Shares    Share        the Trust (2)
___________________________________                                   ____________      ______    _________    _____________
Energy (cont'd.):
CKH      SEACOR Holdings Inc. *                                            0.33%           41      $ 31.32      $  1,284
SU       Suncor Energy Inc. +                                              0.40%          120        12.92         1,550
TOT      Total SE (ADR) +                                                  0.40%           44        34.93         1,537
INT      World Fuel Services Corporation                                   0.67%          111        23.36         2,593
Financials (35.76%):
AEL      American Equity Investment Life Holding Company                   0.33%           42        30.96         1,300
ABCB     Ameris Bancorp                                                    0.33%           49        26.43         1,295
ASB      Associated Banc-Corp                                              0.67%          181        14.30         2,588
AGO      Assured Guaranty Ltd. +                                           0.33%           45        28.49         1,282
BBVA     Banco Bilbao Vizcaya Argentaria, S.A. (ADR) +                     0.40%          546         2.84         1,551
BKU      BankUnited, Inc.                                                  0.33%           52        24.77         1,288
BCS      Barclays Plc (ADR) +*                                             0.40%          280         5.54         1,551
BHF      Brighthouse Financial, Inc. *                                     0.66%           83        31.00         2,573
CFG      Citizens Financial Group, Inc.                                    1.50%          204        28.56         5,826
CNO      CNO Financial Group, Inc.                                         0.66%          143        18.03         2,578
CS       Credit Suisse Group AG (ADR) +                                    0.40%          147        10.57         1,554
CUBI     Customers Bancorp, Inc. *                                         0.33%           99        13.01         1,288
EWBC     East West Bancorp, Inc.                                           0.67%           69        37.47         2,586
FNB      F.N.B. Corporation                                                2.17%        1,102         7.62         8,397
FHI      Federated Hermes, Inc. (Class B)                                  1.50%          236        24.61         5,808
FAF      First American Financial Corporation                              0.66%           49        52.27         2,561
FCF      First Commonwealth Financial Corporation                          0.33%          147         8.77         1,289
FFBC     First Financial Bancorp.                                          0.33%           93        13.84         1,287
FULT     Fulton Financial Corporation                                      0.67%          246        10.50         2,583
IBTX     Independent Bank Group, Inc.                                      0.34%           27        48.34         1,305
ING      ING Groep N.V. (ADR) +*                                           0.40%          197         7.86         1,548
IVZ      Invesco Ltd. +                                                    1.50%          449        12.95         5,815
LYG      Lloyds Banking Group Plc (ADR) +*                                 0.40%        1,085         1.43         1,552
CASH     Meta Financial Group, Inc.                                        0.33%           57        22.51         1,283
MET      MetLife, Inc.                                                     1.50%          146        39.85         5,818
MFG      Mizuho Financial Group, Inc. (ADR) +                              0.40%          611         2.54         1,552
NAVI     Navient Corporation                                               0.67%          274         9.44         2,587
NYCB     New York Community Bancorp, Inc.                                  1.50%          669         8.70         5,820
ONB      Old National Bancorp                                              0.33%           93        13.90         1,293
PBCT     People's United Financial, Inc.                                   1.50%          527        11.03         5,813
PFG      Principal Financial Group, Inc.                                   1.50%          134        43.45         5,822
PRU      Prudential Financial, Inc.                                        1.49%           85        68.27         5,803

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                      Percentage
                                                                      of Aggregate      Number    Market       Cost of
Ticker Symbol and                                                     Offering          of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                   Price             Shares    Share        the Trust (2)
___________________________________                                   ____________      ______    _________    _____________
Financials (cont'd.):
RGA      Reinsurance Group of America, Incorporated                        0.67%           25     $ 104.45      $  2,611
RNST     Renasant Corporation                                              0.33%           47        27.17         1,277
SFNC     Simmons First National Corporation                                0.33%           74        17.49         1,294
STL      Sterling Bancorp                                                  0.66%          209        12.35         2,581
SF       Stifel Financial Corp.                                            0.67%           46        56.52         2,600
SNV      Synovus Financial Corp.                                           0.66%          104        24.77         2,576
UBS      UBS Group AG +                                                    0.40%          132        11.78         1,555
UMBF     UMB Financial Corporation                                         0.67%           46        56.48         2,598
UBSI     United Bankshares, Inc.                                           1.50%          235        24.81         5,830
UNM      Unum Group                                                        1.50%          306        19.00         5,814
VLY      Valley National Bancorp                                           2.17%        1,091         7.70         8,401
VBTX     Veritex Holdings, Inc.                                            0.33%           64        20.22         1,294
WBS      Webster Financial Corporation                                     0.67%           86        30.07         2,586
WTFC     Wintrust Financial Corporation                                    0.67%           53        48.73         2,583
Health Care (2.03%):
ACHC     Acadia Healthcare Company, Inc. *                                 0.66%           80        32.12         2,570
IDXX     IDEXX Laboratories, Inc. *                                        0.30%            3       393.51         1,181
REGN     Regeneron Pharmaceuticals, Inc. *                                 0.77%            5       599.88         2,999
WST      West Pharmaceutical Services, Inc.                                0.30%            4       291.26         1,165
Industrials (2.29%):
FAST     Fastenal Company                                                  0.31%           26        46.00         1,196
GATX     GATX Corporation                                                  0.67%           38        68.70         2,611
GBX      The Greenbrier Companies, Inc.                                    0.33%           38        33.77         1,283
ROL      Rollins, Inc.                                                     0.31%           21        57.02         1,197
R        Ryder System, Inc.                                                0.67%           55        47.25         2,599
Information Technology (23.89%):
ADBE     Adobe Incorporated *                                              3.16%           25       490.84        12,271
AMD      Advanced Micro Devices, Inc. *                                    1.34%           60        86.51         5,191
AMAT     Applied Materials, Inc.                                           0.73%           45        62.60         2,817
CDNS     Cadence Design Systems, Inc. *                                    0.31%           11       109.32         1,203
CAJ      Canon Inc. (ADR) +                                                0.40%           94        16.45         1,546
INTU     Intuit Inc.                                                       1.12%           13       334.99         4,355
KLAC     KLA Corporation                                                   0.32%            6       206.69         1,240
MSFT     Microsoft Corporation                                             7.48%          138       210.58        29,060
MTSC     MTS Systems Corporation                                           0.33%           57        22.62         1,289
NVDA     NVIDIA Corporation                                                4.56%           32       553.55        17,714
PLAB     Photronics, Inc. *                                                0.33%          122        10.63         1,297
NOW      ServiceNow, Inc. *                                                1.28%           10       496.50         4,965
SNPS     Synopsys, Inc. *                                                  0.45%            8       219.03         1,752

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                      Percentage
                                                                      of Aggregate      Number    Market       Cost of
Ticker Symbol and                                                     Offering          of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                   Price             Shares    Share        the Trust (2)
___________________________________                                   ____________      ______    _________    _____________
Information Technology (cont'd.):
TXN      Texas Instruments Incorporated                                    1.75%           46     $ 148.06      $  6,811
TTMI     TTM Technologies, Inc. *                                          0.33%          106        12.18         1,291
Materials (4.54%):
UFS      Domtar Corporation                                                0.67%           92        28.21         2,595
KRA      Kraton Corp. *                                                    0.33%           52        24.94         1,297
NEM      Newmont Corporation                                               0.65%           41        61.72         2,531
NTR      Nutrien Ltd. +                                                    0.40%           38        40.76         1,549
OLN      Olin Corporation                                                  0.66%          164        15.74         2,581
RYAM     Rayonier Advanced Materials Inc. *                                0.33%          312         4.14         1,292
WRK      WestRock Company                                                  1.50%          154        37.77         5,817
Real Estate (3.67%):
CUZ      Cousins Properties Incorporated (4)                               0.67%           88        29.49         2,595
KRG      Kite Realty Group Trust (4)                                       0.33%          106        12.22         1,295
OPI      Office Properties Income Trust (4)                                0.33%           59        21.76         1,284
RPT      RPT Realty (4)                                                    0.33%          223         5.80         1,293
SBRA     Sabra Health Care REIT, Inc. (4)                                  0.67%          174        14.90         2,593
SVC      Service Properties Trust (4)                                      0.67%          300         8.62         2,586
UE       Urban Edge Properties (4)                                         0.67%          243        10.66         2,590
Utilities (7.51%):
EIX      Edison International                                              1.50%          104        56.10         5,834
EXC      Exelon Corporation                                                1.50%          148        39.32         5,819
NJR      New Jersey Resources Corporation                                  1.50%          200        29.14         5,828
PNW      Pinnacle West Capital Corporation                                 1.51%           70        83.54         5,848
PEG      Public Service Enterprise Group Incorporated                      1.50%          100        58.40         5,840
                                                                         _______                                ________
              Total Investments                                          100.00%                                $388,278
                                                                         =======                                ========

______________________

See "Notes to Schedules of Investments" on page 44.

                            Schedule of Investments

       Target Global Dividend Leaders Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                      Percentage
                                                                      of Aggregate      Number    Market       Cost of
Ticker Symbol and                                                     Offering          of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                   Price             Shares    Share        the Trust (2)
___________________________________                                   ____________      ______    _________    _____________
COMMON STOCKS (100.00%):
Communication Services (10.00%):
KT          KT Corporation (ADR) +                                         2.00%          287      $  9.85      $  2,827
MBT         Mobile TeleSystems PJSC (ADR) +                                2.00%          331         8.54         2,827
PHI         PLDT Inc. (ADR) +                                              1.99%          107        26.32         2,816
SKM         SK Telecom Co., Ltd. (ADR) +                                   2.00%          123        22.93         2,820
VZ          Verizon Communications Inc.                                    2.01%           48        59.19         2,841
Consumer Discretionary (8.00%):
BKE         The Buckle, Inc.                                               2.00%          119        23.81         2,833
HRB         H&R Block, Inc.                                                1.99%          159        17.73         2,819
HBI         Hanesbrands Inc.                                               2.01%          167        16.97         2,834
RCII        Rent-A-Center, Inc.                                            2.00%           86        32.83         2,823
Energy (5.98%):
CEO         CNOOC Limited (ADR) +                                          1.98%           28        99.87         2,796
EURN        Euronav N.V. +                                                 2.00%          316         8.95         2,828
FRO         Frontline Ltd. +                                               2.00%          412         6.86         2,826
Financials (16.99%):
ABR         Arbor Realty Trust, Inc. (4)                                   1.00%          119        11.89         1,415
APAM        Artisan Partners Asset Management Inc.                         1.99%           66        42.66         2,816
NTB         The Bank of N.T. Butterfield & Son Limited +                   2.01%          111        25.53         2,834
FHI         Federated Hermes, Inc. (Class B)                               2.00%          115        24.61         2,830
IVZ         Invesco Ltd. +                                                 2.00%          218        12.95         2,823
KB          KB Financial Group Inc. (ADR) +                                2.01%           83        34.20         2,839
OMF         OneMain Holdings, Inc.                                         1.99%           78        36.14         2,819
IX          ORIX Corporation (ADR) +                                       1.99%           43        65.30         2,808
UNM         Unum Group                                                     2.00%          149        19.00         2,831
Industrials (8.00%):
ATCO        Atlas Corp. +                                                  2.00%          306         9.25         2,831
HNI         HNI Corporation                                                2.00%           81        34.83         2,821
SCS         Steelcase Inc.                                                 2.00%          247        11.44         2,826
TRTN        Triton International Limited +                                 2.00%           74        38.24         2,830
Information Technology (6.00%):
HPQ         HP Inc.                                                        2.00%          146        19.40         2,832
STX         Seagate Technology Plc +                                       2.00%           55        51.33         2,823
XRX         Xerox Holdings Corporation                                     2.00%          140        20.16         2,822
Materials (16.02%):
BHP         BHP Group Ltd (ADR) +                                          2.01%           54        52.52         2,836
BCC         Boise Cascade Company                                          2.00%           65        43.55         2,831
CMP         Compass Minerals International, Inc.                           2.00%           44        64.26         2,827

                       Schedule of Investments (cont'd.)

       Target Global Dividend Leaders Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                      Percentage
                                                                      of Aggregate      Number    Market       Cost of
Ticker Symbol and                                                     Offering          of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                   Price             Shares    Share        the Trust (2)
___________________________________                                   ____________      ______    _________    _____________
Materials (cont'd):
GEF         Greif, Inc.                                                    2.00%           68     $  41.49      $  2,821
LYB         LyondellBasell Industries N.V. +                               2.02%           36        79.26         2,853
PKX         POSCO (ADR) +                                                  1.99%           63        44.65         2,813
RIO         Rio Tinto Plc (ADR) +                                          2.00%           46        61.52         2,830
SWM         Schweitzer-Mauduit International, Inc.                         2.00%           85        33.24         2,825
Real Estate (19.01%):
BXP         Boston Properties, Inc. (4)                                    1.01%           17        84.17         1,431
CUZ         Cousins Properties Incorporated (4)                            1.00%           48        29.49         1,416
FCPT        Four Corners Property Trust, Inc. (4)                          1.00%           50        28.33         1,417
GLPI        Gaming and Leisure Properties, Inc. (4)                        1.00%           37        38.24         1,415
GEO         The GEO Group, Inc. (4)                                        1.00%          125        11.28         1,410
HIW         Highwoods Properties, Inc. (4)                                 0.99%           39        35.83         1,397
ILPT        Industrial Logistics Properties Trust (4)                      1.00%           63        22.34         1,407
IIPR        Innovative Industrial Properties, Inc. (4)                     1.01%           11       129.78         1,428
LXP         Lexington Realty Trust (4)                                     1.00%          129        10.92         1,409
LSI         Life Storage, Inc. (4)                                         0.98%           12       115.40         1,385
LTC         LTC Properties, Inc. (4)                                       1.00%           39        36.13         1,409
NHI         National Health Investors, Inc. (4)                            1.01%           23        62.21         1,431
OHI         Omega Healthcare Investors, Inc. (4)                           1.01%           45        31.68         1,426
PDM         Piedmont Office Realty Trust, Inc. (4)                         1.00%           99        14.30         1,416
PSA         Public Storage (4)                                             0.99%            6       232.02         1,392
SPG         Simon Property Group, Inc. (4)                                 0.99%           20        70.07         1,401
STOR        STORE Capital Corporation (4)                                  1.01%           50        28.41         1,421
WRI         Weingarten Realty Investors (4)                                1.00%           79        17.87         1,412
WELL        Welltower Inc. (4)                                             1.01%           25        57.22         1,431
Utilities (10.00%):
AQN         Algonquin Power & Utilities Corp. +                            2.00%          181        15.60         2,824
EBR         Centrais Eletricas Brasileiras S.A. (ADR) +                    2.00%          507         5.58         2,829
NRG         NRG Energy, Inc.                                               1.99%           87        32.35         2,814
PNW         Pinnacle West Capital Corporation                              2.01%           34        83.54         2,840
PPL         PPL Corporation                                                2.00%           97        29.11         2,824
                                                                         _______                                ________
                 Total Investments                                       100.00%                                $141,311
                                                                         =======                                ========

______________________

See "Notes to Schedules of Investments" on page 44.

                            Schedule of Investments

                Target Growth Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                         Percentage       Number      Market        Cost of
Ticker Symbol and                                                        of Aggregate     of          Value per     Securities to
Name of Issuer of Securities (1)(3)                                      Offering Price   Shares      Share         the Trust (2)
___________________________________                                      ______________   ______      _________     _____________
COMMON STOCKS (100.00%):
Communication Services (6.57%):
FB        Facebook, Inc. (Class A) *                                          3.27%          20       $  263.76       $  5,275
NFLX      Netflix, Inc. *                                                     3.30%          10          531.79          5,318
Consumer Discretionary (20.04%):
DHI       D.R. Horton, Inc.                                                   3.33%          69           77.71          5,362
EBAY      eBay Inc.                                                           3.33%         103           52.08          5,364
LOW       Lowe's Companies, Inc.                                              3.29%          31          170.87          5,297
OLLI      Ollie's Bargain Outlet Holdings, Inc. *                             3.36%          58           93.38          5,416
POOL      Pool Corporation                                                    3.39%          16          340.85          5,454
PHM       PulteGroup, Inc.                                                    3.34%         110           48.97          5,387
Consumer Staples (3.32%):
DAR       Darling Ingredients Inc. *                                          3.32%         132           40.54          5,351
Energy (3.33%):
LNG       Cheniere Energy, Inc. *                                             3.33%         111           48.34          5,366
Financials (3.33%):
SPGI      S&P Global Inc.                                                     3.33%          15          357.20          5,358
Health Care (20.02%):
AVTR      Avantor, Inc. *                                                     3.33%         221           24.30          5,370
BIO       Bio-Rad Laboratories, Inc. (Class A) *                              3.42%          10          551.10          5,511
CRSP      CRISPR Therapeutics AG +*                                           3.32%          56           95.39          5,342
DXCM      DexCom, Inc. *                                                      3.37%          14          387.50          5,425
HZNP      Horizon Therapeutics Plc +*                                         3.32%          64           83.45          5,341
QDEL      Quidel Corporation *                                                3.26%          19          276.78          5,259
Industrials (10.00%):
HWM       Howmet Aerospace Inc.                                               3.34%         287           18.73          5,376
TREX      Trex Company, Inc. *                                                3.32%          70           76.33          5,343
URI       United Rentals, Inc. *                                              3.34%          27          199.49          5,386
Information Technology (19.98%):
AAPL      Apple Inc.                                                          3.35%          47          114.97          5,404
CDNS      Cadence Design Systems, Inc. *                                      3.33%          49          109.32          5,357
ENPH      Enphase Energy, Inc. *                                              3.34%          51          105.50          5,380
NOW       ServiceNow, Inc. *                                                  3.39%          11          496.50          5,462
SQ        Square, Inc. (Class A) *                                            3.30%          29          183.50          5,321
ZM        Zoom Video Communications, Inc. (Class A) *                         3.27%          11          478.55          5,264
Materials (13.41%):
BTG       B2Gold Corp. +                                                      3.33%         820            6.55          5,371
GOLD      Barrick Gold Corporation +                                          3.33%         197           27.27          5,372
KGC       Kinross Gold Corporation +*                                         3.33%         623            8.62          5,370
SHW       The Sherwin-Williams Company                                        3.42%           8          688.28          5,506
                                                                            _______                                   ________
          Total Investments                                                 100.00%                                   $161,108
                                                                            =======                                   ========
___________

See "Notes to Schedules of Investments" on page 44.

                            Schedule of Investments

                Target Triad Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                         Percentage
                                                                         of Aggregate     Number      Market        Cost of
Ticker Symbol and                                                        Offering         of          Value per     Securities to
Name of Issuer of Securities (1)(3)                                      Price            Shares      Share         the Trust (2)
___________________________________                                      ____________     ______      _________     _____________
COMMON STOCKS (100.00%):
Communication Services (8.53%):
T         AT&T Inc.                                                           0.75%          71       $   28.61       $  2,031
CHL       China Mobile Limited (ADR) +                                        0.40%          33           32.61          1,076
CHU       China Unicom (Hong Kong) Limited (ADR) +                            0.40%         161            6.69          1,077
FB        Facebook, Inc. (Class A) *                                          1.96%          20          263.76          5,275
NFLX      Netflix, Inc. *                                                     1.97%          10          531.79          5,318
ORAN      Orange (ADR) +                                                      0.40%          99           10.87          1,076
SBGI      Sinclair Broadcast Group, Inc.                                      0.75%         105           19.35          2,032
TEF       Telefonica, S.A. (ADR) +                                            0.40%         278            3.88          1,079
TDS       Telephone and Data Systems, Inc.                                    0.75%         107           18.93          2,026
VIAC      ViacomCBS Inc.                                                      0.75%          68           29.61          2,013
Consumer Discretionary (15.86%):
BIG       Big Lots, Inc.                                                      0.75%          40           50.79          2,032
DHI       D.R. Horton, Inc.                                                   1.99%          69           77.71          5,362
DDS       Dillard's, Inc. (Class A)                                           0.75%          48           41.88          2,010
EBAY      eBay Inc.                                                           2.01%         104           52.08          5,416
GHC       Graham Holdings Company                                             0.77%           5          414.57          2,073
HMC       Honda Motor Co., Ltd. (ADR) +                                       0.40%          44           24.68          1,086
LOW       Lowe's Companies, Inc.                                              2.03%          32          170.87          5,468
MGA       Magna International Inc. (Class A) +                                0.74%          38           52.73          2,004
OLLI      Ollie's Bargain Outlet Holdings, Inc. *                             2.01%          58           93.38          5,416
POOL      Pool Corporation                                                    2.02%          16          340.85          5,454
PHM       PulteGroup, Inc.                                                    2.00%         110           48.97          5,387
TM        Toyota Motor Corporation (ADR) +                                    0.39%           8          132.95          1,064
Consumer Staples (5.42%):
ANDE      The Andersons, Inc.                                                 0.75%         102           19.75          2,014
BTI       British American Tobacco Plc (ADR) +                                0.41%          31           35.31          1,095
DAR       Darling Ingredients Inc. *                                          2.00%         133           40.54          5,392
TSN       Tyson Foods, Inc. (Class A)                                         0.74%          34           58.99          2,006
UVV       Universal Corporation                                               0.76%          47           43.49          2,044
WBA       Walgreens Boots Alliance, Inc.                                      0.76%          55           37.07          2,039
Energy (8.62%):
BP        BP Plc (ADR) +                                                      0.40%          62           17.49          1,084
CNQ       Canadian Natural Resources Limited +                                0.40%          60           17.97          1,078
LNG       Cheniere Energy, Inc. *                                             2.01%         112           48.34          5,414
CEO       CNOOC Limited (ADR) +                                               0.41%          11           99.87          1,099
DK        Delek US Holdings, Inc.                                             0.75%         156           13.00          2,028
EC        Ecopetrol S.A. (ADR) +                                              0.40%         106           10.18          1,079
EOG       EOG Resources, Inc.                                                 0.75%          54           37.67          2,034

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                         Percentage
                                                                         of Aggregate     Number      Market        Cost of
Ticker Symbol and                                                        Offering         of          Value per     Securities to
Name of Issuer of Securities (1)(3)                                      Price            Shares      Share         the Trust (2)
___________________________________                                      ____________     ______      _________     _____________
Energy (cont'd.):
EQNR      Equinor ASA +                                                       0.40%          74       $   14.63       $  1,083
HFC       HollyFrontier Corporation                                           0.75%          94           21.50          2,021
IMO       Imperial Oil Limited +                                              0.75%         158           12.83          2,027
PBR       Petroleo Brasileiro S.A. - Petrobras (ADR) +                        0.40%         146            7.38          1,077
RDS/A     Royal Dutch Shell Plc (ADR) +                                       0.40%          41           26.44          1,084
SU        Suncor Energy Inc. +                                                0.40%          83           12.92          1,072
TOT       Total SE (ADR) +                                                    0.40%          31           34.93          1,083
Financials (7.79%):
BBVA      Banco Bilbao Vizcaya Argentaria, S.A. (ADR) +                       0.40%         380            2.84          1,079
BCS       Barclays Plc (ADR) +*                                               0.40%         195            5.54          1,080
CFG       Citizens Financial Group, Inc.                                      0.75%          71           28.56          2,028
CS        Credit Suisse Group AG (ADR) +                                      0.40%         102           10.57          1,078
ING       ING Groep N.V. (ADR) +*                                             0.40%         137            7.86          1,077
LNC       Lincoln National Corporation                                        0.75%          57           35.63          2,031
LYG       Lloyds Banking Group Plc (ADR) +*                                   0.40%         755            1.43          1,080
MET       MetLife, Inc.                                                       0.75%          51           39.85          2,032
MFG       Mizuho Financial Group, Inc. (ADR) +                                0.40%         425            2.54          1,080
SPGI      S&P Global Inc.                                                     1.99%          15          357.20          5,358
UBS       UBS Group AG +                                                      0.40%          92           11.78          1,084
UNM       Unum Group                                                          0.75%         106           19.00          2,014
Health Care (15.02%):
ABBV      AbbVie Inc.                                                         0.74%          23           87.34          2,009
AVTR      Avantor, Inc. *                                                     2.00%         222           24.30          5,395
BIO       Bio-Rad Laboratories, Inc. (Class A) *                              2.04%          10          551.10          5,511
CRSP      CRISPR Therapeutics AG +*                                           2.02%          57           95.39          5,437
DXCM      DexCom, Inc. *                                                      2.01%          14          387.50          5,425
HZNP      Horizon Therapeutics Plc +*                                         2.01%          65           83.45          5,424
NHC       National HealthCare Corporation                                     0.75%          31           65.46          2,029
PFE       Pfizer Inc.                                                         0.75%          55           36.89          2,029
PAHC      Phibro Animal Health Corporation (Class A)                          0.75%         111           18.30          2,031
QDEL      Quidel Corporation *                                                1.95%          19          276.78          5,259
Industrials (9.01%):
AL        Air Lease Corporation                                               0.75%          66           30.73          2,028
GBX       The Greenbrier Companies, Inc.                                      0.75%          60           33.77          2,026
HWM       Howmet Aerospace Inc.                                               2.00%         288           18.73          5,394
R         Ryder System, Inc.                                                  0.75%          43           47.25          2,032
TREX      Trex Company, Inc. *                                                2.01%          71           76.33          5,419
TRN       Trinity Industries, Inc.                                            0.75%          98           20.68          2,027
URI       United Rentals, Inc. *                                              2.00%          27          199.49          5,386

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 4th Quarter 2020 Series
                                    FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                         Percentage
                                                                         of Aggregate     Number      Market        Cost of
Ticker Symbol and                                                        Offering         of          Value per     Securities to
Name of Issuer of Securities (1)(3)                                      Price            Shares      Share         the Trust (2)
___________________________________                                      ____________     ______      _________     _____________
Information Technology (15.31%):
AAPL     Apple Inc.                                                           2.00%          47       $  114.97       $  5,404
CDNS     Cadence Design Systems, Inc. *                                       1.99%          49          109.32          5,357
CAJ      Canon Inc. (ADR) +                                                   0.40%          66           16.45          1,086
ENPH     Enphase Energy, Inc. *                                               1.99%          51          105.50          5,380
HPE      Hewlett Packard Enterprise Company                                   0.75%         203            9.99          2,028
HOLI     Hollysys Automation Technologies Ltd. +                              0.75%         170           11.88          2,020
JNPR     Juniper Networks, Inc.                                               0.75%          89           22.64          2,015
STX      Seagate Technology Plc +                                             0.74%          39           51.33          2,002
NOW      ServiceNow, Inc. *                                                   2.02%          11          496.50          5,461
SQ       Square, Inc. (Class A) *                                             1.97%          29          183.50          5,321
ZM       Zoom Video Communications, Inc. (Class A) *                          1.95%          11          478.55          5,264
Materials (11.44%):
BTG      B2Gold Corp. +                                                       2.00%         824            6.55          5,397
GOLD     Barrick Gold Corporation +                                           2.00%         198           27.27          5,399
CRS      Carpenter Technology Corporation                                     0.75%         106           19.06          2,020
KGC      Kinross Gold Corporation +*                                          2.00%         626            8.62          5,396
KRO      Kronos Worldwide, Inc.                                               0.75%         147           13.79          2,027
LYB      LyondellBasell Industries N.V. +                                     0.76%          26           79.26          2,061
NTR      Nutrien Ltd. +                                                       0.39%          26           40.76          1,060
SHW      The Sherwin-Williams Company                                         2.04%           8          688.28          5,506
STLD     Steel Dynamics, Inc.                                                 0.75%          62           32.84          2,036
Utilities (3.00%):
EXC      Exelon Corporation                                                   0.74%          51           39.32          2,005
NWE      NorthWestern Corporation                                             0.75%          39           52.10          2,032
NRG      NRG Energy, Inc.                                                     0.76%          63           32.35          2,038
SJI      South Jersey Industries, Inc.                                        0.75%          98           20.61          2,020
                                                                            _______                                   ________
         Total Investments                                                  100.00%                                   $269,845
                                                                            =======                                   ========
______________________

See "Notes to Schedules of Investments" on page 44.

                        Schedule of Investments

             Target VIP Portfolio, 4th Quarter 2020 Series
                                FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                          Percentage       Number     Market     Cost of
Ticker Symbol and                                                         of Aggregate     of         Value      Securities to
Name of Issuer of Securities (1)(3)                                       Offering Price   Shares     per Share  the Trust (2)
___________________________________                                       ______________   ______     _________  _____________
COMMON STOCKS (100.00%):
Communication Services (8.56%):
GOOG         Alphabet Inc. (Class C) *                                        1.13%            9      $1,485.93   $    13,373
EA           Electronic Arts Inc. *                                           0.31%           29         125.99         3,654
FB           Facebook, Inc. (Class A) *                                       4.99%          223         263.76        58,818
NTES         NetEase, Inc. (ADR) +                                            0.47%           63          88.42         5,570
ORA FP       Orange #                                                         0.83%          910          10.79         9,815
VOD LN       Vodafone Group Plc #                                             0.83%        6,830           1.44         9,822
Consumer Discretionary (8.83%):
CRMT         America's Car-Mart, Inc. *                                       0.22%           28          93.55         2,619
BBY          Best Buy Co., Inc.                                               0.18%           18         114.92         2,069
CCS          Century Communities, Inc. *                                      0.50%          129          45.69         5,894
CORE         Core-Mark Holding Company, Inc.                                  0.46%          182          29.93         5,447
DG           Dollar General Corporation                                       0.59%           32         218.88         7,004
DPZ          Domino's Pizza, Inc.                                             0.34%           10         401.01         4,010
EBAY         eBay Inc.                                                        0.43%           97          52.08         5,052
LRN          K12 Inc. *                                                       0.41%          165          29.57         4,879
LZB          La-Z-Boy Incorporated                                            0.54%          186          34.32         6,384
LOW          Lowe's Companies, Inc.                                           2.32%          160         170.87        27,340
LULU         lululemon athletica inc. +*                                      0.34%           12         337.94         4,055
MHO          M/I Homes, Inc. *                                                0.44%          112          46.75         5,236
HZO          MarineMax, Inc. *                                                0.20%           90          25.86         2,327
PETS         PetMed Express, Inc.                                             0.22%           80          32.71         2,617
SNBR         Sleep Number Corporation *                                       0.51%          111          54.19         6,015
TGT          Target Corporation                                               0.59%           43         161.86         6,960
TSCO         Tractor Supply Company                                           0.18%           14         149.22         2,089
HEAR         Turtle Beach Corporation *                                       0.09%           61          17.97         1,096
ZUMZ         Zumiez Inc. *                                                    0.27%          101          31.02         3,133
Consumer Staples (4.34%):
BATS LN      British American Tobacco Plc #                                   0.83%          278          35.30         9,813
CLX          The Clorox Company                                               0.49%           27         212.86         5,748
ELF          e.l.f. Beauty, Inc. *                                            0.36%          202          21.14         4,270
KMB          Kimberly-Clark Corporation                                       0.59%           46         150.31         6,914
MNST         Monster Beverage Corporation *                                   0.48%           71          79.17         5,621
SPTN         SpartanNash Company                                              0.21%          146          17.02         2,485
TSCO LN      Tesco Plc #                                                      0.83%        3,522           2.79         9,823
USNA         USANA Health Sciences, Inc. *                                    0.55%           85          76.47         6,500
Energy (3.32%):
BP/ LN       BP Plc #                                                         0.83%        3,440           2.86         9,823
ENI IM       Eni SpA #                                                        0.83%        1,213           8.10         9,821
RDSA NA      Royal Dutch Shell Plc (Class A) #                                0.83%          750          13.09         9,820
FP FP        Total SE #                                                       0.83%          283          34.68         9,815

                   Schedule of Investments (cont'd.)

             Target VIP Portfolio, 4th Quarter 2020 Series
                                FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                          Percentage       Number     Market      Cost of
Ticker Symbol and                                                         of Aggregate     of         Value       Securities to
Name of Issuer of Securities (1)(3)                                       Offering Price   Shares     per Share   the Trust (2)
___________________________________                                       ______________   ______     _________   _____________
Financials (13.76%):
ALV GY       Allianz SE #                                                     0.84%           50      $  197.18   $     9,859
AMP          Ameriprise Financial, Inc.                                       0.26%           18         169.31         3,048
CS FP        AXA S.A. #                                                       0.83%          515          19.06         9,816
ECPG         Encore Capital Group, Inc. *                                     0.41%          126          38.43         4,842
JPM          JPMorgan Chase & Co.                                             3.33%          386         101.78        39,287
MUV2 GY      Muenchener Rueckversicherungs-Gesellschaft AG #                  0.83%           38         258.70         9,831
NDA SS       Nordea Bank Abp #*                                               0.83%        1,214           8.09         9,819
PIPR         Piper Sandler Companies                                          0.38%           55          80.50         4,427
SPGI         S&P Global Inc.                                                  1.09%           36         357.20        12,859
TROW         T. Rowe Price Group, Inc.                                        0.41%           34         140.83         4,788
TRV          The Travelers Companies, Inc.                                    3.33%          340         115.62        39,311
VRTS         Virtus Investment Partners, Inc.                                 0.38%           29         154.27         4,474
ZURN SW      Zurich Insurance Group AG #                                      0.84%           28         355.55         9,955
Health Care (11.36%):
ADUS         Addus HomeCare Corporation *                                     0.53%           65          96.22         6,254
ALGN         Align Technology, Inc. *                                         0.17%            6         327.57         1,965
AMGN         Amgen Inc.                                                       3.32%          163         240.09        39,135
BAYN GY      Bayer AG #                                                       0.83%          180          54.46         9,803
BEAT         BioTelemetry, Inc. *                                             0.54%          142          45.10         6,404
GSK LN       GlaxoSmithKline Plc #                                            0.83%          533          18.43         9,823
IDXX         IDEXX Laboratories, Inc. *                                       1.01%           30         393.51        11,806
IRWD         Ironwood Pharmaceuticals, Inc. *                                 0.55%          619          10.49         6,493
LMNX         Luminex Corporation                                              0.41%          196          24.56         4,814
MTD          Mettler-Toledo International Inc. +*                             0.52%            6       1,012.08         6,072
REGN         Regeneron Pharmaceuticals, Inc. *                                2.24%           44         599.88        26,395
WST          West Pharmaceutical Services, Inc.                               0.17%            7         291.26         2,039
ZYXI         Zynex, Inc. *                                                    0.24%          145          19.10         2,769
Industrials (7.46%):
AVAV         AeroVironment, Inc. *                                            0.54%           92          69.50         6,394
ATSG         Air Transport Services Group, Inc. *                             0.54%          243          26.39         6,413
ALG          Alamo Group Inc.                                                 0.47%           47         117.29         5,513
AMWD         American Woodmark Corporation *                                  0.54%           70          90.81         6,357
CBZ          CBIZ, Inc. *                                                     0.45%          221          24.01         5,306
EXPD         Expeditors International of Washington, Inc.                     0.43%           55          91.66         5,041
FAST         Fastenal Company                                                 0.34%           86          46.00         3,956
GBX          The Greenbrier Companies, Inc.                                   0.38%          133          33.77         4,491
HRI          Herc Holdings, Inc. *                                            0.46%          118          46.12         5,442
HNI          HNI Corporation                                                  0.52%          176          34.83         6,130
KAI          Kadant Inc.                                                      0.46%           47         114.51         5,382
MAS          Masco Corporation                                                0.41%           85          57.34         4,874
MGRC         McGrath RentCorp                                                 0.56%           99          66.31         6,565
ODFL         Old Dominion Freight Line, Inc.                                  0.64%           38         197.11         7,490
PATK         Patrick Industries, Inc.                                         0.55%          102          63.34         6,461
ROL          Rollins, Inc.                                                    0.17%           35          57.02         1,996

                   Schedule of Investments (cont'd.)

             Target VIP Portfolio, 4th Quarter 2020 Series
                                FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                          Percentage       Number     Market      Cost of
Ticker Symbol and                                                         of Aggregate     of         Value       Securities to
Name of Issuer of Securities (1)(3)                                       Offering Price   Shares     per Share   the Trust (2)
___________________________________                                       ______________   ______     _________   _____________
Information Technology (37.33%):
ADBE         Adobe Incorporated *                                             3.58%           86      $  490.84   $    42,212
AMD          Advanced Micro Devices, Inc. *                                   0.74%          101          86.51         8,738
AAPL         Apple Inc.                                                      11.64%        1,195         114.97       137,389
AMAT         Applied Materials, Inc.                                          0.41%           77          62.60         4,820
CDNS         Cadence Design Systems, Inc. *                                   0.34%           36         109.32         3,936
CTXS         Citrix Systems, Inc.                                             0.40%           35         135.51         4,743
INTC         Intel Corporation                                                3.33%          736          53.37        39,280
INTU         Intuit Inc.                                                      0.65%           23         334.99         7,705
KLAC         KLA Corporation                                                  0.18%           10         206.69         2,067
LRCX         Lam Research Corporation                                         0.39%           13         355.43         4,621
MSFT         Microsoft Corporation                                            4.16%          233         210.58        49,065
NPTN         NeoPhotonics Corporation *                                       0.11%          205           6.56         1,345
EGOV         NIC Inc.                                                         0.48%          272          20.92         5,690
NVDA         NVIDIA Corporation                                               5.26%          112         553.55        61,998
OSPN         OneSpan Inc. *                                                   0.33%          158          24.48         3,868
PRFT         Perficient, Inc. *                                               0.52%          136          44.64         6,071
NOW          ServiceNow, Inc. *                                               0.72%           17         496.50         8,440
SWKS         Skyworks Solutions, Inc.                                         0.17%           13         151.55         1,970
SMCI         Super Micro Computer, Inc. *                                     0.49%          211          27.61         5,826
SYKE         Sykes Enterprises, Incorporated *                                0.49%          162          35.62         5,770
SNPS         Synopsys, Inc. *                                                 0.24%           13         219.03         2,847
TER          Teradyne, Inc.                                                   0.34%           48          82.48         3,959
TXN          Texas Instruments Incorporated                                   0.98%           78         148.06        11,549
UCTT         Ultra Clean Holdings, Inc. *                                     0.32%          162          23.56         3,817
ZM           Zoom Video Communications, Inc. (Class A) *                      1.06%           26         478.55        12,442
Materials (2.02%):
BAS GY       BASF SE #                                                        0.83%          146          67.26         9,820
NEM          Newmont Corporation                                              0.36%           69          61.72         4,259
RIO LN       Rio Tinto Plc #                                                  0.83%          160          61.28         9,805
Utilities (3.02%):
EOAN GY      E.ON SE #                                                        0.83%          855          11.49         9,821
ELE SM       Endesa, S.A. #                                                   0.83%          357          27.48         9,811
NG/ LN       National Grid Plc #                                              0.83%          807          12.17         9,825
PPL          PPL Corporation                                                  0.13%           51          29.11         1,485
WEC          WEC Energy Group, Inc.                                           0.18%           21          99.03         2,080
XEL          Xcel Energy Inc.                                                 0.22%           35          72.51         2,538
                                                                            _______                                __________
                  Total Investments                                         100.00%                                $1,179,242
                                                                            =======                                ==========

___________

See "Notes to Schedules of Investments" on page 44.

                        Schedule of Investments

       Value Line(R) Target 25 Portfolio, 4th Quarter 2020 Series
                                FT 8950

   At the Opening of Business on the Initial Date of Deposit-October 9, 2020

                                                                          Percentage
                                                                          of Aggregate    Number      Market        Cost of
Ticker Symbol and                                                         Offering        of          Value per     Securities to
Name of Issuer of Securities (1)                                          Price           Shares      Share         the Trust (2)
___________________________________                                       ____________    ______      _________     _____________
COMMON STOCKS (100.00%):
Communication Services (1.60%):
EA          Electronic Arts Inc. *                                            1.60%           20       $ 125.99      $  2,520
Consumer Discretionary (13.68%):
BBY         Best Buy Co., Inc.                                                1.02%           14         114.92         1,609
DPZ         Domino's Pizza, Inc.                                              1.02%            4         401.01         1,604
EBAY        eBay Inc.                                                         1.56%           47          52.08         2,448
LOW         Lowe's Companies, Inc.                                            5.54%           51         170.87         8,714
TGT         Target Corporation                                                3.50%           34         161.86         5,503
TSCO        Tractor Supply Company                                            1.04%           11         149.22         1,641
Consumer Staples (1.08%):
CLX         The Clorox Company                                                1.08%            8         212.86         1,703
Health Care (4.78%):
IDXX        IDEXX Laboratories, Inc. *                                        1.00%            4         393.51         1,574
REGN        Regeneron Pharmaceuticals, Inc. *                                 2.67%            7         599.88         4,199
WST         West Pharmaceutical Services, Inc.                                1.11%            6         291.26         1,747
Industrials (2.03%):
FAST        Fastenal Company                                                  1.02%           35          46.00         1,610
ROL         Rollins, Inc.                                                     1.01%           28          57.02         1,597
Information Technology (74.67%):
ADBE        Adobe Incorporated *                                             10.29%           33         490.84        16,198
AMD         Advanced Micro Devices, Inc. *                                    4.45%           81          86.51         7,007
AMAT        Applied Materials, Inc.                                           2.43%           61          62.60         3,819
CDNS        Cadence Design Systems, Inc. *                                    1.04%           15         109.32         1,640
INTU        Intuit Inc.                                                       3.83%           18         334.99         6,030
KLAC        KLA Corporation                                                   1.05%            8         206.69         1,653
MSFT        Microsoft Corporation                                            24.89%          186         210.58        39,168
NVDA        NVIDIA Corporation                                               15.13%           43         553.55        23,803
NOW         ServiceNow, Inc. *                                                4.10%           13         496.50         6,454
SNPS        Synopsys, Inc. *                                                  1.53%           11         219.03         2,409
TXN         Texas Instruments Incorporated                                    5.93%           63         148.06         9,328
Materials (2.16%):
NEM         Newmont Corporation                                               2.16%           55          61.72         3,395
                                                                            _______                                  ________
                 Total Investments                                          100.00%                                  $157,373
                                                                            =======                                  ========

___________

See "Notes to Schedules of Investments" on page 44.

                   NOTES TO SCHEDULES OF INVESTMENTS

(1) All Securities are represented by regular way contracts to purchase such Securities which are backed by an irrevocable letter of credit deposited with the Trustee. The Sponsor entered into purchase contracts for the Securities on October 9, 2020. Such purchase contracts are expected to settle within two business days.

(2) The cost of the Securities to a Trust represents the aggregate underlying value with respect to the Securities acquired-generally determined by the closing sale prices of the Securities on the applicable exchange (where applicable, converted into U.S. dollars at the exchange rate at the Evaluation Time) at the Evaluation Time on the business day prior to the Initial Date of Deposit. The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a
Trust if an event occurs after the close of the market on which a
Security normally trades but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. The cost of
Securities to a Trust may not compute due to rounding the market value per share. The valuation of the Securities has been determined by the
Evaluator, an affiliate of the Sponsor. In accordance with Financial
Accounting Standards Board Accounting Standards Codification 820, "Fair
Value Measurement," each Trust's investments are classified as Level 1, which refers to securities traded in an active market. The cost of the
Securities to the Sponsor and the Sponsor's loss (which is the difference between the cost of the Securities to the Sponsor and the cost of the Securities to a Trust) are set forth below:

                                                                           Cost of Securities  Profit
                                                                               to Sponsor      (Loss)
                                                                           __________________ ________
The Dow(R) Target 5 Portfolio, 4th Quarter 2020 Series                        $  172,109     $ (1,030)
The Dow(R) Target Dividend Portfolio, 4th Quarter 2020 Series                    180,452       (1,722)
S&P Dividend Aristocrats Target 25 Portfolio, 4th Quarter 2020 Series            181,061       (1,317)
S&P Target 24 Portfolio, 4th Quarter 2020 Series                                 241,050       (1,043)
S&P Target SMid 60 Portfolio, 4th Quarter 2020 Series                            170,588       (1,792)
Target Diversified Dividend Portfolio, 4th Quarter 2020 Series                   151,034       (1,467)
Target Double Play Portfolio, 4th Quarter 2020 Series                            523,810       (3,210)
Target Focus Four Portfolio, 4th Quarter 2020 Series                             391,228       (2,950)
Target Global Dividend Leaders Portfolio, 4th Quarter 2020 Series                142,486       (1,175)
Target Growth Portfolio, 4th Quarter 2020 Series                                 163,123       (2,015)
Target Triad Portfolio, 4th Quarter 2020 Series                                  272,858       (3,013)
Target VIP Portfolio, 4th Quarter 2020 Series                                  1,185,607       (6,365)
Value Line(R) Target 25 Portfolio, 4th Quarter 2020 Series                       157,801         (428)

(3) Common stocks of companies headquartered or incorporated outside the
United States comprise the approximate percentage of the investments of the
Trusts as indicated:

The Dow(R) Target Dividend Portfolio, 4th Quarter 2020 Series, 5.00%
(consisting of Bermuda, 5.000%)

S&P Dividend Aristocrats Target 25 Portfolio, 4th Quarter 2020 Series, 4.00%
(consisting of United Kingdom, 4.00%)

S&P Target 24 Portfolio, 4th Quarter 2020 Series, 2.95%
(consisting of Switzerland, 2.95%)

S&P Target SMid 60 Portfolio, 4th Quarter 2020 Series, 2.22%
(consisting of Bermuda, 1.11% and Marshall Islands, 1.11%)

Target Diversified Dividend Portfolio, 4th Quarter 2020 Series, 12.50%
(consisting of Canada, 5.00%; China, 2.50%; Ireland, 2.51% and The
Netherlands, 2.49%)

Target Double Play Portfolio, 4th Quarter 2020 Series, 2.50%
(consisting of Bermuda, 2.50%)

Target Focus Four Portfolio, 4th Quarter 2020 Series, 12.15%
(consisting of Bermuda, 1.83%; Brazil, 0.40%; Canada, 1.20%; China, 0.39%;
Colombia, 0.40%; France, 0.80%; Hong Kong, 0.79%; Japan, 1.61%; Marshall
Islands, 0.33%; The Netherlands, 0.80%; Norway, 0.40%; Spain, 0.80%;
Switzerland, 0.80% and United Kingdom, 1.60%)

Target Global Dividend Leaders Portfolio, 4th Quarter 2020 Series, 40.00%
(consisting of Australia, 2.01%; Belgium, 2.00%; Bermuda, 6.01%; Brazil,
2.00%; Canada, 4.00%; China, 1.98%; Ireland, 2.00%; Japan, 1.99%; The
Netherlands, 2.02%; Norway, 2.00%; Philippines, 1.99%; Russia, 2.00%; South
Korea, 8.00% and United Kingdom, 2.00%)

Target Growth Portfolio, 4th Quarter 2020 Series, 16.63%
(consisting of Canada, 9.99%; Ireland, 3.32% and Switzerland, 3.32%)

Target Triad Portfolio, 4th Quarter 2020 Series, 23.77%
(consisting of Brazil, 0.40%; Canada, 8.68%; China, 1.16%; Colombia, 0.40%;
France, 0.80%; Hong Kong, 0.80%; Ireland, 2.75%; Japan, 1.59%; The
Netherlands, 1.56%; Norway, 0.40%; Spain, 0.80%; Switzerland, 2.82% and United
Kingdom, 1.61%)

Target VIP Portfolio, 4th Quarter 2020 Series, 17.95%
(consisting of Canada, 0.34%; China, 0.47%; Finland, 0.83%; France, 2.49%;
Germany, 4.16%; Italy, 0.83%; The Netherlands, 0.83%; Spain, 0.83%;
Switzerland, 1.36% and United Kingdom, 5.81%)

(4) This Security represents the common stock of a Real Estate Investment
Trust ("REIT"). REITs which invest in mortgage loans and mortgage-backed securities are included in the Financials sector whereas REITs which directly hold real estate properties are included in the Real Estate sector. REITs comprise the approximate percentage of the investments of the Trusts as indicated:

S&P Target SMid 60 Portfolio, 4th Quarter 2020 Series, 12.23%
Target Focus Four Portfolio, 4th Quarter 2020 Series, 3.67%
Target Global Dividend Leaders Portfolio, 4th Quarter 2020 Series, 20.01%

+ This Security represents the common stock of a foreign company which trades directly or through an American Depositary Receipt/ADR on the over-the-counter market or on a U.S. national securities exchange.

# This Security represents the common stock of a foreign company which trades directly on a foreign securities exchange.

* This Security represents a non-income producing security.

                        The FT Series

The FT Series Defined.

We, First Trust Portfolios L.P. (the "Sponsor"), have created hundreds of similar yet separate series of a unit investment trust which we have named the
FT Series. The series to which this prospectus relates, FT 8950, consists of
13 separate portfolios set forth below:

- Dow(R) Target 5 4Q '20 - Term 1/7/22
(The Dow(R) Target 5 Portfolio, 4th Quarter 2020 Series)

- Dow(R) Target Dvd. 4Q '20 - Term 1/7/22
(The Dow(R) Target Dividend Portfolio, 4th Quarter 2020 Series)

- S&P Dvd. Aristocrats Target 25 4Q '20 - Term 1/7/22
(S&P Dividend Aristocrats Target 25 Portfolio, 4th Quarter 2020 Series)

- S&P Target 24 4Q '20 - Term 1/7/22
(S&P Target 24 Portfolio, 4th Quarter 2020 Series)

- S&P Target SMid 60 4Q '20 - Term 1/7/22
(S&P Target SMid 60 Portfolio, 4th Quarter 2020 Series)

- Target Divsd. Dvd. 4Q '20 - Term 1/7/22
(Target Diversified Dividend Portfolio, 4th Quarter 2020 Series)

- Target Dbl. Play 4Q '20 - Term 1/7/22
(Target Double Play Portfolio, 4th Quarter 2020 Series)

- Target Focus 4 4Q '20 - Term 1/7/22
(Target Focus Four Portfolio, 4th Quarter 2020 Series)

- Target Global Dvd. Leaders 4Q '20 - Term 1/7/22
(Target Global Dividend Leaders Portfolio, 4th Quarter 2020 Series)

- Target Growth 4Q '20 - Term 1/7/22
(Target Growth Portfolio, 4th Quarter 2020 Series)

- Target Triad 4Q '20 - Term 1/7/22
(Target Triad Portfolio, 4th Quarter 2020 Series)

- Target VIP 4Q '20 - Term 1/7/22
(Target VIP Portfolio, 4th Quarter 2020 Series)

- Value Line(R) Target 25 4Q '20 - Term 1/7/22
(Value Line(R) Target 25 Portfolio, 4th Quarter 2020 Series)

Each Trust was created under the laws of the State of New York by a Trust
Agreement (the "Indenture") dated the Initial Date of Deposit. This agreement, entered into among First Trust Portfolios L.P., as Sponsor, The Bank of New
York Mellon as Trustee and First Trust Advisors L.P. as Portfolio Supervisor
and Evaluator, governs the operation of the Trusts.

YOU MAY GET MORE SPECIFIC DETAILS CONCERNING THE NATURE, STRUCTURE AND RISKS OF
THIS PRODUCT IN AN "INFORMATION SUPPLEMENT" BY CALLING THE SPONSOR AT
800-621-1675, DEPT. CODE 2.

How We Created the Trusts.

On the Initial Date of Deposit, we deposited portfolios of common stocks with the Trustee and, in turn, the Trustee delivered documents to us representing our ownership of the Trusts in the form of units ("Units").

After the Initial Date of Deposit, we may deposit additional Securities in a
Trust, or cash (including a letter of credit or the equivalent) with instructions to buy more Securities, to create new Units for sale. If we create additional Units, we will attempt, to the extent practicable, to maintain the percentage relationship established among the Securities on the
Initial Date of Deposit (as set forth in "Schedule of Investments" for each
Trust), adjusted to reflect the sale, redemption or liquidation of any of the
Securities or any stock split or a merger or other similar event affecting the issuer of the Securities.

Since the prices of the Securities will fluctuate daily, the ratio of
Securities in a Trust, on a market value basis, will also change daily. The portion of Securities represented by each Unit will not change as a result of the deposit of additional Securities or cash in a Trust. If we deposit cash, you and new investors may experience a dilution of your investment. This is because prices of Securities will fluctuate between the time of the cash deposit and the purchase of the Securities, and because the Trusts pay the associated brokerage fees. To reduce this dilution, the Trusts will try to buy the Securities as close to the Evaluation Time and as close to the evaluation price as possible. In addition, because the Trusts pay the brokerage fees associated with the creation of new Units and with the sale of Securities to meet redemption and exchange requests, frequent redemption and exchange activity will likely result in higher brokerage expenses.

An affiliate of the Trustee may receive these brokerage fees or the Trustee may retain and pay us (or our affiliate) to act as agent for a Trust to buy
Securities. If we or an affiliate of ours act as agent to a Trust, we will be subject to the restrictions under the Investment Company Act of 1940, as amended (the "1940 Act"). When acting in an agency capacity, we may select various broker/dealers to execute securities transactions on behalf of the
Trusts, which may include broker/dealers who sell Units of the Trusts. We do not consider sales of Units of the Trusts or any other products sponsored by
First Trust as a factor in selecting such broker/dealers.

We cannot guarantee that a Trust will keep its present size and composition for any length of time. Securities may be periodically sold under certain circumstances to satisfy Trust obligations, to meet redemption requests and, as described in "Removing Securities from a Trust," to maintain the sound investment character of a Trust, and the proceeds received by a Trust will be used to meet Trust obligations or distributed to Unit holders, but will not be reinvested. However, Securities will not be sold to take advantage of market fluctuations or changes in anticipated rates of appreciation or depreciation, or if they no longer meet the criteria by which they were selected. You will not be able to dispose of or vote any of the Securities in the Trusts. As the holder of the Securities, the Trustee will vote the Securities and, except as described in "Removing Securities from a Trust," will endeavor to vote the
Securities such that the Securities are voted as closely as possible in the same manner and the same general proportion as are the Securities held by owners other than such Trust.

Neither we nor the Trustee will be liable for a failure in any of the
Securities. However, if a contract for the purchase of any of the Securities initially deposited in a Trust fails, unless we can purchase substitute
Securities ("Replacement Securities") we will refund to you that portion of the purchase price and transactional sales charge resulting from the failed contract on the next Distribution Date. Any Replacement Security a Trust acquires will be identical to those from the failed contract.

                         Portfolios

Objective.

Each Trust seeks above-average total return. To achieve this objective, each
Trust will invest in the common stocks of companies which are selected by applying a unique specialized strategy. While the Trusts seek above-average total return, each follows a different investment strategy. We cannot guarantee that a Trust will achieve its objective or that a Trust will make money once expenses are deducted. Under normal circumstances, the Dow(R)
Target Dividend Portfolio, S&P Dividend Aristocrats Target 25 Portfolio,
Target Diversified Dividend Portfolio and Target Global Dividend Leaders
Portfolio will invest at least 80% of their assets in dividend-paying securities and the S&P Target SMid 60 Portfolio will invest at least 80% of its assets in small and/or mid capitalization companies. Under normal circumstances, the Target Global Dividend Leaders Portfolio will invest at least 40% of its assets in non-U.S. securities.

The Dow(R) Target 5 Portfolio is concentrated in stocks of the industry or group of industries comprising the consumer staples sector. The Dow(R) Target
Dividend Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and utilities sectors. The S&P Dvd.
Aristocrats Target 25 Portfolio is concentrated in stocks of the industry or group of industries comprising the industrials sector. The S&P Target 24
Portfolio, the Target VIP Portfolio and the Value Line(R) Target 25 Portfolio
are concentrated in stocks of the industry or group of industries comprising the information technology sector. The S&P Target SMid 60 Portfolio and the
Target Focus Four Portfolio are concentrated in stocks of the industry or group of industries comprising the financials sector. The Target Double Play
Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and information technology sectors.

Portfolio Selection Process.

               The Dow(R) Target 5 Portfolio

The Dow(R) Target 5 Portfolio invests in stocks with high dividend yields.
The Dow(R) Target 5 Strategy seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in the Dow Jones Industrial Average ("DJIA(R)").

The Dow(R) Target 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by their current indicated dividend yield as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 highest dividend-yielding stocks from this group.

Step 3: From the 10 stocks selected in Step 2, we select an equally-weighted portfolio of the five stocks with the lowest per share stock price for The
Dow(R) Target 5 Strategy.

            The Dow(R) Target Dividend Portfolio

The Dow(R) Target Dividend Strategy selects a portfolio of the 20 stocks from the Dow Jones U.S. Select Dividend Index(sm) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book as a means to seek to achieve its investment objective.

The Dow(R) Target Dividend Strategy stocks are determined as follows:

Step 1: We rank all 100 stocks contained in the Dow Jones U.S. Select Dividend
Index(sm) as of two business days prior to the date of this prospectus (best
[1] to worst [100]) by the following equally-weighted factors:

      - Change in return on assets over the last 12 months. An increase in return on assets is generally used as an indication of improving business fundamentals and would receive a higher ranking than a stock with a negative change in return on assets.

      - Price-to-book. A lower, but positive, price-to-book ratio is generally used as an indication of value.

Step 2: We then select an equally-weighted portfolio of the 20 stocks with the best overall combined ranking on the two factors for The Dow(R) Target
Dividend Strategy. In the event of a tie, the stock with the better price-to-
book ratio is selected.

Companies which, as of the business day prior to the Initial Date of Deposit,
Dow Jones has announced will be removed from the Dow Jones U.S. Select
Dividend Index(sm), or that are likely to be removed, based on Dow Jones selection criteria, from the Dow Jones U.S. Select Dividend Index(sm) within thirty days from the selection date, have been removed from the universe of securities from which The Dow(R) Target Dividend Strategy stocks are selected.

          S&P Dividend Aristocrats Target 25 Portfolio

The S&P Dividend Aristocrats Target 25 Strategy invests in companies from the
S&P 500(R) Dividend Aristocrats(R) Index. The index consists of companies from the S&P 500(R) Index that have increased dividends every year for the last 25 consecutive years. The S&P Dividend Aristocrats Target 25 Strategy stocks are determined as follows:

Step 1: We begin with all stocks contained in the S&P 500(R) Dividend
Aristocrats(R) Index as of two business days prior to the date of this prospectus. Regulated investment companies, limited partnerships and business development companies are not eligible for selection.

Step 2: We rank each stock on three equally-weighted factors:

      - Debt-to-equity. Compares a company's long-term debt to their stockholder's equity. Higher levels of this ratio are associated with higher risk, lower levels with lower risk.

      - Price to cash flow. Measures the cost of a company's stock for every dollar of cash flow generated. A lower, but positive, ratio indicates investors are paying less for the cash flow generated which can be a sign of value.

      - Return on assets. Compares a company's net income to its total assets.
      The ratio shows how efficiently a company generates net income from its assets.

Step 3: We rank each of the companies by their combined factor scores.

Step 4: We select an approximately equally-weighted portfolio of the best scoring 25 stocks with a maximum of seven stocks from any one of the major
Global Industry Classification Standard ("GICS(R)") market sectors. If more than seven stocks from any one of the major GICS(R) sectors are selected, these stocks are excluded and replaced with the next best scoring stocks which satisfy the criteria set forth above. In the event of a tie, the stock with the better return-on-assets ratio is selected.

                   S&P Target 24 Portfolio

The S&P Target 24 Strategy selects a portfolio of 24 common stocks from the
S&P 500(R) Index which are based on the following steps:

Step 1: All of the economic sectors in the S&P 500(R) Index are ranked by market capitalization as of two business days prior to the date of this prospectus and the eight largest sectors are selected.

Step 2: The stocks in each of those eight sectors are then ranked among their peers based on three distinct factors:

      - Trailing four quarters' return on assets, which is net income divided by average assets. Those stocks with high return on assets achieve better rankings;

      - Buyback yield, which measures the percentage decrease in common stock outstanding versus one year earlier. Those stocks with greater percentage decreases receive better rankings; and

      - Bullish interest indicator, which is measured over the trailing 12 months by subtracting the number of shares traded in months in which the stock price declined from the number of shares traded in months in which the stock price rose and dividing the resulting number by the total number of shares traded over the 12-month period. Those stocks with a high bullish interest indicator achieve better rankings.

Step 3: The three stocks from each of the eight sectors with the highest combined ranking on these three factors are selected for S&P Target 24
Strategy. In the event of a tie within a sector, the stock with the higher market capitalization is selected.

Each stock receives a weighting equivalent to its relative market value among the three stocks from the individual sector. The combined weight of the three stocks for a sector is equal to the sector's equivalent weighting among the eight sectors from which stocks are selected. However, no individual stock will comprise 25% or more of the S&P Target 24 Portfolio as of the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

                S&P Target SMid 60 Portfolio

This small and mid-capitalization strategy is designed to identify stocks with improving fundamental performance and market sentiment. The S&P Target SMid 60
Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the Standard & Poor's MidCap
400(R) Index ("S&P MidCap 400(R)") and the Standard & Poor's SmallCap 600(R)
Index ("S&P SmallCap 600(R)") as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks in each index by price-to-book value and select the best quartile from each index--100 stocks from the S&P MidCap 400(R) and 150 stocks from the S&P SmallCap 600(R) with the lowest, but positive, price-to-
book ratio.

Step 3: We rank each stock on three equally-weighted factors:

      - Price to cash flow;

      - 12-month change in return on assets; and

      - 3-month price appreciation.

Step 4: We eliminate any regulated investment companies, limited partnerships, business development companies and any stock with a market capitalization of less than $250 million and with an average daily trading volume of less than
$250,000.

Step 5: The 30 stocks from each index with the highest combined ranking on the three factors set forth in Step 3 are selected for the portfolio. In the event of a tie, the stock with the better price to cash flow ratio is selected.

Step 6: The stocks selected from the S&P MidCap 400(R) are given approximately twice the weight of the stocks selected from the S&P SmallCap 600(R), taking into consideration that only whole shares will be purchased.

            Target Diversified Dividend Portfolio

The Target Diversified Dividend Strategy seeks above-average total return through a combination of capital appreciation and dividend income by adhering to a simple investment strategy; however, there is no assurance the objective will be met. The Target Diversified Dividend Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $250 million;

      - Minimum three-month average daily trading volume of $1.5 million; and

      - Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts/ADRs, regulated investment companies and limited partnerships.

Step 3: We select only those stocks with positive three-year dividend growth.

Step 4: We rank each remaining stock on three factors:

      - Indicated dividend yield - 50%;

      - Price-to-book - 25%; and

      - Payout ratio - 25%.

Step 5: We purchase an approximately equally-weighted portfolio consisting of four stocks from each of the major S&P GICS(R) market sectors with the highest combined ranking on the three factors. The Financials and Real Estate sectors are combined for the sector limit purpose. In the event of a tie, the stock with the better price-to-book ratio is selected.

                Target Double Play Portfolio

The Target Double Play Portfolio invests in the common stocks of companies which are selected by applying two separate uniquely specialized strategies.

The composition of the Target Double Play Portfolio on the Initial Date of
Deposit is as follows:

      - Approximately 1/2 of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy; and

      - Approximately 1/2 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy portion of the Trust were chosen by applying the same selection criteria set forth above under the caption "The Dow(R) Target Dividend Portfolio." The Securities which comprise the Value Line(R) Target 25 Strategy portion of the Trust were selected as follows:

Value Line(R) Target 25 Strategy.

The Value Line(R) Target 25 Strategy invests in 25 of the 100 stocks that
Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks which represent approximately 95% of the trading volume on all U.S.
stock exchanges. Of these 1,700 stocks, only 100 are given their #1 ranking for Timeliness(TM), which measures Value Line's view of their probable price performance during the next six to 12 months relative to the others. Value
Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum, and earnings surprise. The
Value Line(R) Target 25 Strategy stocks are determined as follows:

Step 1: We start with the 100 stocks which Value Line(R), as of two business days prior to the date of this prospectus, gives their #1 ranking for
Timeliness(TM) and apply the following rankings as of two business days prior to the date of this prospectus.

Step 2: We rank these stocks for consistent growth based on 12-month and 6-
month price appreciation (best [1] to worst [100]).

Step 3: We then rank the stocks for profitability by their return on assets.

Step 4: Finally, we rank the stocks for value based on their price to cash flow.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 25 eligible stocks with the lowest sums for the Value
Line(R) Target 25 Strategy. Stocks of financial companies, as defined by
S&P's GICS(R), the stocks of companies whose shares are not listed on a U.S.
securities exchange, and stocks of limited partnerships are not eligible for inclusion in the Value Line(R) Target 25 Strategy stocks. In the event of a tie, the stock with the greatest 6-month price appreciation is selected.

The stocks which comprise the Value Line(R) Target 25 Strategy are weighted by market capitalization subject to the restriction that no stock will comprise less than approximately 1% or 25% or more of the Value Line(R)
Target 25 Strategy portion of the portfolio on the date of this prospectus.
The Securities will be adjusted on a proportionate basis to accommodate this constraint.

                 Target Focus Four Portfolio

The Target Focus Four Portfolio invests in the common stocks of companies which are selected by applying four separate uniquely specialized strategies.

The composition of the Target Focus Four Portfolio on the Initial Date of
Deposit is as follows:

      - Approximately 30% of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the S&P Target SMid 60 Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy; and

      - Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the S&P
Target SMid 60 Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend Portfolio," "S&P Target SMid 60
Portfolio" and "Double Play Portfolio," respectively. The Securities which comprise The NYSE(R) International Target 25 Strategy were selected as follows:

NYSE(R) International Target 25 Strategy:

The NYSE(R) International Target 25 Strategy provides investors with a way to strategically invest in foreign companies. The NYSE(R) International
Target 25 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the NYSE International 100
Index(sm) as of two business days prior to the date of this prospectus. The index consists of the 100 largest non-U.S. stocks trading on the NYSE.

Step 2: We rank each stock on two equally-weighted factors:

      - Price-to-book; and

      - Price to cash flow.

Lower, but positive, price-to-book and price to cash flow ratios are generally used as an indication of value.

Step 3: We screen for liquidity by eliminating companies with average daily trading volume below $300,000 for the prior three months.

Step 4: We purchase an approximately equally-weighted portfolio of the 25 eligible stocks with the best overall ranking on the two factors, taking into consideration that only whole shares will be purchased. In the event of a tie, the stock with the better price-to-book ratio is selected.

          Target Global Dividend Leaders Portfolio

The Target Global Dividend Leaders Strategy stocks are determined based on these steps:

Step 1: We establish three distinct universes as of two business days prior to the Initial Date of Deposit which consist of the following:

      - Domestic equity - all U.S. stocks.

      - International equity - all foreign stocks that are listed on a U.S.
      securities exchange either directly or in the form of American Depositary
      Receipts/ADRs.

      - REITs - all U.S. REITs (including Mortgage REITs).

Step 2: Regulated investment companies and limited partnerships are excluded from all universes. REITs (including Mortgage REITs) are also excluded from the domestic and international equity universes.

Step 3: We select the stocks in each universe that meet the following criteria:

      - Market capitalization greater than $1 billion.

      - Three-month average daily trading volume greater than $1 million.

      - Current indicated dividend yield greater than twice that of the S&P
      500(R) Index at the time of selection.

Step 4: We rank the selected stocks within each universe on three equally-
weighted factors: price to cash flow; return on assets; and 3, 6 and 12-month price appreciation.

Step 5: We select the 20 stocks within each universe with the best overall combined rankings. The domestic and international equity universes are subject to a maximum of four stocks from any one of the major GICS(R) market sectors.
The Financials and Real Estate sectors are combined for the sector limit purpose. If a universe has less than 20 eligible securities, all eligible securities are selected.

Step 6: The universes are approximately weighted as shown below. Stocks are approximately equally-weighted within their universe, taking into consideration that only whole shares will be purchased.

      - 40% domestic equity.

      - 40% international equity.

      - 20% REITs.

                   Target Growth Portfolio

The Target Growth Strategy invests in stocks with large market capitalizations which have recently exhibited certain positive financial attributes. The
Target Growth Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $6 billion;

      - Minimum three month average daily trading volume of $5 million; and

      - Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts/ADRs, regulated investment companies and limited partnerships.

Step 3: We select only those stocks with positive one year sales growth.

Step 4: We rank the remaining stocks on three equally-weighted factors:

      - Sustainable growth rate (a measurement of a company's implied growth rate that can be funded with its internal capital; it is calculated by multiplying return on equity over the trailing 12 months by (1- payout ratio), where payout ratio is the trailing 12 months dividends per share divided by trailing 12 months earnings per share);

      - Change in return on assets; and

      - Recent 6-month price appreciation.

Step 5: We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the major GICS(R) market sectors. The
Financials and Real Estate sectors are combined for the sector limit purpose.
In the event of a tie, the stock with the higher sustainable growth rate is selected.

                   Target Triad Portfolio

The Target Triad Portfolio invests in the common stocks of companies which are selected by applying three separate uniquely specialized strategies.

The composition of the Target Triad Portfolio on the Initial Date of Deposit
is as follows:

- Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy;

- Approximately 30% of the portfolio is composed of common stocks which comprise the Target Diversified Dividend Strategy; and

- Approximately 60% of the portfolio is composed of common stocks which comprise the Target Growth Strategy.

The Securities which comprise the NYSE(R) International Target 25 Strategy, the Target Diversified Dividend Strategy and the Target Growth Strategy
portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target Focus Four Portfolio," "Target
Diversified Dividend Portfolio" and "Target Growth Portfolio," respectively.

                    Target VIP Portfolio

The Target VIP Portfolio invests in the common stocks of companies which are selected by applying six separate uniquely specialized strategies.

The composition of the Target VIP Strategy on the Initial Date of Deposit is
as follows:

- Approximately 1/6 of the portfolio is composed of common stocks which comprise The Dow(R) DART 5 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the European Target 20 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Nasdaq(R) Target 15 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the S&P Target 24 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Target Small-Cap Strategy; and

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise the S&P Target 24 Strategy and the Value Line(R)
Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "S&P Target 24
Portfolio" and "Target Double Play Portfolio," respectively. The Securities which comprise The Dow(R) DART 5 Strategy, the European Target 20 Strategy,
the Nasdaq(R) Target 15 Strategy and the Target Small-Cap Strategy portions of the Trust were selected as follows:

The Dow(R) Dividend and Repurchase Target 5 Strategy.

The Dow(R) DART 5 Strategy selects a portfolio of DJIA(R) stocks with high dividend yields and/or high buyback ratios and high return on assets, as a means to achieving the Strategy's investment objective. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus compared to a company's shares outstanding as of the business day prior to the date of this prospectus.

The Dow(R) DART 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by the sum of their current indicated dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 stocks with the highest combined dividend yields and buyback ratios.

Step 3: From the 10 stocks selected in Step 2, we select an approximately equally-weighted portfolio of the five stocks with the greatest change in return on assets in the most recent year as compared to the previous year for
The Dow(R) DART 5 Strategy.

European Target 20 Strategy.

The European Target 20 Strategy invests in stocks with high dividend yields.
By selecting stocks with the highest dividend yields, the European Target 20
Strategy seeks to uncover stocks that may be out of favor or undervalued. The
European Target 20 Strategy stocks are determined as follows:

Step 1: We rank the 120 largest companies based on market capitalization which are domiciled in Austria, Belgium, Denmark, Finland, France, Germany, Greece,
Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland
and the United Kingdom by their current indicated dividend yield as of two business days prior to the date of this prospectus.

Step 2: We select an approximately equally-weighted portfolio of the 20 highest dividend-yielding stocks for the European Target 20 Strategy.

During the initial offering period, the Target VIP Portfolio will not invest more than 5% of its portfolio in shares of any one securities-related issuer contained in the European Target 20 Strategy.

Nasdaq(R) Target 15 Strategy.

The Nasdaq(R) Target 15 Strategy selects a portfolio of the 15 Nasdaq-100
Index(R) stocks with the best overall ranking on both 12- and 6-month price appreciation, return on assets and price to cash flow as a means to achieving its investment objective. The Nasdaq(R) Target 15 Strategy stocks are determined as follows:

Step 1: We select stocks which are components of the Nasdaq-100 Index(R) as of two business days prior to the date of this prospectus and numerically rank them by 12-month price appreciation (best [1] to worst [100]).

Step 2: We then numerically rank the stocks by 6-month price appreciation.

Step 3: The stocks are then numerically ranked by return on assets ratio.

Step 4: We then numerically rank the stocks by the ratio of cash flow per share to stock price.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 15 stocks with the lowest sums for Nasdaq(R) Target 15
Strategy. In the event of a tie, the stock with the higher 6-month price momentum is selected.

The stocks which comprise Nasdaq(R) Target 15 Strategy are weighted by market capitalization subject to the restriction that only whole shares are purchased and that no stock will comprise less than approximately 1% or 25% or more of
Nasdaq(R) Target 15 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

Target Small-Cap Strategy.

The Target Small-Cap Strategy invests in stocks with small market capitalizations which have recently exhibited certain positive financial attributes. The Target Small-Cap Strategy stocks are determined as follows:

Step 1: We select the stocks of all U.S. companies which trade on the NYSE,
NYSE MTK (formerly the NYSE Amex) or The NASDAQ Stock Market, LLC(R)
(excluding limited partnerships, American Depositary Receipts/ADRs, business development companies and mineral and oil royalty trusts) as of two business days prior to the date of this prospectus.

Step 2: We then select companies which have a market capitalization of between
$150 million and $1 billion and whose stock has an average daily dollar trading volume of at least $500,000.

Step 3: We next select stocks with positive three-year sales growth.

Step 4: From there we select those stocks whose most recent annual earnings
(based on the trailing 12-month period) are positive.

Step 5: We eliminate any stock whose price has appreciated by more than 75% in the last 12 months.

Step 6: We select the 40 stocks with the greatest price appreciation in the last 12 months and weight them on a market capitalization basis (highest to lowest) for the Target Small-Cap Strategy.

For purposes of applying the Target Small-Cap Strategy, market capitalization and average trading volume are based on 1996 dollars which are periodically adjusted for inflation. All steps apply monthly and rolling quarterly data instead of annual figures where possible.

The stocks which comprise the Target Small-Cap Strategy are weighted by market capitalization.

             Value Line(R) Target 25 Portfolio

The Securities which comprise the Value Line(R) Target 25 Strategy were chosen by applying the same selection criteria set forth above under the caption
"Target Double Play Portfolio."

Other Considerations.

Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit, we will deposit the Securities originally selected by applying the strategy on the Initial Date of Deposit.
This is true even if a later application of a strategy would have resulted in the selection of different securities. In addition, companies which, based on publicly available information as of the date the Securities were selected, are the subject of an announced business combination which we expect will happen within 12 months of the date of this prospectus are not eligible for inclusion in a Trust's portfolio.

The Securities for each of the strategies were selected as of a strategy's selection date using closing market prices on such date or, if a particular market was not open for trading on such date, closing market prices on the day immediately prior to the strategy's selection date in which such market was open. In addition, companies which, based on publicly available information on or before their respective selection date, are subject to any of the limited circumstances which warrant removal of a Security from a Trust as described under "Removing Securities from a Trust" have been excluded from the universe of securities from which each Trust's Securities are selected.

Additional Portfolio Contents.

In addition to the investments described above, certain of the Trusts have exposure to the following investments: foreign-listed securities and companies headquartered or incorporated in emerging markets.

Of course, as with any similar investments, there can be no assurance that the objective of a Trust will be achieved. See "Risk Factors" for a discussion of the risks of investing in a Trust.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index(sm),
S&P 500(R) Index, S&P 500(R) Dividend Aristocrats Index, S&P MidCap 400(R)
Index and S&P SmallCap 600(R) Index are products of S&P Dow Jones Indices LLC or its affiliates ("SPDJI"), and have been licensed for use by First Trust
Portfolios L.P. Standard & Poor's(R), S&P(R), S&P 500(R), S&P Dividend
Aristocrats, S&P MidCap 400(R) and S&P SmallCap 600(R) are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); DJIA(R), The
Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones U.S. Select
Dividend Index(sm) are trademarks of Dow Jones Trademark Holdings LLC ("Dow
Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Portfolios L.P. The Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend
Portfolio, S&P Dividend Aristocrats Target 25 Portfolio, S&P Target 24 Portfolio,
S&P Target SMid 60 Portfolio, Target Double Play Portfolio, Target Focus Four
Portfolio and the Target VIP Portfolio are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such products nor do they have any liability for any errors, omissions, or interruptions of the Dow Jones Industrial Average and the S&P 500(R) Index.
Please see the Information Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of SPDJI.

"Value Line," "The Value Line Investment Survey" and "Timeliness" are
trademarks or registered trademarks of Value Line, Inc. and/or its affiliates
("Value Line") that have been licensed to First Trust Portfolios L.P. and/or
First Trust Advisors L.P. The Target Double Play Portfolio, Target Focus Four
Portfolio, Target VIP Portfolio and Value Line(R) Target 25 Portfolio are not
sponsored, endorsed, recommended, sold or promoted by Value Line. Value Line makes no representation regarding the advisability of investing in a Trust.
First Trust Portfolios L.P. and/or First Trust Advisors L.P. are not
affiliated with any Value Line company.

"NYSE(R)" is a service/trade mark of ICE Data Indices, LLC or its affiliates and has been licensed, along with the NYSE(R) International 100 Index
("Index") for use by First Trust Portfolios L.P. in connection with the Target
Focus Four Portfolio and the Target Triad Portfolio (the "Products"). Neither
First Trust Portfolios L.P. nor the Products, as applicable, is sponsored, endorsed, sold or promoted by ICE Data Indices, LLC, its affiliates or its
Third Party Suppliers ("ICE Data and its Suppliers"). ICE Data and its
Suppliers make no representations or warranties regarding the advisability of investing in securities generally, in the Products particularly, or the ability of the Index to track general market performance. Past performance of an Index is not an indicator of or a guarantee of future results. ICE DATA AND
ITS SUPPLIERS DISCLAIM ANY AND ALL WARRANTIES AND REPRESENTATIONS, EXPRESS
AND/OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR USE, INCLUDING THE INDICES, INDEX DATA AND ANY
INFORMATION INCLUDED IN, RELATED TO, OR DERIVED THEREFROM ("INDEX DATA"). ICE
DATA AND ITS SUPPLIERS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY WITH
RESPECT TO THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES
AND THE INDEX DATA, WHICH ARE PROVIDED ON AN "AS IS" BASIS AND YOUR USE IS AT
YOUR OWN RISK.

The publishers of the DJIA(R), the Dow Jones U.S. Select Dividend Index(sm),
The Nasdaq-100 Index(R), the Russell 3000(R) Index, S&P 500(R) Index, S&P
1000(R) Index, S&P MidCap 400(R) Index, S&P SmallCap 600(R) Index and the
NYSE International 100 Index(sm) are not affiliated with us and have not participated in creating the Trusts or selecting the Securities for the
Trusts. Except as noted herein, none of the index publishers have approved of any of the information in this prospectus.

                        Risk Factors

Price Volatility. The Trusts invest in common stocks. The value of a Trust's
Units will fluctuate with changes in the value of these common stocks. Common stock prices fluctuate for several reasons including changes in investors'
perceptions of the financial condition of an issuer or the general condition of the relevant stock market, such as the current market volatility, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase.

Because the Trusts are not managed, the Trustee will not sell stocks in response to or in anticipation of market fluctuations, as is common in managed investments. As with any investment, we cannot guarantee that the performance of any Trust will be positive over any period of time, especially the relatively short 15-month life of the Trusts, or that you won't lose money.
Units of the Trusts are not deposits of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Two of the Securities in the S&P Target 24 Portfolio and three of the
Securities in the Value Line(R) Target 25 Portfolio represent approximately
33.36% and 50.31%, respectively, of the value of each Trust. If these stocks decline in value you may lose a substantial portion of your investment.

Market Risk. Market risk is the risk that a particular security, or Units of the Trusts in general, may fall in value. Securities are subject to market fluctuations caused by such factors as economic, political, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Units of the Trusts could decline in value or underperform other investments. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious diseases or other public health issues, recessions, or other events could have a significant negative impact on the Trusts and their investments. Such events may affect certain geographic regions, countries, sectors and industries more significantly than others.
Such events could adversely affect the prices and liquidity of the Trusts'
portfolio securities and could result in disruptions in the trading markets.
Any such circumstances could have a materially negative impact on the value of the Trusts' Units and result in increased market volatility.

The recent outbreak of a respiratory disease designated as COVID-19 was first detected in China in December 2019. The global economic impact of the COVID-19 outbreak is impossible to predict but has resulted in disruptions to manufacturing, supply chains and sales in affected areas and negatively impacted global economic growth prospects. The COVID-19 outbreak has also caused significant volatility and declines in global financial markets, which have caused losses for investors. The impact of the COVID-19 outbreak may be short term or may last for an extended period of time, and in either case could result in a substantial economic downturn or recession.

Government interventions aimed at curtailing the distress to financial markets caused by the COVID-19 outbreak such as the Federal Reserve's $700 billion quantitative easing program announced in March 2020, coupled with reducing the
Federal funds rate to near-zero, may not work as intended and may result in increased volatility in financial markets. Quantitative easing refers to purchasing large quantities of securities issued or guaranteed by the U.S.
government, its agencies or instrumentalities on the open market. The impact of government interventions on the markets, and the practical implications for market participants, may not be fully known for some time.

Dividends. Certain of the Securities held by the Trusts may currently pay dividends, but there is no guarantee that the issuers of the Securities will declare dividends in the future or that, if declared, they will either remain at current levels or increase over time.

Trusts which use dividend yield as a selection criterion employ a contrarian strategy in which the Securities selected share qualities that have caused them to have lower share prices or higher dividend yields than other common stocks in their peer group. There is no assurance that negative factors affecting the share price or dividend yield of these Securities will be overcome over the life of such Trusts or that these Securities will increase in value.

Concentration Risk. When at least 25% of a trust's portfolio is invested in securities issued by companies within a single sector, the trust is considered to be concentrated in that particular sector. If a Trust is concentrated in more than one sector, at least 25% of the Trust's portfolio is invested in each sector in which it is concentrated. A portfolio concentrated in one or more sectors may present more risks than a portfolio broadly diversified over several sectors.

The Dow(R) Target 5 Portfolio is concentrated in stocks of the industry or group of industries comprising the consumer staples sector. The Dow(R) Target
Dividend Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and utilities sectors. The S&P Dividend
Aristocrats Target 25 Portfolio is concentrated in stocks of the industry or group of industries comprising the industrials sector. The S&P Target 24
Portfolio, the Target VIP Portfolio and the Value Line(R) Target 25 Portfolio
are concentrated in stocks of the industry or group of industries comprising the information technology sector. The S&P Target SMid 60 Portfolio and the
Target Focus Four Portfolio are concentrated in stocks of the industry or group of industries comprising the financials sector. The Target Double Play
Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and information technology sectors.

Consumer Staples. Consumer staples companies provide products directly to the consumer that are typically considered non-discretionary items based on consumer purchasing habits. Such products include food, beverages, household items and tobacco. Companies providing these products may be affected by the regulation of various product components and production methods, new laws, regulations or litigation, marketing campaigns, competitive pricing, enumerated factors, consumer confidence, materials costs and other factors affecting consumer demand. Changes in the worldwide economy, demographics, consumer preferences, consumer spending, exploration and production spending may adversely affect these companies, as well as natural and man-made disasters, political, social or labor unrest, world events and economic conditions. Historically, the demand for consumer staples goods has remained fairly constant regardless of the state of the economy. With some products, such as food, alcohol and tobacco, demand sometimes increases during economic downturns. However, price competition among suppliers may be very challenging, which can drive prices lower and impact returns.

Financials. Financial companies, such as retail and commercial banks, insurance companies and financial services companies, are subject to extensive governmental regulation and intervention, which may adversely affect the scope of their activities, the prices they can charge, the amount and types of capital they must maintain and, potentially, their size. Governmental regulation may change frequently and may have significant adverse consequences for financial companies, including effects not intended by such regulation.
The impact of more stringent capital requirements, or recent or future regulation in various countries, on any individual financial company or on financial companies as a whole cannot be predicted. Certain risks may impact the value of investments in financial companies more severely than those of investments in other issuers, including the risks associated with companies that operate with substantial financial leverage. Financial companies may also be adversely affected by volatility in interest rates, decreases in the availability of money or asset valuations, credit rating downgrades and adverse conditions in other related markets. Insurance companies in particular may be subject to severe price competition and/or rate regulation, which may have an adverse impact on their profitability. Financial companies are also a target for cyber-attacks and may experience technology malfunctions and disruptions as a result.

In addition, general economic conditions are important to the operations of financial companies. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities may have an adverse effect on the profitability of financial companies. While financial companies such as banks tend to increase reserves in anticipation of economic stress, there can be no assurance that such reserves will be sufficient to cover rising default rates. Financial companies may be highly dependent upon access to capital markets, and any impediments to such access, such as adverse overall economic conditions or a negative perception in the capital markets of a company's financial condition or prospects, could adversely affect its business. Some financial companies may also be required to accept or borrow significant amounts of capital from government sources. There is no guarantee that governments will provide any such relief in the future. These actions may cause the securities of many companies in the financials sector to decline in value.

Industrials. General risks of industrial companies include the general state of the economy, intense competition, consolidation, domestic and international politics, excess capacity and consumer spending trends. In addition, they may also be significantly affected by overall capital spending levels, economic cycles, technical obsolescence, delays in modernization, labor relations, government regulations and e-commerce initiatives.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Aerospace and defense companies may be influenced by decreased demand for new equipment, aircraft order cancellations, changes in aircraft-leasing contracts and cutbacks in profitable business travel. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for auto and truck makers and their suppliers.

Information Technology. Technology companies are generally subject to the risks of rapidly changing technologies; short product life cycles; fierce competition; aggressive pricing; frequent introduction of new or enhanced products; the loss of patent, copyright and trademark protections; cyclical market patterns; evolving industry standards; and frequent new product introductions. Technology companies may be smaller and less experienced companies, with limited product lines, markets or financial resources.
Technology company stocks have experienced extreme price and volume fluctuations that are often unrelated to their operating performance. Also, the stocks of many Internet companies have exceptionally high price-to-
earnings ratios with little or no earnings histories.

Utilities. General problems of utility companies include risks of increases in fuel and other operating costs; restrictions on operations and increased costs and delays as a result of environmental, nuclear safety and other regulations;
regulatory restrictions on the ability to pass increasing wholesale costs along to the retail and business customer; energy conservation; technological innovations which may render existing plants, equipment or products obsolete;
the effects of local weather, maturing markets and difficulty in expanding to new markets due to regulatory and other factors; natural or man-made disasters; difficulty obtaining adequate returns on invested capital; the high cost of obtaining financing during periods of inflation; difficulties of the capital markets in absorbing utility debt and equity securities; and increased competition. In addition, taxes, government regulation, international politics, price and supply fluctuations, and volatile interest rates and energy conservation may cause difficulties for utilities. All of such issuers have been experiencing certain of these problems in varying degrees.

Utility companies are subject to extensive regulation at the federal and state levels in the United States. The value of utility company securities may decline as a result of changes to governmental regulation controlling the utilities sector. Adverse regulatory changes could prevent or delay utilities from passing along cost increases to customers, which could hinder a utility's ability to meet its obligations to its suppliers.

Furthermore, regulatory authorities, which may be subject to political and other pressures, may not grant future rate increases, or may impose accounting or operational policies, any of which could affect a company's profitability and the value of its securities. In addition, federal, state and municipal governmental authorities may review existing, and impose additional, regulations governing the licensing, construction and operation of nuclear power plants.

REITs. Certain of the Securities in the S&P Target SMid 60 Portfolio, the
Target Focus Four Portfolio and the Target Global Dividend Leaders Portfolio
are issued by REITs that are headquartered or incorporated in the United
States. REITs are financial vehicles that pool investors' capital to purchase or finance real estate. REITs may concentrate their investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The value of REITs and the ability of REITs to distribute income may be adversely affected by several factors, including rising interest rates, changes in the national, state and local economic climate and real estate conditions, perceptions of prospective tenants of the safety, convenience and attractiveness of the properties, the ability of the owner to provide adequate management, maintenance and insurance, the cost of complying with the Americans with
Disabilities Act, increased competition from new properties, the impact of present or future environmental legislation and compliance with environmental laws, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, and other factors beyond the control of the issuers of REITs. Certain of the REITs may also be mortgage real estate investment trusts ("Mortgage
REITs"). Mortgage REITs are companies that provide financing for real estate by purchasing or originating mortgages and mortgage-backed securities and earn income from the interest on these investments. Mortgage REITs are also subject to many of the same risks associated with investments in other REITs and to real estate market conditions.

Strategy. Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional
Units of a Trust after the Initial Date of Deposit, we will deposit the
Securities originally selected by applying the strategy on the Initial Date of
Deposit. This is true even if a later application of a strategy would have resulted in the selection of different securities. There is no guarantee the investment objective of a Trust will be achieved. The actual performance of the Trusts will be different than the hypothetical returns of each Trust's strategy. No representation is made that the Trusts will or are likely to achieve the hypothetical performance shown. Because the Trusts are unmanaged and follow a strategy, the Trustee will not buy or sell Securities in the event a strategy is not achieving the desired results.

Foreign Securities. Certain of the Securities held by certain of the Trusts are issued by foreign entities, which makes the Trusts subject to more risks than if they invested solely in domestic securities. A foreign Security held by a Trust is either directly listed on a U.S. securities exchange, is in the form of an American Depositary Receipt/ADR which trades on the over-the-
counter market or is listed on a U.S. securities exchange, or is directly listed on a foreign securities exchange. Risks of foreign securities include higher brokerage costs; different accounting standards; expropriation, nationalization or other adverse political or economic developments; currency devaluations, blockages or transfer restrictions; restrictions on foreign investments and exchange of securities; inadequate financial information; lack of liquidity of certain foreign markets; and less government supervision and regulation of exchanges, brokers, and issuers in foreign countries. Certain foreign markets have experienced heightened volatility due to recent negative political or economic developments or natural disasters. Securities issued by
non-U.S. issuers may pay interest and/or dividends in foreign currencies and may be principally traded in foreign currencies. Therefore, there is a risk that the U.S. dollar value of these interest and/or dividend payments and/or securities will vary with fluctuations in foreign exchange rates. Investments in debt securities of foreign governments present special risks, including the fact that issuers may be unable or unwilling to repay principal and/or interest when due in accordance with the terms of such debt, or may be unable to make such repayments when due in the currency required under the terms of the debt. Political, economic and social events also may have a greater impact on the price of debt securities issued by foreign governments than on the price of U.S. securities.

American Depositary Receipts/ADRs and similarly structured securities may be less liquid than the underlying shares in their primary trading market. Any distributions paid to the holders of depositary receipts are usually subject to a fee charged by the depositary. Issuers of depositary receipts are not obligated to disclose information that is considered material in the United
States. As a result, there may be less information available regarding such issuers. Holders of depositary receipts may have limited voting rights, and investment restrictions in certain countries may adversely impact the value of depositary receipts because such restrictions may limit the ability to convert shares into depositary receipts and vice versa. Such restrictions may cause shares of the underlying issuer to trade at a discount or premium to the market price of the depositary receipts.

The purchase and sale of the foreign Securities, other than foreign Securities listed on a U.S. securities exchange, will generally occur only in foreign securities markets. Because foreign securities exchanges may be open on different days than the days during which investors may purchase or redeem
Units, the value of a Trust's Securities may change on days when investors are not able to purchase or redeem Units. Although we do not believe that the
Trusts will have problems buying and selling these Securities, certain of the factors stated above may make it impossible to buy or sell them in a timely manner. Custody of certain of the Securities in the Target VIP Portfolio is maintained by: Crest Co. Ltd. for United Kingdom Securities and Euroclear
Bank, a global custody and clearing institution for all other foreign
Securities; each of which has entered into a sub-custodian relationship with the Trustee. In the event the Trustee informs the Sponsor of any material change in the custody risks associated with maintaining assets with any of the entities listed above, the Sponsor will instruct the Trustee to take such action as the Sponsor deems appropriate to minimize such risk.

Emerging Markets. Certain of the Securities held by certain of the Trusts are issued by companies headquartered or incorporated in countries considered to be emerging markets. Risks of investing in developing or emerging countries are even greater than the risks associated with foreign investments in general.
These increased risks include, among other risks, the possibility of investment and trading limitations, greater liquidity concerns, higher price volatility, greater delays and disruptions in settlement transactions, greater political uncertainties and greater dependence on international trade or development assistance. In addition, less information about emerging market companies is publicly available due to differences in regulatory, accounting, audit and financial record keeping standards and information that is available may be unreliable or outdated. Moreover, emerging market countries may be subject to overburdened infrastructures, obsolete financial systems and environmental problems. For these reasons, investments in emerging markets are often considered speculative.

Exchange Rates. Because securities of foreign issuers not listed on a U.S.
securities exchange generally pay dividends and trade in foreign currencies, the U.S. dollar value of these Securities (and therefore Units of the Trusts containing securities of foreign issuers) will vary with fluctuations in foreign exchange rates. As the value of Units of a Trust will vary with fluctuations in both the value of the underlying Securities as well as foreign exchange rates, an increase in the value of the Securities could be more than offset by a decrease in value of the foreign currencies in which they are denominated against the U.S. dollar, resulting in a decrease in value of the
Units. Most foreign currencies have fluctuated widely in value against the
U.S. dollar for various economic and political reasons.

To determine the value of foreign Securities not listed on a U.S. securities exchange or their dividends, the Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, depending on the activity of the large international commercial banks, various central banks, large multi-national corporations, speculators, hedge funds and other buyers and sellers of foreign currencies. Since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not reflect the amount the Trusts would receive, in U.S.
dollars, had the Trustee sold any particular currency in the market. The value of the Securities in terms of U.S. dollars, and therefore the value of your
Units, will decline if the U.S. dollar increases in value relative to the value of the currency in which the Securities trade. In addition, the value of dividends received in foreign currencies will decline in value in terms of
U.S. dollars if the U.S. dollar increases in value relative to the value of the currency in which the dividend was paid prior to the time in which the dividend is converted to U.S. dollars.

Small and/or Mid Capitalization Companies. Certain of the Securities held by certain of the Trusts are issued by small and/or mid capitalization companies.

Investing in stocks of such companies may involve greater risk than investing in larger companies. For example, such companies may have limited product lines, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Securities of such companies generally trade in lower volumes and are generally subject to greater and less predictable changes in price than securities of larger companies. In addition, small and mid-cap stocks may not be widely followed by the investment community, which may result in low demand.

Large Capitalization Companies. Certain of the Securities held by certain of the Trusts are issued by large capitalization companies. The return on investment in stocks of large capitalization companies may be less than the return on investment in stocks of small and/or mid capitalization companies.
Large capitalization companies may also grow at a slower rate than the overall market.

Cybersecurity Risk. As the use of Internet technology has become more prevalent in the course of business, the Trusts have become more susceptible to potential operational risks through breaches in cybersecurity. A breach in cybersecurity refers to both intentional and unintentional events that may cause a Trust to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Sponsor of the Trusts to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cybersecurity breaches may involve unauthorized access to digital information systems utilized by the Trusts through "hacking" or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cybersecurity breaches of a Trust's third-party service providers, or issuers in which the Trusts invest, can also subject the Trusts to many of the same risks associated with direct cybersecurity breaches. The Sponsor of, and third-
party service provider to, the Trusts have established risk management systems designed to reduce the risks associated with cybersecurity. However, there is no guarantee that such efforts will succeed, especially because the Trusts do not directly control the cybersecurity systems of issuers or third-party service providers.

Legislation/Litigation. From time to time, various legislative initiatives are proposed in the United States and abroad which may have a negative impact on certain of the companies represented in the Trusts. In addition, litigation regarding any of the issuers of the Securities, or the industries represented by these issuers, may negatively impact the value of these Securities. We cannot predict what impact any pending or proposed legislation or pending or threatened litigation will have on the value of the Securities.

       Backtested Hypothetical Performance Information

The following tables compare the hypothetical performance information for the identical strategies employed by each Trust and the actual performances of the
DJIA(R), the Dow Jones U.S. Select Dividend Index(sm), Russell 3000(R) Index,
S&P 500(R) Index, S&P 1000(R) Index and the MSCI All Country World Index in
each of the full years listed below (and as of the most recent month). The
Trusts did not achieve the performance shown.

These hypothetical returns should not be used to predict or guarantee future performance of the Trusts. Returns from a Trust will differ from its strategy for several reasons, including the following:

- Total Return figures shown do not reflect commissions paid by a Trust on the purchase of Securities or taxes incurred by you.

- Strategy returns are for calendar years (and through the most recent month), while the Trusts begin and end on various dates.

- Trusts have a maturity longer than one year.

- Trusts may not be fully invested at all times or equally-weighted in each of the strategies or the stocks comprising their respective strategy or strategies.

- Extraordinary market events that are not expected to be repeated and which may have affected performance.

- Securities are often purchased or sold at prices different from the closing prices used in buying and selling Units.

- Cash flows (receipt/investment of).

- For Trusts investing in foreign Securities, currency exchange rates may differ.

You should note that the Trusts are not designed to parallel movements in any index and it is not expected that they will do so. In fact, each Trust's strategy underperformed its comparative index, or combination thereof, in certain years and we cannot guarantee that a Trust will outperform its respective index over the life of a Trust or over consecutive rollover periods, if available. Each index differs widely in size and focus, as described below.

DJIA(R). The Dow Jones Industrial Average is a price-weighted measure of 30
U.S. blue-chip companies. The index covers all industries with the exception of transportation and utilities. While stock selection is not governed by quantitative rules, a stock typically is added to the index only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.

Dow Jones U.S. Select Dividend Index(sm). The Dow Jones U.S. Select Dividend
Index(sm) consists of 100 dividend-paying stocks, weighted by their indicated
annualized yield. Eligible stocks are selected from a universe of all dividend-
paying companies in the Dow Jones U.S. Total Market Index(sm) that have a non-
negative historical five-year dividend-per-share growth rate, a five-year average dividend to earnings-per-share ratio of less than or equal to 60% and a three-month average daily trading volume of 200,000 shares.

Russell 3000(R) Index. The Russell 3000(R) Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S.
market. The Russell 3000(R) Index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

S&P 500(R) Index. The S&P 500(R) Index consists of stocks of 500 issuers chosen by Standard and Poor's to be representative of the leaders of various industries.

S&P 1000(R) Index. The S&P 1000(R) Index is a combination of the S&P MidCap
400(R) (the most widely used index for mid-size companies) and the S&P
SmallCap 600(R) (an index of 600 U.S. small-cap companies), where the S&P
MidCap 400(R) represents approximately 70% of the index and S&P SmallCap 600 represents approximately 30% of the index).

MSCI All Country World Index. The MSCI All Country World Index is an unmanaged free float-adjusted market capitalization weighted index designed to measure the equity market performance of developed and emerging markets. The index cannot be purchased directly by investors.

The indexes are unmanaged, not subject to fees and not available for direct investment.

                                           COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

         (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                           Hypothetical Strategy Total Returns(1)(3)
         -----------------------------------------------------------------------------------------------------------------
                                            S&P Dividend                                           Target
          The Dow(R)      The Dow(R)         Aristocrats          S&P          S&P Target        Diversified
           Target 5     Target Dividend       Target 25        Target 24         SMid 60          Dividend
Year       Strategy         Strategy          Strategy          Strategy        Strategy          Strategy
----      ----------    ---------------     ------------       ---------       -----------      -------------

1972       20.20%
1973       17.63%
1974       -7.48%
1975       62.91%
1976       38.88%
1977        3.22%
1978       -1.26%
1979        7.43%
1980       38.74%
1981        1.27%
1982       41.05%
1983       34.26%
1984        8.60%
1985       36.01%
1986       28.31%                                               19.58%
1987        8.50%                                                1.95%
1988       18.95%                                                4.53%
1989        8.01%                                               22.58%
1990      -17.90%                                                6.68%
1991       59.82%                                               40.60%
1992       20.67%           30.13%                              -1.56%
1993       31.43%           18.32%                               8.28%
1994        5.47%           -8.43%                               5.04%
1995       28.07%           47.02%                              39.23%           25.41%           28.24%
1996       23.51%           16.25%                              31.52%           13.27%           15.04%
1997       17.17%           40.73%                              30.32%           42.16%           26.05%
1998        9.94%            3.06%                              40.07%            4.91%           13.02%
1999       -9.43%           -6.53%                              41.39%           23.94%           17.62%
2000        8.32%           25.98%             6.79%             4.07%           14.12%           19.90%
2001       -4.97%           40.77%            15.99%           -10.82%           32.08%           29.70%
2002      -12.82%           -0.73%           -10.24%           -19.04%           -5.25%          -10.35%
2003       20.24%           32.25%            19.69%            23.38%           45.44%           47.17%
2004        9.67%           19.00%            17.13%            13.79%           23.57%           20.60%
2005       -2.93%            2.37%             3.58%             3.87%            3.13%            2.03%
2006       38.81%           17.72%            17.95%             1.65%           19.74%           15.48%
2007        1.70%            1.18%             5.19%             3.40%           -9.62%           -3.80%
2008      -50.36%          -39.47%           -22.25%           -29.23%          -37.64%          -37.02%
2009       17.35%           14.47%            21.66%            12.32%           60.05%           40.92%
2010       10.18%           15.82%            16.85%            18.36%           15.12%           20.27%
2011       16.96%            5.68%             8.39%             7.12%           -8.79%            3.20%
2012        9.34%            5.03%            12.41%             8.18%           20.43%           10.82%
2013       38.48%           28.84%            33.38%            42.52%           37.45%           31.68%
2014       11.53%           12.95%            11.50%             7.25%           -0.24%            5.24%
2015        7.77%           -5.94%            -2.92%             2.24%           -8.87%          -12.98%
2016       11.69%           23.14%            13.28%             0.82%           30.81%           15.93%
2017       10.13%            7.17%            16.59%            19.53%           -0.05%            6.69%
2018       -1.85%          -11.26%            -9.11%            -1.27%          -23.72%          -12.31%
2019        7.28%            9.08%            28.52%            34.11%            3.23%           26.08%
2020      -17.49%          -32.60%            -8.60%            14.36%          -43.47%          -22.70%
(thru 9/30)

                                           COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

         (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                           Hypothetical Strategy Total Returns(1)(3)
      -----------------------------------------------------------------------------------------------------------------

                           Target          Target Global
              Target        Focus             Dividend     Target        Target      Target      Value Line(R)
            Double Play     Four              Leaders      Growth        Triad        VIP          Target 25
Year         Strategy      Strategy           Strategy    Strategy      Strategy    Strategy        Strategy
----        -----------    --------        -------------  --------      --------    --------     -------------

1972
1973
1974
1975
1976
1977
1978
1979
1980
1981
1982
1983
1984
1985                                                                                                    33.34%
1986                                                                                                    20.24%
1987                                                                                                    16.95%
1988                                                                                                    -9.37%
1989                                                                                                    48.20%
1990                                                                                      0.26%          3.16%
1991                                                                                     57.24%         83.80%
1992       13.52%                                                                         4.25%         -2.61%
1993       21.60%                                                                        22.21%         25.07%
1994        1.86%                                                                         2.20%         12.20%
1995       49.45%                                           31.07%                       43.06%         52.21%
1996       35.29%           27.80%                          25.11%         22.18%        38.83%         54.24%
1997       37.11%           37.21%                          41.28%         34.79%        25.97%         33.92%
1998       47.21%           30.98%            2.74%         37.29%         27.49%        51.40%         91.05%
1999       52.88%           45.08%           12.55%         33.92%         31.90%        48.97%        111.29%
2000        7.16%            9.64%            4.78%          8.49%         11.93%        -4.40%        -10.37%
2001       20.11%           20.17%            7.07%         -4.08%          4.91%       -11.17%         -0.08%
2002      -12.47%          -11.09%           -7.47%        -10.69%        -11.60%       -21.22%        -23.88%
2003       35.64%           38.81%           48.27%         34.15%         38.31%        34.92%         39.35%
2004       20.40%           21.58%           24.67%         16.85%         18.53%        13.18%         21.82%
2005       11.02%            8.88%           11.76%         17.24%         12.30%         6.89%         19.74%
2006        9.05%           14.20%           29.65%         16.96%         17.57%        11.99%          0.71%
2007       12.35%            6.97%           22.27%         20.07%         13.38%         9.38%         23.59%
2008      -45.55%          -43.38%          -30.07%        -52.45%        -47.53%       -45.83%        -51.41%
2009        8.54%           27.29%           53.49%         18.35%         27.22%        12.18%          3.16%
2010       22.21%           17.86%           20.29%         17.28%         16.37%        18.42%         28.63%
2011      -12.10%          -11.60%            0.43%        -12.43%         -8.35%        -1.94%        -29.25%
2012        9.54%           12.67%           12.84%          5.89%          7.51%        12.36%         14.23%
2013       31.31%           31.40%           25.34%         37.28%         33.22%        36.29%         34.01%
2014       11.33%            5.80%            3.21%          6.42%          4.52%         6.26%          9.99%
2015       -7.79%           -8.46%          -12.30%          8.35%         -0.02%        -4.34%         -9.41%
2016       14.08%           18.89%           14.99%         -1.75%          4.81%         8.38%          5.35%
2017        7.25%            5.69%            7.47%         35.43%         24.59%        20.05%          7.54%
2018       -7.71%          -13.11%          -13.10%        -17.93%        -15.93%        -7.45%         -3.98%
2019        8.79%            7.31%           14.59%         33.41%         28.90%        19.00%          8.69%
2020       -8.96%          -21.76%          -23.71%          7.41%         -5.73%        -4.36%         14.72%
(thru 9/30)

                                          COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

                                                     Index Total Returns(3)

                    Dow Jones U.S.                          Russell       MSCI All
                   Select Dividend  S&P 500(R) S&P 1000(R)  3000(R)    Country World
Year     DJIA(R)     Index(sm)      Index        Index       Index        Index
----     -------   -----------     -------     --------     -------   -------------

1972    18.48%                    19.00%
1973   -13.28%                   -14.69%
1974   -23.58%                   -26.47%
1975    44.75%                    37.23%
1976    22.82%                    23.93%
1977   -12.84%                    -7.16%
1978     2.79%                     6.57%
1979    10.55%                    18.61%
1980    22.17%                    32.50%
1981    -3.57%                    -4.92%
1982    27.11%                    21.55%
1983    25.97%                    22.56%
1984     1.31%                     6.27%
1985    33.55%                    31.72%
1986    27.10%                    18.67%
1987     5.48%                     5.25%
1988    16.14%                    16.56%
1989    32.19%                    31.62%
1990    -0.56%                    -3.19%
1991    24.19%                    30.33%
1992     7.41%       22.65%        7.61%
1993    16.93%       14.59%       10.04%
1994     5.01%       -0.19%        1.30%
1995    36.87%       42.80%       37.50%       30.69%       36.57%
1996    28.89%       25.08%       22.89%       19.85%       21.63%
1997    24.94%       37.83%       33.31%       30.26%       31.67%
1998    18.15%        4.33%       28.55%       13.20%       24.11%          21.97%
1999    27.21%       -4.08%       21.03%       14.11%       20.96%          26.82%
2000    -4.71%       24.86%       -9.10%       15.86%       -7.30%         -13.94%
2001    -5.43%       13.09%      -11.88%        1.45%      -11.43%         -15.91%
2002   -14.97%       -3.94%      -22.09%      -14.54%      -21.53%         -18.98%
2003    28.23%       30.16%       28.65%       36.61%       31.02%          34.63%
2004     5.30%       18.14%       10.87%       18.39%       11.93%          15.75%
2005     1.72%        3.79%        4.90%       10.93%        6.10%          11.37%
2006    19.03%       19.54%       15.76%       11.89%       15.67%          21.53%
2007     8.87%       -5.16%        5.56%        5.18%        5.16%          12.18%
2008   -31.92%      -30.97%      -36.99%      -34.67%      -37.32%         -41.85%
2009    22.70%       11.13%       26.46%       33.48%       28.29%          35.41%
2010    14.10%       18.32%       15.08%       26.55%       16.93%          13.21%
2011     8.34%       12.42%        2.08%       -0.92%        1.00%          -6.86%
2012    10.23%       10.84%       15.98%       17.40%       16.41%          16.80%
2013    29.63%       29.06%       32.36%       35.87%       33.55%          23.44%
2014    10.02%       15.36%       13.66%        8.54%       12.53%           4.71%
2015     0.23%       -1.64%        1.38%       -2.11%        0.48%          -1.84%
2016    16.46%       21.98%       11.93%       22.49%       12.70%           8.48%
2017    28.07%       15.44%       21.80%       15.33%       21.10%          24.62%
2018    -3.48%       -5.94%       -4.39%      -10.30%       -5.24%          -8.93%
2019    25.32%       23.11%       31.45%       25.14%       30.99%          27.30%
2020    -0.88%      -19.86%        5.57%      -10.59%        5.41%           1.77%
(thru 9/30)
______________________

See "Notes to Comparison of Hypothetical Total Return" on page 64.

               NOTES TO COMPARISON OF HYPOTHETICAL TOTAL RETURN

(1) The Strategy stocks for each Strategy for a given year consist of the common stocks selected by applying the respective Strategy as of the beginning of the period (and not the date the Trusts actually sell Units).

(2) Hypothetical Total Return represents the sum of the change in market value of each group of stocks between the first and last trading day of a period plus the total dividends paid on each group of stocks during such period divided by the opening market value of each group of stocks as of the first trading day of a period. Hypothetical Total Return figures assume that all dividends are reinvested in the same manner as the corresponding Trust
(monthly or semi-annually) for the hypothetical Strategy returns and monthly in the case of Index returns (except for the S&P 1000(R) Index, which assumes daily reinvestment of dividends) and all returns are stated in terms of U.S.
dollars. Hypothetical Strategy figures reflect the deduction of sales charges and expenses as listed in the "Fee Table," but have not been reduced by estimated brokerage commissions paid by Trusts in acquiring Securities or any taxes incurred by investors. If a security which is selected by a Strategy is merged out of existence, delisted or suffers a similar fate during the period in which such hypothetical Strategy performance is being measured, such security will not be replaced by another security during that period and the return of such security will not be annualized in the calculation of the hypothetical returns. Based on the year-by-year hypothetical returns contained in the above tables, over the full years as listed above, with the exception of The Dow(R) Target Dividend Strategy and the S&P Target SMid 60 Strategy,
each hypothetical Strategy would have hypothetically achieved a greater average annual total return than that of its corresponding index, as shown in the table below.

Simulated returns are hypothetical, meaning that they do not represent actual trading, and, thus, may not reflect material economic and market factors, such as liquidity constraints, that may have had an impact on actual decision making. The hypothetical performance is the retroactive application of the Strategy designed with the full benefit of hindsight.

(3) Source of Index Total Returns: Bloomberg L.P.
Source of Hypothetical Strategy Total Returns: CapIQ and Compustat, as
confirmed by Bloomberg L.P. and FactSet.

                             HYPOTHETICAL COMPARISON OF AVERAGE ANNUAL RETURN FOR PERIODS ENDING DECEMBER 31, 2019

               Hypothetical Strategy Average Annual Return                                   Index Average Annual Return
                                                         Since                                                                         Since
Strategy                        1 Year  5 Year  10 Year  Inception  Corresponding Index                       1 Year  5 Year  10 Year  Inception
________                        ______  ______  _______  _________  ___________________                       ______  ______  _______  _________
The Dow(R) Target 5              7.28%   6.90%  11.75%   12.33%     DJIA(R) (12/31/71 - 12/31/19)             25.32%  12.58%  13.39%   11.11%
The Dow(R) Target Dividend       9.08%   3.74%   8.44%   10.69%     Dow Jones U.S. Select Dividend Index(sm)  23.11%   9.91%  13.41%   11.83%
                                                                    S&P 500(R) Index (12/31/91 - 12/31/19)    31.45%  11.68%  13.54%    9.77%
S&P Dvd. Aristocrats Target 25  28.52%   8.41%  12.23%    9.38%     S&P 500(R) Index (12/31/99 - 12/31/19)    31.45%  11.68%  13.54%    6.05%
S&P Target 24                   34.11%  10.29%  13.08%   11.36%     S&P 500(R) Index (12/31/85 - 12/31/19)    31.45%  11.68%  13.54%   10.82%
S&P Target SMid 60               3.23%  -1.27%   4.99%   10.53%     S&P 1000(R) Index                         25.14%   9.19%  12.92%   11.85%
Target Diversified Dividend     26.08%   3.54%   8.54%   11.12%     Russell 3000(R) Index                     30.99%  11.22%  13.40%   10.19%
Target Double Play               8.79%   2.52%   6.90%   12.23%     S&P 500(R) Index (12/31/91 - 12/31/19)    31.45%  11.68%  13.54%    9.77%
Target Focus Four                7.31%   1.41%   5.76%   10.53%     S&P 500(R) Index (12/31/95 - 12/31/19)    31.45%  11.68%  13.54%    9.19%
Target Global Dividend Leaders  14.59%   1.53%   6.65%    9.93%     MSCI All Country World Index              27.30%   9.00%   9.37%    6.67%
Target Growth                   33.41%   9.56%   9.63%   11.26%     S&P 500(R) Index (12/31/94 - 12/31/19)    31.45%  11.68%  13.54%   10.20%
Target Triad                    28.90%   7.19%   8.49%   10.35%     S&P 500(R) Index (12/31/95 - 12/31/19)    31.45%  11.68%  13.54%    9.19%
Target VIP                      19.00%   6.51%   9.98%   11.23%     S&P 500(R) Index (12/31/89 - 12/31/19)    31.45%  11.68%  13.54%    9.94%
Value Line(R) Target 25          8.69%   1.39%   5.08%   14.59%     S&P 500(R) Index (12/31/84 - 12/31/19)    31.45%  11.68%  13.54%   11.37%

              PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                       Public Offering

The Public Offering Price.

Units will be purchased at the Public Offering Price, the price per Unit of which is comprised of the following:

- The aggregate underlying value of the Securities;

- The amount of any cash in the Income and Capital Accounts;

- Dividends receivable on Securities; and

- The maximum sales charge (which combines an initial upfront sales charge, a deferred sales charge and the creation and development fee).

The price you pay for your Units will differ from the amount stated under
"Summary of Essential Information" due to various factors, including fluctuations in the prices of the Securities, changes in the relevant currency exchange rates, changes in the applicable commissions, stamp taxes, custodial fees and other costs associated with foreign trading, and changes in the value of the Income and/or Capital Accounts.

Although you are not required to pay for your Units until two business days following your order (the "date of settlement"), you may pay before then. You will become the owner of Units ("Record Owner") on the date of settlement if payment has been received. If you pay for your Units before the date of settlement, we may use your payment during this time and it may be considered a benefit to us, subject to the limitations of the Securities Exchange Act of
1934, as amended.

Organization Costs. Securities purchased with the portion of the Public
Offering Price intended to be used to reimburse the Sponsor for a Trust's organization costs (including costs of preparing the registration statement, the Indenture and other closing documents, registering Units with the SEC and states, licensing fees required for the establishment of certain of the Trusts under licensing agreements which provide for full payment of the licensing fees not later than the conclusion of the organization expense period, the initial audit of each Trust's statement of net assets, legal fees and the initial fees and expenses of the Trustee) will be purchased in the same proportionate relationship as all the Securities contained in a Trust.
Securities will be sold to reimburse the Sponsor for a Trust's organization costs at the end of the initial offering period (a significantly shorter time period than the life of the Trusts). During the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for
Trust organization costs, the Trustee will sell additional Securities to allow a Trust to fully reimburse the Sponsor. In that event, the net asset value per
Unit of a Trust will be reduced by the amount of additional Securities sold.
Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the per Unit amount set forth for a Trust in
"Notes to Statements of Net Assets," this will result in a greater effective cost per Unit to Unit holders for the reimbursement to the Sponsor. To the extent actual organization costs are less than the estimated amount, only the actual organization costs will ultimately be charged to a Trust. When
Securities are sold to reimburse the Sponsor for organization costs, the
Trustee will sell Securities, to the extent practicable, which will maintain the same proportionate relationship among the Securities contained in a Trust as existed prior to such sale.

Minimum Purchase.

The minimum amount per account you can purchase of a Trust is generally $1,000 worth of Units ($500 if you are purchasing Units for your Individual
Retirement Account or any other qualified retirement plan), but such amounts may vary depending on your selling firm.

Maximum Sales Charge.

The maximum sales charge of 1.85% per Unit is comprised of a transactional sales charge and a creation and development fee. After the initial offering period the maximum sales charge will be reduced by 0.50%, to reflect the amount of the previously charged creation and development fee.

Transactional Sales Charge.

The transactional sales charge you will pay has both an initial and a deferred component.

Initial Sales Charge. The initial sales charge, which you will pay at the time of purchase, is equal to the difference between the maximum sales charge of
1.85% of the Public Offering Price and the sum of the maximum remaining deferred sales charge and creation and development fee (initially $.185 per
Unit). On the Initial Date of Deposit, and any other day the Public Offering
Price per Unit equals $10.00, there is no initial sales charge. Thereafter, you will pay an initial sales charge when the Public Offering Price per Unit exceeds $10.00 per Unit and as deferred sales charge and creation and development fee payments are made.

Monthly Deferred Sales Charge. In addition, three monthly deferred sales charges of $.045 per Unit will be deducted from a Trust's assets on approximately the twentieth day of each month from January 20, 2021 through
March 19, 2021. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the deferred sales charge will not change, but the deferred sales charge on a percentage basis will be more than 1.35% of the Public
Offering Price.

Creation and Development Fee.

As Sponsor, we will also receive, and the Unit holders will pay, a creation and development fee. See "Expenses and Charges" for a description of the services provided for this fee. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the creation and development fee will not change, but the creation and development fee on a percentage basis will be more than 0.50% of the Public Offering Price.

Discounts for Certain Persons.

The maximum sales charge is 1.85% per Unit and the maximum dealer concession is 1.25% per Unit.

If you are purchasing Units for an investment account, the terms of which provide that your registered investment advisor or registered broker/dealer
(a) charges periodic fees in lieu of commissions; (b) charges for financial planning, investment advisory or asset management services; or (c) charges a comprehensive "wrap fee" or similar fee for these or comparable services ("Fee
Accounts"), you will not be assessed the transactional sales charge described above on such purchases. These Units will be designated as Fee Account Units and, depending upon the purchase instructions we receive, assigned either a
Fee Account Cash CUSIP Number, if you elect to have distributions paid to you, or a Fee Account Reinvestment CUSIP Number, if you elect to have distributions reinvested into additional Units of a Trust. Certain Fee Account Unit holders may be assessed transaction or other account fees on the purchase and/or redemption of such Units by their registered investment advisor, broker/dealer or other processing organizations for providing certain transaction or account activities. Fee Account Units are not available for purchase in the secondary market. We reserve the right to limit or deny purchases of Units not subject to the transactional sales charge by investors whose frequent trading activity we determine to be detrimental to the Trusts.

Employees, officers and directors (and immediate family members) of the
Sponsor, our related companies, and dealers and their affiliates will purchase
Units at the Public Offering Price less the applicable dealer concession, subject to the policies of the related selling firm. Immediate family members include spouses, or the equivalent if recognized under local law, children or step-children under the age of 21 living in the same household, parents or step-parents and trustees, custodians or fiduciaries for the benefit of such persons. Only employees, officers and directors of companies that allow their employees to participate in this employee discount program are eligible for the discounts.

You will be charged the deferred sales charge per Unit regardless of the price you pay for your Units or whether you are eligible to receive any discounts.
However, if the purchase price of your Units was less than $10.00 per Unit or if you are eligible to receive a discount such that the maximum sales charge you must pay is less than the applicable maximum deferred sales charge, including Fee Account Units, you will be credited additional Units with a dollar value equal to the difference between your maximum sales charge and the maximum deferred sales charge at the time you buy your Units. If you elect to have distributions reinvested into additional Units of a Trust, in addition to the reinvestment Units you receive you will also be credited additional Units with a dollar value at the time of reinvestment sufficient to cover the amount of any remaining deferred sales charge and creation and development fee to be collected on such reinvestment Units. The dollar value of these additional credited Units (as with all Units) will fluctuate over time, and may be less on the dates deferred sales charges or the creation and development fee are collected than their value at the time they were issued.

The Value of the Securities.

The Evaluator will determine the aggregate underlying value of the Securities in a Trust as of the Evaluation Time on each business day and will adjust the
Public Offering Price of the Units according to this valuation. This Public
Offering Price will be effective for all orders received before the Evaluation
Time on each such day. If we or the Trustee receive orders for purchases, sales or redemptions after that time, or on a day which is not a business day, they will be held until the next determination of price. The term "business day" as used in this prospectus shall mean any day on which the NYSE is open.
For purposes of Securities and Unit settlement, the term business day does not include days on which U.S. financial institutions are closed.

The aggregate underlying value of the Securities in the Trusts will be determined as follows: if the Securities are listed on a national or foreign securities exchange or The NASDAQ Stock Market, LLC(R), their value shall generally be based on the closing sale price on the exchange or system which is the principal market therefore ("Primary Exchange"), which shall be deemed to be the NYSE if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as the basis for evaluation). In the event a closing sale price on the Primary Exchange is not published, the Securities will be valued based on the last trade price on the Primary Exchange. If no trades occur on the Primary Exchange for a specific trade date, the value will be based on the closing sale price from, in the opinion of the Evaluator, an appropriate secondary exchange, if any. If no trades occur on the Primary
Exchange or any appropriate secondary exchange on a specific trade date, the
Evaluator will determine the value of the Securities using the best information available to the Evaluator, which may include the prior day's evaluated price. If the Security is an American Depositary Receipt/ADR, Global
Depositary Receipt/GDR or other similar security in which no trade occurs on the Primary Exchange or any appropriate secondary exchange on a specific trade date, the value will be based on the evaluated price of the underlying security, determined as set forth above, after applying the appropriate
ADR/GDR ratio, the exchange rate and such other information which the
Evaluator deems appropriate. For purposes of valuing Securities traded on The
NASDAQ Stock Market, LLC(R), closing sale price shall mean the Nasdaq(R)
Official Closing Price as determined by The NASDAQ Stock Market, LLC(R). If the Securities are not so listed or, if so listed and the principal market therefore is other than on the Primary Exchange or any appropriate secondary exchange, the value shall generally be based on the current ask price on the over-the-counter market (unless the Evaluator deems such price inappropriate as a basis for evaluation). If current ask prices are unavailable, the value is generally determined (a) on the basis of current ask prices for comparable securities, (b) by appraising the value of the Securities on the ask side of the market, or (c) any combination of the above. If such prices are in a currency other than U.S. dollars, the value of such Security shall be converted to U.S. dollars based on current exchange rates (unless the
Evaluator deems such prices inappropriate as a basis for evaluation). If the
Evaluator deems a price determined as set forth above to be inappropriate as the basis for evaluation, the Evaluator shall use such other information available to the Evaluator which it deems appropriate as the basis for determining the value of a Security.

After the initial offering period is over, the aggregate underlying value of the Securities will be determined as set forth above, except that bid prices are used instead of ask prices when necessary.

                    Distribution of Units

We intend to qualify Units of the Trusts for sale in a number of states. All
Units will be sold at the then current Public Offering Price.

The Sponsor compensates intermediaries, such as broker/dealers and banks, for their activities that are intended to result in sales of Units of the Trusts.
This compensation includes dealer concessions described in the following section and may include additional concessions and other compensation and benefits to broker/dealers and other intermediaries.

Dealer Concessions.

Dealers and other selling agents can purchase Units at prices which reflect a concession or agency commission of 1.25% of the Public Offering Price per
Unit, subject to reductions set forth in "Public Offering-Discounts for
Certain Persons."

Eligible dealer firms and other selling agents who, during the previous consecutive 12-month period through the end of the most recent month, sold primary market units of unit investment trusts sponsored by us in the dollar amounts shown below will be entitled to up to the following additional sales concession on primary market sales of units during the current month of unit investment trusts sponsored by us:

Total sales                                Additional
(in millions)                              Concession
_____________________________________________________
$25 but less than $100                         0.035%
$100 but less than $150                        0.050%
$150 but less than $250                        0.075%
$250 but less than $1,000                      0.100%
$1,000 but less than $5,000                    0.125%
$5,000 but less than $7,500                    0.150%
$7,500 or more                                 0.175%

Dealers and other selling agents will not receive a concession on the sale of
Units which are not subject to a transactional sales charge, but such Units will be included in determining whether the above volume sales levels are met.
Eligible dealer firms and other selling agents include clearing firms that place orders with First Trust and provide First Trust with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker/dealer firms or firms who place orders through clearing firms that are eligible dealers. We reserve the right to change the amount of concessions or agency commissions from time to time.

Certain commercial banks may be making Units of the Trusts available to their customers on an agency basis. A portion of the transactional sales charge paid by these customers is kept by or given to the banks in the amounts shown above.

Other Compensation and Benefits to Broker/Dealers.

The Sponsor, at its own expense and out of its own profits, currently provides additional compensation and benefits to broker/dealers who sell Units of these
Trusts and other First Trust products. This compensation is intended to result in additional sales of First Trust products and/or compensate broker/dealers and financial advisors for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of First Trust products by the intermediary or its agents, the placing of First Trust products on a preferred or recommended product list, access to an intermediary's personnel, and other factors. The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker/dealer firms and similar activities designed to promote the sale of the
Sponsor's products. The Sponsor makes such payments to a substantial majority of intermediaries that sell First Trust products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating Unit sales, such as the costs of developing or purchasing trading systems to process Unit trades.
Payments of such additional compensation described in this and the preceding paragraph, some of which may be characterized as "revenue sharing," create a conflict of interest by influencing financial intermediaries and their agents to sell or recommend a First Trust product, including these Trusts, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your Units.

Advertising and Investment Comparisons.

Advertising materials regarding a Trust may discuss several topics, including:
developing a long-term financial plan; working with your financial professional; the nature and risks of various investment strategies and unit investment trusts that could help you reach your financial goals; the importance of discipline; how a Trust operates; how securities are selected;
various unit investment trust features such as convenience and costs; and
options available for certain types of unit investment trusts. These materials may include descriptions of the principal businesses of the companies represented in each Trust, research analysis of why they were selected and information relating to the qualifications of the persons or entities providing the research analysis. In addition, they may include research opinions on the economy and industry sectors included and a list of investment products generally appropriate for pursuing those recommendations.

From time to time we may compare the estimated returns of a Trust (which may show performance net of the expenses and charges a Trust would have incurred)
and returns over specified periods of other similar trusts we sponsor in our advertising and sales materials, with (1) returns on other taxable investments such as the common stocks comprising various market indexes, corporate or U.S.
Government bonds, bank CDs and money market accounts or funds, (2) performance data from Morningstar, Inc. or (3) information from publications such as
Money, The New York Times, U.S. News and World Report, Bloomberg Businessweek,
Forbes or Fortune. The investment characteristics of each Trust differ from other comparative investments. You should not assume that these performance comparisons will be representative of a Trust's future performance. We may also, from time to time, use advertising which classifies trusts or portfolio securities according to capitalization and/or investment style.

                    The Sponsor's Profits

We will receive a gross sales commission equal to the maximum transactional sales charge per Unit for each Trust less any reduction as stated in "Public
Offering." We will also receive the amount of any collected creation and development fee. Also, any difference between our cost to purchase the
Securities and the price at which we sell them to a Trust is considered a profit or loss (see Note 2 of "Notes to Schedules of Investments"). During the
initial offering period, dealers and others may also realize profits or sustain losses as a result of fluctuations in the Public Offering Price they receive when they sell the Units.

In maintaining a market for the Units, any difference between the price at which we purchase Units and the price at which we sell or redeem them will be a profit or loss to us.

                    The Secondary Market

Although not obligated, we may maintain a market for the Units after the initial offering period and continuously offer to purchase Units at prices based on the Redemption Price per Unit.

We will pay all expenses to maintain a secondary market, except the Evaluator fees and Trustee costs to transfer and record the ownership of Units. We may discontinue purchases of Units at any time. IF YOU WISH TO DISPOSE OF YOUR
UNITS, YOU SHOULD ASK US FOR THE CURRENT MARKET PRICES BEFORE MAKING A TENDER
FOR REDEMPTION TO THE TRUSTEE. If you sell or redeem your Units before you have paid the total deferred sales charge on your Units, you will have to pay the remainder at that time.

                    How We Purchase Units

The Trustee will notify us of any tender of Units for redemption. If our bid at that time is equal to or greater than the Redemption Price per Unit, we may purchase the Units. You will receive your proceeds from the sale no later than if they were redeemed by the Trustee. We may tender Units we hold to the
Trustee for redemption as any other Units. If we elect not to purchase Units, the Trustee may sell tendered Units in the over-the-counter market, if any.
However, the amount you will receive is the same as you would have received on redemption of the Units.

                    Expenses and Charges

The estimated annual expenses of each Trust are listed under "Fee Table." If actual expenses of a Trust exceed the estimate, that Trust will bear the excess. The Trustee will pay operating expenses of the Trusts from the Income
Account of such Trust if funds are available, and then from the Capital
Account. The Income and Capital Accounts are non-interest-bearing to Unit holders, so the Trustee may earn interest on these funds, thus benefiting from their use.

First Trust Advisors L.P., an affiliate of ours, acts as Portfolio Supervisor and Evaluator and will be compensated for providing portfolio supervisory services and evaluation services as well as bookkeeping and other administrative services to the Trusts. In providing portfolio supervisory services, the Portfolio Supervisor may purchase research services from a number of sources, which may include underwriters or dealers of the Trusts. As
Sponsor, we will receive brokerage fees when the Trusts use us (or an affiliate of ours) as agent in buying or selling Securities. As authorized by the Indenture, the Trustee may employ a subsidiary or affiliate of the Trustee to act as broker to execute certain transactions for a Trust. Each Trust will pay for such services at standard commission rates.

The fees payable to First Trust Advisors L.P. and the Trustee are based on the largest aggregate number of Units of a Trust outstanding at any time during the calendar year, except during the initial offering period, in which case these fees are calculated based on the largest number of Units outstanding during the period for which compensation is paid. These fees may be adjusted for inflation without Unit holders' approval, but in no case will the annual fees paid to us or our affiliates for providing services to all unit investment trusts be more than the actual cost of providing such services in such year.

As Sponsor, we will receive a fee from each Trust for creating and developing the Trusts, including determining each Trust's objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The
"creation and development fee" is a charge of $.050 per Unit outstanding at the end of the initial offering period. The Trustee will deduct this amount from a Trust's assets as of the close of the initial offering period. We do not use this fee to pay distribution expenses or as compensation for sales efforts. This fee will not be deducted from your proceeds if you sell or redeem your Units before the end of the initial offering period.

In addition to a Trust's operating expenses and those fees described above, the Trusts may also incur the following charges:

- All legal expenses of the Trustee according to its responsibilities under the Indenture;

- The expenses and costs incurred by the Trustee to protect a Trust and your rights and interests (i.e., participating in litigation concerning a portfolio security) and the costs of indemnifying the Trustee;

- Fees for any extraordinary services the Trustee performed under the Indenture;

- Payment for any loss, liability or expense the Trustee incurred without negligence, bad faith or willful misconduct on its part, in connection with its acceptance or administration of a Trust;

- Payment for any loss, liability or expenses we incurred without negligence, bad faith or willful misconduct in acting as Sponsor of a Trust;

- Foreign custodial and transaction fees (which may include compensation paid to the Trustee or its subsidiaries or affiliates), if any; and/or

- All taxes and other government charges imposed upon the Securities or any part of a Trust.

The above expenses and the Trustee's annual fee are secured by a lien on the
Trusts. In addition, if there is not enough cash in the Income or Capital
Accounts, the Trustee has the power to sell Securities to make cash available to pay these charges which may result in capital gains or losses to you. See
"Tax Status."

                         Tax Status

Federal Tax Matters.

This section discusses some of the main U.S. federal income tax consequences of owning Units of a Trust as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, these summaries generally do not describe your situation if you are a broker/dealer, or other investor with special circumstances. In addition, this section may not describe your state, local or non-U.S. tax consequences.

This federal income tax summary is based in part on the advice of counsel to the Sponsor. The Internal Revenue Service ("IRS") could disagree with any conclusions set forth in this section. In addition, our counsel may not have been asked to review, and may not have reached a conclusion with respect to the federal income tax treatment of the assets to be deposited in the Trusts.
These summaries may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

Grantor Trusts.
---------------

The following discussion pertains to The Dow(R) Target 5 Portfolio, The Dow(R)
Target Dividend Portfolio, S&P Target 24 Portfolio and Value Line(R) Target 25
Portfolio, which are considered grantor trusts under federal tax laws.

Trust Status.

Unit investment trusts maintain both Income and Capital Accounts, regardless of tax structure. Please refer to the "Income and Capital Distributions"
section of the prospectus for more information.

The Trusts intend to qualify as grantor trusts under the federal tax laws. If a Trust qualifies as a grantor trust, such Trust will not be taxed as a corporation for federal income tax purposes and will not pay federal income taxes. For federal income tax purposes, in grantor trusts you are deemed to own a pro rata portion of the underlying assets of a Trust directly, and as such you will be considered to have received a pro rata share of income. All taxability issues are taken into account at the Unit holder level.

Income from the Trusts.

Income realized by a Trust passes through and is treated as income of the Unit holders. Income is reported without any deduction for expenses. Expenses are separately reported. Generally, the income paid to Unit holders is net the expenses of a Trust, but the income reportable by Unit holders is gross the expenses of such Trust.

You may be required to recognize income for federal income tax purposes in one year even if you do not receive a corresponding distribution from a Trust, or do not receive the corresponding distribution from such Trust until a later year. This is true even if you elect to have your distributions reinvested into additional Units. In addition, the income that you must take into account for federal income tax purposes is not reduced by amounts used to pay sales charges or Trust expenses.

Some income from a Trust's assets may have been received as long-term capital gains, which, if you are an individual, is generally taxed at a lower rate than your ordinary income and short-term capital gain income. Income from a
Trust's assets (including capital gain income) may also be subject to a
"Medicare tax" if your adjusted gross income exceeds certain threshold amounts.

Certain Stock Dividends.

Ordinary income dividends paid on certain stock held by a Trust are generally taxed at the same rates that apply to long-term capital gains, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividend income ("QDI") received by the Trust itself. Ordinary income dividends that do not meet these requirements will generally be taxed at ordinary income tax rates. After the end of the tax year, each Trust will provide a tax statement to its Unit holders reporting the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Unit holders that are corporations may be eligible for the dividends received deduction on qualifying dividends received by a Trust from certain corporations.

Sale of Units.

If you sell your Units (whether to a third party or to your Trust), you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your (adjusted) tax basis in your Trust's assets from the amount you receive from the sale. You can generally determine your original tax basis in each Trust's asset by apportioning the cost of your
Units, including sales charges, among the Trust assets ratably according to their values on the date you acquire your Units. In certain circumstances, however, you may have to use information provided by the Trustee to adjust your tax basis after you acquire your Units (for example, in the case of certain corporate events affecting an issuer, such as stock splits or mergers, or in the case of certain dividends that exceed a corporation's accumulated earnings and profits).

The tax statement you receive may contain information to allow you to calculate and adjust your basis in a Trust's assets and determine whether any gain or loss recognized by you should be considered long-term capital gain, short-term capital gain or return of capital. The information reported to you is based upon rules that do not take into consideration all of the facts that may be known to you or to your advisors. You should consult with your tax advisor about any adjustments that may need to be made to the information reported to you in determining the amount of your gain or loss.

Under the wash sale rules, all or a portion of any loss you may recognize on a disposition of your Units or on a disposition of assets by a Trust may be disallowed if you purchase stocks or other assets that are the same as or substantially identical to any of the assets held directly or indirectly through such Trust within 30 days of the disposition.

Distribution Reinvestment Option.

If you elect to reinvest your distributions into additional Units, you will be treated as if you have received your distribution in an amount equal to the distribution you are entitled to. Your tax liability will be the same as if you received the distribution in cash. Also, the reinvestment would generally be considered a purchase of new Units for federal income tax purposes.

Treatment of Trust Expenses.

Generally, for federal income tax purposes, you must take into account your full pro rata share of your Trust's income, even if some of that income is used to pay Trust expenses. You may not be able to take a deduction for some or all of these expenses even if the cash you receive is reduced by such expenses.

Investments in Certain Non-U.S. Corporations.

A foreign corporation will generally be treated as a passive foreign investment company ("PFIC") if 75% or more of its income is passive income or if 50% or more of its assets are held to produce passive income. If a Trust purchases shares in PFICs, you may be subject to U.S. federal income tax on a portion of certain distributions from the PFICs or on gains from the disposition of such PFIC shares at tax rates that were applicable in prior years and any gain may be recharacterized as ordinary income that is not eligible for the lower net capital gains tax rate. Additional charges in the form of interest may also be imposed on you. Certain elections may be available with respect to PFICs that would limit these consequences. However, these elections would require you to include certain income of the PFICs in your taxable income even if not distributed to a Trust or to you, or require you to annually recognize as ordinary income any increase in the value of the shares of the PFICs, thus requiring you to recognize income for federal income tax purposes in excess of your actual distributions from PFICs and proceeds from dispositions of PFIC stock during a particular year. Dividends paid by
PFICs are not treated as QDI to shareholders of the PFICs.

Non-U.S. Financial Accounts.

A Trust may directly or indirectly hold financial accounts outside of the
United States. You may have certain reporting obligations to the United States
Treasury Department under its rules relating to the reporting of foreign bank and financial accounts (commonly known as "FBAR"). You should consult with your tax advisor as to any reporting obligations that you may have as a result of your investment in a Trust.

Non-U.S. Investors.

If you are a non-U.S. investor, distributions from a Trust treated as dividends will generally be subject to a U.S. withholding tax of 30% of the distribution. Certain dividends, such as capital gains dividends, short-term capital gains dividends, and distributions that are attributable to exempt-
interest income or certain other interest income, may not be subject to U.S.
withholding taxes. In addition, some non-U.S. investors may be eligible for a reduction or elimination of U.S. withholding taxes under a treaty. However, the qualification for those exclusions may not be known at the time of the distribution.

Separately, the United States, pursuant to the Foreign Account Tax Compliance
Act ("FATCA") imposes a 30% tax on certain non-U.S. entities that receive U.S.
source interest or dividends if the non-U.S. entity does not comply with certain U.S. disclosure and reporting requirements. This FATCA tax also applies to the gross proceeds from the disposition of securities that produce
U.S. source interest or dividends after December 31, 2018. However, proposed regulations may eliminate the requirement to withhold on payments of gross proceeds from dispositions.

It is the responsibility of the entity through which you hold your Units to determine the applicable withholding.

Foreign Tax Credit.

If a Trust directly or indirectly invests in non-U.S. stocks, the tax statement that you receive may include an item showing foreign taxes such
Trust paid to other countries. You may be able to deduct or receive a tax credit for your share of these taxes. A Trust would have to meet certain IRS requirements in order to pass through credits to you.

In-Kind Distributions.

If permitted by this prospectus, as described in "Redeeming Your Units," you may request an In-Kind Distribution of a Trust's assets when you redeem your
Units at any time prior to 30 business days before the Trust's Mandatory
Termination Date. However, this ability to request an In-Kind Distribution will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by a Trust. You will not recognize gain or loss if you only receive whole Trust assets in exchange for the identical amount of your pro rata portion of the same Trust assets held by your Trust. However, if you also receive cash in exchange for a
Trust asset or a fractional portion of a Trust asset, you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in such Trust asset or fractional portion.

Rollovers.

If you elect to have your proceeds from a Trust rolled over into a future series of such Trust, the exchange would generally be considered a sale for federal income tax purposes. Under the wash sale rules, if the series into which you roll your proceeds holds the same or substantially identical assets, any loss you recognize on the rollover will be disallowed.

State and Local Taxes.

Based on the advice of Carter Ledyard & Milburn, LLP, special counsel to the
Trusts for New York tax matters, under the existing income tax laws of the
State and City of New York, assuming that the Trusts are not treated as corporations for federal income tax purposes, the Trusts will not be taxed as corporations for New York State and New York City tax purposes, and the income of the Trusts will be treated as the income of the Unit holders in the same manner as for federal income tax purposes.

Regulated Investment Company Trusts.
------------------------------------

The following discussion pertains to the S&P Dividend Aristocrats Target 25
Portfolio, the S&P Target SMid 60 Portfolio, Target Double Play Portfolio,
Target Diversified Dividend Portfolio, Target Focus Four Portfolio, Target
Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad
Portfolio and Target VIP Portfolio, each of which intends to qualify as a
"regulated investment company," commonly called a "RIC," under federal tax laws.

Trust Status.

Unit investment trusts maintain both Income and Capital Accounts, regardless of tax structure. Please refer to the "Income and Capital Distributions"
section of the prospectus for more information.

Each Trust intends to qualify as a "regulated investment company," commonly known as a "RIC," under the federal tax laws. If a Trust qualifies as a RIC and distributes its income as required by the tax law, such Trust generally will not pay federal income taxes. For federal income tax purposes, you are treated as the owner of the Trust Units and not of the assets held by a Trust.

Income from the Trusts.

Trust distributions are generally taxable. After the end of each year, you will receive a tax statement that separates a Trust's distributions into ordinary income dividends, capital gain dividends and return of capital.
Income reported is generally net of expenses (but see "Treatment of Trust
Expenses" below). Ordinary income dividends are generally taxed at your ordinary income tax rate, however, certain dividends received from a Trust may be taxed at the capital gains tax rates. Generally, all capital gain dividends are treated as long-term capital gains regardless of how long you have owned your Units. In addition, a Trust may make distributions that represent a return of capital for tax purposes and will generally not be currently taxable to you, although they generally reduce your tax basis in your Units and thus increase your taxable gain or decrease your loss when you dispose of your

Units. The tax laws may require you to treat distributions made to you in
January as if you had received them on December 31 of the previous year.

Some distributions from a Trust may qualify as long-term capital gains, which, if you are an individual, is generally taxed at a lower rate than your ordinary income and short-term capital gain income. However, capital gain received from assets held for more than one year that is considered
"unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to equity interests in REITs) is taxed at a higher rate. The distributions from a Trust that you must take into account for federal income tax purposes are not reduced by the amount used to pay a deferred sales charge, if any. Distributions from a Trust, including capital gains, may also be subject to a "Medicare tax" if your adjusted gross income exceeds certain threshold amounts.

Certain Stock Dividends.

Ordinary income dividends received by an individual Unit holder from a RIC such as the Trusts are generally taxed at the same rates that apply to long-
term capital gains, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividend income
("QDI") received by a Trust itself. Dividends that do not meet these requirements will generally be taxed at ordinary income tax rates. After the end of the tax year, each Trust will provide a tax statement to its Unit holders reporting the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Unit holders that are corporations may be eligible for the dividends received deduction with respect to certain ordinary income dividends on Units that are attributable to qualifying dividends received by a Trust from certain corporations.

Because the Trusts hold REIT shares, some dividends may be designated by the
REIT as capital gain dividends and, therefore, distributions from the Trusts attributable to such dividends and designated by the Trusts as capital gain dividends may be taxable to you as capital gains. If you hold a Unit for six months or less, any loss incurred by you related to the sale of such Unit will be treated as a long-term capital loss to the extent of any long-term capital gain distributions received (or deemed to have been received) with respect to such Unit.

Some portion of the dividends on your Units that are attributable to dividends received by a Trust from REIT shares may be designated by a Trust as eligible for a deduction for qualified business income.

Sale of Units.

If you sell your Units (whether to a third party or to a Trust), you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your (adjusted) tax basis in your Units from the amount you receive from the sale. Your original tax basis in your Units is generally equal to the cost of your Units, including sales charges. In some cases, however, you may have to adjust your tax basis after you purchase your
Units, in which case your gain would be calculated using your adjusted basis.

The tax statement you receive in regard to the sale or redemption of your
Units may contain information about your basis in the Units and whether any gain or loss recognized by you should be considered long-term or short-term capital gain. The information reported to you is based upon rules that do not take into consideration all of the facts that may be known to you or to your advisors. You should consult with your tax advisor about any adjustments that may need to be made to the information reported to you in determining the amount of your gain or loss.

Distribution Reinvestment Option.

If you elect to reinvest your distributions into additional Units, you will be treated as if you have received your distribution in an amount equal to the distribution you are entitled to. Your tax liability will be the same as if you received the distribution in cash. Also, the reinvestment would generally be considered a purchase of new Units for federal income tax purposes.

Treatment of Trust Expenses.

Expenses incurred and deducted by a Trust will generally not be treated as income taxable to you. In some cases, however, you may be required to treat your portion of these Trust expenses as income. You may not be able to take a deduction for some or all of these expenses even if the cash you receive is reduced by such expenses.

Investments in Certain Non-U.S. Corporations.

A foreign corporation will generally be treated as a passive foreign investment company ("PFIC") if 75% or more of its income is passive income or if 50% or more of its assets are held to produce passive income.  If a Trust holds an equity interest in PFICs, such Trust could be subject to U.S. federal income tax and additional interest charges on gains and certain distributions from the PFICs, even if all the income or gain is distributed in a timely fashion to such Trust Unit holders. A Trust will not be able to pass through to its Unit holders any credit or deduction for such taxes if the taxes are imposed at the Trust level. A Trust may be able to make an election that could limit the tax imposed on such Trust. In this case, a Trust would recognize as ordinary income any increase in the value of such PFIC shares, and as ordinary loss any decrease in such value to the extent it did not exceed prior increases included in income.

Under this election, a Trust might be required to recognize income in excess of its distributions from the PFICs and its proceeds from dispositions of PFIC stock during that year, and such income would nevertheless be subject to the distribution requirement and would be taken into account for purposes of determining the application of the 4% excise tax imposed on RICs that do not meet certain distribution thresholds. Dividends paid by PFICs are not treated as QDI to shareholders of the PFICs.

Non-U.S. Investors.

If you are a non-U.S. investor, distributions from a Trust treated as dividends will generally be subject to a U.S. withholding tax of 30% of the distribution. Certain dividends, such as capital gains dividends and short-
term capital gains dividends may not be subject to U.S. withholding taxes. In addition, some non-U.S. investors may be eligible for a reduction or elimination of U.S. withholding taxes under a treaty. However, the qualification for those exclusions may not be known at the time of the distribution.

Separately, the United States, pursuant to the Foreign Account Tax Compliance
Act ("FATCA") imposes a 30% tax on certain non-U.S. entities that receive U.S.
source interest or dividends if the non-U.S. entity does not comply with certain U.S. disclosure and reporting requirements. This FATCA tax also applies to the gross proceeds from the disposition of securities that produce
U.S. source interest or dividends after December 31, 2018. However, proposed regulations may eliminate the requirement to withhold on payments of gross proceeds from dispositions.

It is the responsibility of the entity through which you hold your Units to determine the applicable withholding.

Foreign Tax Credit.

If a Trust directly or indirectly invests in non-U.S. stocks, the tax statement that you receive may include an item showing foreign taxes such
Trust paid to other countries. You may be able to deduct or receive a tax credit for your share of these taxes. A Trust would have to meet certain IRS requirements in order to pass through credits to you.

In-Kind Distributions.

If permitted by this prospectus, as described in "Redeeming Your Units," you may request an In-Kind Distribution of a Trust's assets when you redeem your
Units. This distribution is subject to tax, and you will generally recognize gain or loss, generally based on the value at that time of the securities and the amount of cash received.

Rollovers.

If you elect to have your proceeds from your Trust rolled over into a future series of the Trust, the exchange would generally be considered a sale for federal income tax purposes.

You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

United Kingdom Taxation.

The following summary describes certain important U.K. tax consequences for certain U.S. resident Unit holders who hold Units in the Target VIP Portfolio as capital assets. This summary is intended to be a general guide only and is subject to any changes in law interpretation or practice occurring after the date of this prospectus. You should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. U.S. resident Unit holders who hold their Units as an investment and are not resident in the United Kingdom for U.K. tax purposes for the relevant tax year will not generally be liable for U.K. tax on income in respect of dividends received from a U.K. company.

Taxation of Capital Gains. U.S. investors who are not resident for U.K. tax purposes in the United Kingdom will not generally be liable for U.K. tax on gains arising on the disposal of Units in the Target VIP Portfolio. However, they may be liable if, in the case of corporate holders, such persons carry on a trade in the United Kingdom through a permanent establishment, or in the case of individual holders, such persons carry on a trade, profession or vocation in the United Kingdom through a branch or agency, and the Units are used for the purposes of such trade, profession or vocation or used, held or acquired for the purposes of such branch or agency or permanent establishment as the case may be. Individual U.S. investors may also be liable if they have previously been resident in the United Kingdom and become resident in the
United Kingdom in the future.

Inheritance Tax. Individual U.S. investors who, for the purposes of the Estate and Gift Tax Convention between the United States and the United Kingdom, are domiciled in the United States and who are not U.K. nationals will generally not be subject to U.K. inheritance tax on death or on gifts of the Units made during their lifetimes, provided any applicable U.S. federal gift or estate tax is paid. They may be subject to U.K. inheritance tax if the Units form part of the business property of a U.K. permanent establishment of an enterprise or pertain to a U.K. fixed base used for the performance of personal services in the United Kingdom.

Where the Units are held on trust, the Units will generally not be subject to
U.K. inheritance tax if at the time of settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom.

Where the Units are subject to both U.K. inheritance tax and U.S. federal gift or estate tax, one of the taxes could generally be credited against the other.

Stamp Tax. A purchase of Securities issued by a U.K. incorporated company
(such as some of the Securities listed in the FT Index) will generally result in either U.K. stamp duty or stamp duty reserve tax ("SDRT") needing to be paid by the purchaser. The Target VIP Portfolio paid this tax when it acquired
Securities. When the Target VIP Portfolio sell Securities, it is anticipated that any U.K. stamp duty or SDRT will be paid by the purchaser.

                      Retirement Plans

You may purchase Units of the Trusts for:

- Individual Retirement Accounts;

- Keogh Plans;

- Pension funds; and

- Other tax-deferred retirement plans.

Generally, the federal income tax on capital gains and income received in each of the above plans is deferred until you receive distributions. These distributions are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Before participating in a plan like this, you should review the tax laws regarding these plans and consult your attorney or tax advisor. Brokerage firms and other financial institutions offer these plans with varying fees and charges.

                   Rights of Unit Holders

Unit Ownership.

Ownership of Units will not be evidenced by certificates. If you purchase or hold Units through a broker/dealer or bank, your ownership of Units will be recorded in book-entry form at the Depository Trust Company ("DTC") and credited on its records to your broker/dealer's or bank's DTC account.
Transfer of Units will be accomplished by book entries made by DTC and its participants if the Units are registered to DTC or its nominee, Cede & Co. DTC will forward all notices and credit all payments received in respect of the
Units held by the DTC participants. You will receive written confirmation of your purchases and sales of Units from the broker/dealer or bank through which you made the transaction. You may transfer your Units by contacting the broker/dealer or bank through which you hold your Units.

Unit Holder Reports.

The Trustee will prepare a statement detailing the per Unit amounts (if any)
distributed from the Income Account and Capital Account in connection with each distribution. In addition, at the end of each calendar year, the Trustee will prepare a statement which contains the following information:

- A summary of transactions in the Trusts for the year;

- A list of any Securities sold during the year and the Securities held at the end of that year by the Trusts;

- The Redemption Price per Unit, computed on the 31st day of December of such year (or the last business day before); and

- Amounts of income and capital distributed during the year.

It is the responsibility of the entity through which you hold your Units to distribute these statements to you. In addition, you may also request from the
Trustee copies of the evaluations of the Securities as prepared by the
Evaluator to enable you to comply with applicable federal and state tax reporting requirements.

              Income and Capital Distributions

You will begin receiving distributions on your Units only after you become a
Record Owner. The Trustee will credit dividends received on a Trust's
Securities to the Income Account of such Trust. All other receipts, such as return of capital or capital gain dividends, are credited to the Capital
Account of such Trust. Dividends received on foreign Securities, if any, are converted into U.S. dollars at the applicable exchange rate.

For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month. However, the
Trustee will not distribute money if the aggregate amount in the Income and

Capital Accounts, exclusive of sale proceeds, equals less than 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. The Trustee will distribute sale proceeds in the Capital
Account, net of amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses, on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the amount equals at least $1.00 per 100 Units.

For Trusts that intend to qualify as RICs and that make monthly distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. Distributions from Trusts that intend to qualify as RICs and that make monthly distributions will consist of the balance of the Income Account each month after deducting for expenses. Distributions from the Capital
Account will only be made if the amount available for distribution equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year and as part of the final liquidation distribution.

For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital
Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. Distributions from the Capital Account will be made after amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses are deducted.
In addition, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the
Capital Account in December of each year and as part of the final liquidation distribution.

No income distribution will be paid if accrued expenses of a Trust exceed amounts in the Income Account on the Distribution Dates. Distribution amounts will vary with changes in a Trust's fees and expenses, in dividends received and with the sale of Securities.

If the Trustee does not have your taxpayer identification number ("TIN"), it is required to withhold a certain percentage of your distribution and deliver such amount to the IRS. You may recover this amount by giving your TIN to the
Trustee, or when you file a tax return. However, you should check your statements to make sure the Trustee has your TIN to avoid this "back-up withholding."

If an Income or Capital Account distribution date is a day on which the NYSE is closed, the distribution will be made on the next day the stock exchange is open. Distributions are paid to Unit holders of record determined as of the close of business on the Record Date for that distribution or, if the Record
Date is a day on which the NYSE is closed, the first preceding day on which the exchange is open.

We anticipate that there will be enough money in the Capital Account of a
Trust to pay the deferred sales charge to the Sponsor. If not, the Trustee may sell Securities to meet the shortfall.

Within a reasonable time after a Trust is terminated, unless you are a
Rollover Unit holder, you will receive the pro rata share of the money from the sale of the Securities and amounts in the Income and Capital Accounts. All
Unit holders will receive a pro rata share of any other assets remaining in their Trust, after deducting any unpaid expenses.

The Trustee may establish reserves (the "Reserve Account") within a Trust to cover anticipated state and local taxes or any governmental charges to be paid out of that Trust.

Distribution Reinvestment Option. You may elect to have each distribution of income and/or capital reinvested into additional Units of a Trust by notifying your broker/dealer or bank within the time period required by such entities so that they can notify the Trustee of your election at least 10 days before any
Record Date. Each later distribution of income and/or capital on your Units will be reinvested by the Trustee into additional Units of such Trust. There is no sales charge on Units acquired through the Distribution Reinvestment
Option, as discussed under "Public Offering." This option may not be available in all states. Each reinvestment plan is subject to availability or limitation by the Sponsor and each broker/dealer or selling firm. The Sponsor or broker/dealers may suspend or terminate the offering of a reinvestment plan at any time. Because a Trust may begin selling Securities nine business days prior to the Mandatory Termination Date, reinvestment is not available during this period. Please contact your financial professional for additional information. PLEASE NOTE THAT EVEN IF YOU REINVEST DISTRIBUTIONS, THEY ARE
STILL CONSIDERED DISTRIBUTIONS FOR INCOME TAX PURPOSES.

                    Redeeming Your Units

You may redeem all or a portion of your Units at any time by sending a request for redemption to your broker/dealer or bank through which you hold your
Units. No redemption fee will be charged, but you are responsible for any governmental charges that apply. Certain broker/dealers may charge a transaction fee for processing redemption requests. Two business days after the day you tender your Units (the "Date of Tender") you will receive cash in an amount for each Unit equal to the Redemption Price per Unit calculated at the Evaluation Time on the Date of Tender.

The Date of Tender is considered to be the date on which your redemption request is received by the Trustee from the broker/dealer or bank through which you hold your Units (if such day is a day the NYSE is open for trading).
However, if the redemption request is received after 4:00 p.m. Eastern time
(or after any earlier closing time on a day on which the NYSE is scheduled in advance to close at such earlier time), the Date of Tender is the next day the
NYSE is open for trading.

Any amounts paid on redemption representing income will be withdrawn from the
Income Account if funds are available for that purpose, or from the Capital
Account. All other amounts paid on redemption will be taken from the Capital
Account. The IRS will require the Trustee to withhold a portion of your redemption proceeds if the Trustee does not have your TIN as generally discussed under "Income and Capital Distributions."

If you tender for redemption at least 2,500 Units of The Dow(R) Target 5
Portfolio, The Dow(R) Target Dividend Portfolio, S&P Dividend Aristocrats Target
25 Portfolio, S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target
Diversified Dividend Portfolio, Target Double Play Portfolio, Target Global
Dividend Leaders Portfolio, Target Growth Portfolio or Value Line(R) Target 25
Portfolio; or 5,000 Units of the Target Focus Four Portfolio, Target Triad
Portfolio or Target VIP Portfolio or such larger amount as required by your broker/dealer or bank, rather than receiving cash, you may elect to receive an
In-Kind Distribution in an amount equal to the Redemption Price per Unit by making this request to your broker/dealer or bank at the time of tender.
However, to be eligible to participate in the In-Kind Distribution option at redemption, Unit holders must hold their Units through the end of the initial offering period. No In-Kind Distribution requests submitted during the 30 business days (10 business days in the case of the S&P Dvd. Aristocrats Target
25 Portfolio, S&P Target SMid 60 Portfolio, Target Diversified Dividend
Portfolio, Target Double Play Portfolio, Target Focus Four Portfolio, Target
Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad
Portfolio or Target VIP Portfolio) prior to a Trust's Mandatory Termination
Date will be honored. Where possible, the Trustee will make an In-Kind
Distribution by distributing each of the Securities in book-entry form to your bank's or broker/dealer's account at DTC. This option is generally eligible only for stocks traded and held in the United States, thus excluding most foreign Securities. The Trustee will subtract any customary transfer and registration charges from your In-Kind Distribution. As a tendering Unit holder, you will receive your pro rata number of whole shares of the eligible
Securities that make up the portfolio, and cash from the Capital Account equal to the non-eligible Securities and fractional shares to which you are entitled.

If you elect to receive an In-Kind Distribution of Securities from the S&P
Dividend Aristocrats Target 25 Portfolio, S&P Target SMid 60 Portfolio, Target
Diversified Dividend Portfolio, Target Double Play Portfolio, Target Focus
Four Portfolio, Target Global Dividend Leaders Portfolio, Target Growth
Portfolio, Target Triad Portfolio or Target VIP Portfolio, you should be aware that it will be considered a taxable event at the time you receive the
Securities. See "Tax Status" for additional information.

The Trustee may sell Securities to make funds available for redemption. If
Securities are sold, the size and diversification of a Trust will be reduced.
These sales may result in lower prices than if the Securities were sold at a different time.

Your right to redeem Units (and therefore, your right to receive payment) may be delayed:

- If the NYSE is closed (other than customary weekend and holiday closings);

- If the SEC determines that trading on the NYSE is restricted or that an emergency exists making sale or evaluation of the Securities not reasonably practical; or

- For any other period permitted by SEC order.

The Trustee is not liable to any person for any loss or damage which may result from such a suspension or postponement.

The Redemption Price.

The Redemption Price per Unit is determined by the Trustee by:

adding

1. cash in the Income and Capital Accounts of a Trust not designated to purchase Securities;

2. the aggregate underlying value of the Securities held in that Trust; and

3. dividends receivable on the Securities trading ex-dividend as of the date of computation; and

deducting

1. any applicable taxes or governmental charges that need to be paid out of such Trust;

2. any amounts owed to the Trustee for its advances;

3. estimated accrued expenses of such Trust, if any;

4. cash held for distribution to Unit holders of record of such Trust as of the business day before the evaluation being made;

5. liquidation costs for foreign Securities, if any; and

6. other liabilities incurred by such Trust; and

dividing

1. the result by the number of outstanding Units of such Trust.

Any remaining deferred sales charge on the Units when you redeem them will be deducted from your redemption proceeds. In addition, until they are collected, the Redemption Price per Unit will include estimated organization costs as set forth under "Fee Table."

                  Investing in a New Trust

Each Trust's portfolio has been selected on the basis of total return for a limited time period. When each Trust is about to terminate, you may have the option to roll your proceeds into the next series of a Trust (the "New
Trusts") if one is available. We intend to create the New Trusts in conjunction with the termination of the Trusts and plan to apply the same strategy we used to select the portfolio for the Trusts to the New Trusts.

If you wish to have the proceeds from your Units rolled into a New Trust you must notify the broker/dealer where your Units are held of your election prior to that firm's cut-off date. If you make this election you will be considered a "Rollover Unit holder."

Once all of the Securities are sold in connection with the termination of a
Trust, as described in "Amending or Terminating the Indenture," your proceeds, less any brokerage fees, governmental charges or other expenses involved in the sales, will be used to buy units of a New Trust or trust with a similar investment strategy that you have selected, provided such trusts are registered and being offered. Accordingly, proceeds may be uninvested for up to several days. Units purchased with rollover proceeds will generally be purchased subject to the sales charge set forth in the prospectus for such trust.

We intend to create New Trust units as quickly as possible, depending on the availability of the securities contained in a New Trust's portfolio. Rollover
Unit holders will be given first priority to purchase New Trust units. We cannot, however, assure the exact timing of the creation of New Trust units or the total number of New Trust units we will create. Any proceeds not invested on behalf of Rollover Unit holders in New Trust units will be distributed within a reasonable time after such occurrence. Although we believe that enough New Trust units can be created, monies in a New Trust may not be fully invested on the next business day.

Please note that there are certain tax consequences associated with becoming a
Rollover Unit holder. See "Tax Status." We may modify, amend or terminate this rollover option upon 60 days notice.

              Removing Securities from a Trust

The portfolios of the Trusts are not managed. However, we may, but are not required to, direct the Trustee to dispose of a Security in certain limited circumstances, including situations in which:

- The issuer of the Security defaults in the payment of a declared dividend;

- Any action or proceeding prevents the payment of dividends;

- There is any legal question or impediment affecting the Security;

- The issuer of the Security has breached a covenant which would affect the payment of dividends, the issuer's credit standing, or otherwise damage the sound investment character of the Security;

- The issuer has defaulted on the payment of any other of its outstanding obligations;

- There has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in our opinion the sale or tender of the Security is in the best interest of Unit holders;

- The sale of Securities is necessary or advisable (i) in order to maintain the qualification of a Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in a Trust which is a
"regulated investment company";

- The price of the Security has declined to such an extent, or such other credit factors exist, that in our opinion keeping the Security would be harmful to a Trust;

- As a result of the ownership of the Security, a Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company; or

- The sale of the Security is necessary for a Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time.

Except in the limited instance in which a Trust acquires Replacement
Securities, as described in "The FT Series," a Trust structured as a grantor trust may not, and a Trust structured as a "regulated investment company"
generally will not, acquire any securities or other property other than the
Securities. With respect to Trusts structured as grantor trusts, the Trustee, on behalf of such Trusts, will reject any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. With respect to Trusts structured as "regulated investment companies," the Trustee, on behalf of such Trusts and at the direction of the Sponsor, will vote for or against any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. If such exchanged securities or property are nevertheless acquired by a Trust, at our instruction, they will either be sold or held in such Trust. In making the determination as to whether to sell or hold the exchanged securities or property we may get advice from the Portfolio Supervisor. Any proceeds received from the sale of
Securities, exchanged securities or property will be credited to the Capital
Account for distribution to Unit holders or to meet redemption requests. The
Trustee may retain and pay us or an affiliate of ours to act as agent for a
Trust to facilitate selling Securities, exchanged securities or property from the Trusts. If we or our affiliate act in this capacity, we will be held subject to the restrictions under the 1940 Act. When acting in an agency capacity, we may select various broker/dealers to execute securities transactions on behalf of the Trusts, which may include broker/dealers who sell Units of the Trusts. We do not consider sales of Units of the Trusts or any other products sponsored by First Trust as a factor in selecting such broker/dealers. As authorized by the Indenture, the Trustee may also employ a subsidiary or affiliate of the Trustee to act as broker in selling such
Securities or property. Each Trust will pay for these brokerage services at standard commission rates.

The Trustee may sell Securities designated by us, or, absent our direction, at its own discretion, in order to meet redemption requests or pay expenses. In designating Securities to be sold, we will try to maintain the proportionate relationship among the Securities. If this is not possible, the composition and diversification of a Trust may be changed.

            Amending or Terminating the Indenture

Amendments. The Indenture may be amended by us and the Trustee without your consent:

- To cure ambiguities;

- To correct or supplement any defective or inconsistent provision;

- To make any amendment required by any governmental agency; or

- To make other changes determined not to be adverse to your best interests
(as determined by us and the Trustee).

Termination. As provided by the Indenture, each Trust will terminate on the
Mandatory Termination Date as stated in the "Summary of Essential
Information." The Trusts may be terminated earlier:

- Upon the consent of 100% of the Unit holders of a Trust;

- If the value of the Securities owned by such Trust as shown by any evaluation is less than the lower of $2,000,000 or 20% of the total value of
Securities deposited in such Trust during the initial offering period
("Discretionary Liquidation Amount"); or

- In the event that Units of a Trust not yet sold aggregating more than 60% of the Units of such Trust are tendered for redemption by underwriters, including the Sponsor.

If a Trust is terminated due to this last reason, we will refund your entire sales charge; however, termination of a Trust before the Mandatory Termination
Date for any other stated reason will result in all remaining unpaid deferred sales charges on your Units being deducted from your termination proceeds. For various reasons, a Trust may be reduced below the Discretionary Liquidation
Amount and could therefore be terminated before the Mandatory Termination Date.

Unless terminated earlier, the Trustee will begin to sell Securities in connection with the termination of a Trust during the period beginning nine business days prior to, and no later than, the Mandatory Termination Date. We will determine the manner and timing of the sale of Securities. Because the
Trustee must sell the Securities within a relatively short period of time, the sale of Securities as part of the termination process may result in a lower sales price than might otherwise be realized if such sale were not required at this time.

If you do not elect to participate in the rollover option, you will receive a cash distribution from the sale of the remaining Securities, along with your interest in the Income and Capital Accounts, within a reasonable time after your Trust is terminated. The Trustee will deduct from a Trust any accrued costs, expenses, advances or indemnities provided for by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to pay any taxes or other governmental charges.

      Information on the Sponsor, Trustee and Evaluator

The Sponsor.

We, First Trust Portfolios L.P., specialize in the underwriting, trading and wholesale distribution of unit investment trusts under the "First Trust" brand name and other securities. An Illinois limited partnership formed in 1991, we took over the First Trust product line and act as Sponsor for successive series of:

- The First Trust Combined Series

- FT Series (formerly known as The First Trust Special Situations Trust)

- The First Trust Insured Corporate Trust

- The First Trust of Insured Municipal Bonds

- The First Trust GNMA

The First Trust product line commenced with the first insured unit investment trust in 1974. To date we have deposited more than $460 billion in First Trust unit investment trusts. Our employees include a team of professionals with many years of experience in the unit investment trust industry.

We are a member of FINRA and SIPC. Our principal offices are at 120 East
Liberty Drive, Wheaton, Illinois 60187; telephone number 800-621-1675. As of
December 31, 2019, the total partners' capital of First Trust Portfolios L.P.
was $49,108,615.

This information refers only to us and not to the Trusts or to any series of the Trusts or to any other dealer. We are including this information only to inform you of our financial responsibility and our ability to carry out our contractual obligations. We will provide more detailed financial information on request.

Code of Ethics. The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

The Trustee.

The Trustee is The Bank of New York Mellon, a trust company organized under the laws of New York. The Bank of New York Mellon has its unit investment trust division offices at 240 Greenwich Street, New York, New York 10286, telephone 800-813-3074. If you have questions regarding your account or your
Trust, please contact the Trustee at its unit investment trust division offices or your financial adviser. The Sponsor does not have access to individual account information. The Bank of New York Mellon is subject to supervision and examination by the Superintendent of the New York State
Department of Financial Services and the Board of Governors of the Federal
Reserve System, and its deposits are insured by the Federal Deposit Insurance
Corporation to the extent permitted by law.

The Trustee has not participated in selecting the Securities; it only provides administrative services.

Limitations of Liabilities of Sponsor and Trustee.

Neither we nor the Trustee will be liable for taking any action or for not taking any action in good faith according to the Indenture. We will also not be accountable for errors in judgment. We will only be liable for our own willful misfeasance, bad faith, gross negligence (ordinary negligence in the
Trustee's case) or reckless disregard of our obligations and duties. The
Trustee is not liable for any loss or depreciation when the Securities are sold. If we fail to act under the Indenture, the Trustee may do so, and the
Trustee will not be liable for any action it takes in good faith under the
Indenture.

The Trustee will not be liable for any taxes or other governmental charges or interest on the Securities which the Trustee may be required to pay under any present or future law of the United States or of any other taxing authority with jurisdiction. Also, the Indenture states other provisions regarding the liability of the Trustee.

If we do not perform any of our duties under the Indenture or are not able to act or become bankrupt, or if our affairs are taken over by public authorities, then the Trustee may:

- Appoint a successor sponsor, paying them a reasonable rate not more than that stated by the SEC;

- Terminate the Indenture and liquidate the Trusts; or

- Continue to act as Trustee without terminating the Indenture.

The Evaluator.

The Evaluator is First Trust Advisors L.P., an Illinois limited partnership formed in 1991 and an affiliate of the Sponsor. The Evaluator's address is 120
East Liberty Drive, Wheaton, Illinois 60187.

The Trustee, Sponsor and Unit holders may rely on the accuracy of any evaluation prepared by the Evaluator. The Evaluator will make determinations in good faith based upon the best available information, but will not be liable to the Trustee, Sponsor or Unit holders for errors in judgment.

                      Other Information

Legal Opinions.

Our counsel is Chapman and Cutler LLP, 111 W. Monroe St., Chicago, Illinois
60603. They have passed upon the legality of the Units offered hereby and certain matters relating to federal tax law. Carter Ledyard & Milburn LLP acts as the Trustee's counsel, as well as special New York tax counsel for the
Trusts identified as Grantor Trusts.

Experts.

The Trusts' statements of net assets, including the schedules of investments, as of the opening of business on the Initial Date of Deposit included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Supplemental Information.

If you write or call the Sponsor, you will receive free of charge supplemental information about this Series, which has been filed with the SEC and to which we have referred throughout. This information states more specific details concerning the nature, structure and risks of this product.

Nasdaq, Inc.

The Target VIP Portfolio is not sponsored, endorsed, sold or promoted by
Nasdaq, Inc. (including its affiliates) ("Nasdaq," with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Target VIP Portfolio. The Corporations make no representation or warranty, express or implied, to the owners of Units of the
Target VIP Portfolio or any member of the public regarding the advisability of investing in securities generally or in the Target VIP Portfolio particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee")
is in the licensing of the Nasdaq 100(R), Nasdaq-100 Index(R) and Nasdaq(R)
trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee or the Target VIP Portfolio.
Nasdaq has no obligation to take the needs of the Licensee, the owners of
Units of the Target VIP Portfolio into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the Target VIP Portfolio to be issued or in the determination or calculation of the equation by which the Target VIP Portfolio is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Target VIP Portfolio.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED
CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE
CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE
OBTAINED BY THE LICENSEE, OWNERS OF THE TARGET VIP PORTFOLIO OR ANY OTHER
PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED
THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY
DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN.
WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE
ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT
OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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                                 First Trust(R)

                     Dow(R) Target 5 4Q '20 - Term 1/7/22
                    Dow(R) Target Dvd. 4Q '20 - Term 1/7/22
              S&P Dvd. Aristocrats Target 25 4Q '20 - Term 1/7/22
                       S&P Target 24 4Q '20 - Term 1/7/22
                    S&P Target SMid 60 4Q '20 - Term 1/7/22
                    Target Divsd. Dvd. 4Q '20 - Term 1/7/22
                     Target Dbl. Play 4Q '20 - Term 1/7/22
                      Target Focus 4 4Q '20 - Term 1/7/22
                Target Global Dvd. Leaders 4Q '20 - Term 1/7/22
                       Target Growth 4Q '20 - Term 1/7/22
                       Target Triad 4Q '20 - Term 1/7/22
                        Target VIP 4Q '20 - Term 1/7/22
                  Value Line(R) Target 25 4Q '20 - Term 1/7/22
                                    FT 8950

                                    Sponsor:

                          First Trust Portfolios L.P.

                           Member SIPC o Member FINRA
                             120 East Liberty Drive
                            Wheaton, Illinois 60187
                                  800-621-1675

                                    Trustee:

                          The Bank of New York Mellon

                              240 Greenwich Street
                            New York, New York 10286
                                  800-813-3074
                       24-Hour Pricing Line: 800-446-0132
    Please refer to the "Summary of Essential Information" for each Trust's
                                 Product Code.

                            ________________________

 When Units of the Trusts are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

  THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
  NOT SELL, OR ACCEPT OFFERS TO BUY, SECURITIES OF A FUTURE SERIES UNTIL THAT
   SERIES HAS BECOME EFFECTIVE WITH THE SEC. NO SECURITIES CAN BE SOLD IN ANY
                      STATE WHERE A SALE WOULD BE ILLEGAL.

                            ________________________

   This prospectus contains information relating to the above-mentioned unit investment trusts, but does not contain all of the information about this investment company as filed with the SEC in Washington, D.C. under the:

            -  Securities Act of 1933 (file no. 333-240876) and

            -  Investment Company Act of 1940 (file no. 811-05903)

 Information about the Trusts, including their Codes of Ethics, can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information
 regarding the operation of the SEC's Public Reference Room may be obtained by calling the SEC at 202-942-8090.

  Information about the Trusts is available on the EDGAR Database on the SEC's
                         Internet site at www.sec.gov.

                     To obtain copies at prescribed rates -

              Write: Public Reference Section of the SEC,
                     100 F Street, N.E.,
                     Washington, D.C. 20549
     e-mail address: publicinfo@sec.gov

                                October 9, 2020

              PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE

                                 First Trust(R)

                                 The FT Series

                             Information Supplement

This Information Supplement provides additional information concerning the structure, operations and risks of the unit investment trusts contained in FT
8950 not found in the prospectus for the Trusts. This Information Supplement is not a prospectus and does not include all of the information you should consider before investing in the Trusts. This Information Supplement should be read in conjunction with the prospectus for the Trust in which you are considering investing.

This Information Supplement is dated October 9, 2020. Capitalized terms have been defined in the prospectus.

                               Table of Contents

Dow Jones & Company, Inc.                                              1
Nasdaq, Inc.                                                           2
Value Line Publishing LLC                                              3
New York Stock Exchange                                                3
Risk Factors
   Securities                                                          3
   Dividends                                                           4
   REITs                                                               4
   Foreign Issuers                                                     5
   Emerging Markets                                                    6
   Exchange Rates                                                      7
   Small and/or Mid Capitalization Companies                          10
Concentrations
   Concentration Risk                                                 10
   Consumer Staples                                                   10
   Financials                                                         11
   Industrials                                                        12
   Information Technology                                             12
   Utilities                                                          13
Securities                                                            14
   The Dow(R) DART 5 Strategy Stocks                                  14
   The Dow(R) Target 5 Strategy Stocks                                14
   The Dow(R) Target Dividend Strategy Stocks                         15
   European Target 20 Strategy Stocks                                 16
   Nasdaq(R) Target 15 Strategy Stocks                                17
   NYSE(R) International Target 25 Strategy Stocks                    18
   S&P Dividend Aristocrats Target 25 Strategy Stocks                 20
   S&P Target 24 Strategy Stocks                                      21
   S&P Target SMid 60 Strategy Stocks                                 23
   Target Diversified Dividend Strategy Stocks                        26
   Target Global Dividend Leaders Strategy Stocks                     29
   Target Growth Strategy Stocks                                      32
   Target Small-Cap Strategy Stocks                                   34
   Value Line(R) Target 25 Strategy Stocks                            36

Dow Jones & Company, Inc.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index(sm),
S&P 500(R) Index, S&P 500(R) Dividend Aristocrats Index, S&P MidCap 400(R)
Index and S&P SmallCap 600(R) Index (collectively, the "Licensed Indexes") are products of S&P Dow Jones Indices LLC ("SPDJI"), and have been licensed for use by First Trust Portfolios L.P. Standard & Poor's(R), S&P(R), S&P 500(R),
S&P Dividend Aristocrats, S&P MidCap 400(R) and S&P SmallCap 600(R) are
registered trademarks of Standard & Poor's Financial Services LLC ("S&P");
DJIA(R), The Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones
U.S. Select Dividend Index(sm) are trademarks of Dow Jones Trademark Holdings
LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Portfolios L.P. The
Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target
Dividend Portfolio, Target Double Play Portfolio, S&P Dvd. Aristocrats Target
25 Portfolio, S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target

Focus Four Portfolio and the Target VIP Portfolio (collectively, the "Trusts")
are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, "S&P Dow Jones Indices"). S&P Dow
Jones Indices makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly or the ability of the Licensed Indexes to track general market performance. S&P Dow Jones
Indices' only relationship to First Trust Advisors L.P. with respect to the
Licensed Indexes is the licensing of such indexes and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors.
The Licensed Indexes are determined, composed and calculated by S&P Dow Jones
Indices without regard to First Trust Advisors L.P. or the Trusts. S&P Dow
Jones Indices have no obligation to take the needs of First Trust Advisors
L.P. or the owners of the Trusts into consideration in determining, composing or calculating the Licensed Indexes. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Trusts or the timing of the issuance or sale of the Trusts or in the determination or calculation of the equation by which the Trusts are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow
Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Trusts. There is no assurance that investment products based on the Licensed Indexes will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing,
CME Group Inc. and its affiliates, a shareholder of S&P Dow Jones Indices LLC, may independently issue and/or sponsor financial products unrelated to Trusts, but which may be similar to and competitive with the Trusts. In addition, CME
Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average and the S&P 500(R) Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS
AND/OR THE COMPLETENESS OF THE LICENSED INDEXES OR ANY DATA RELATED THERETO OR
ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION
(INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES
INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS,
OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR
IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY
OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY
FIRST TRUST ADVISORS L.P., OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY
FROM THE USE OF THE LICENSED INDEXES OR WITH RESPECT TO ANY DATA RELATED
THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL
S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL,
PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF
PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED
OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT
LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY
AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND FIRST TRUST
ADVISORS L.P., OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Nasdaq, Inc.

The "Nasdaq 100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" are trade or service marks of Nasdaq, Inc. (which with its affiliates is the
"Corporations") and are licensed for use by us. The Target VIP Portfolio has not been passed on by the Corporations as to its legality or suitability. The
Target VIP Portfolio is not issued, endorsed, sold, or promoted by the
Corporations. The Corporations make no warranties and bear no liability with respect to the Target VIP Portfolio.

Value Line Publishing LLC

Value Line Publishing LLC's ("VLP") only relationship to First Trust
Portfolios L.P. and/or First Trust Advisors L.P. is VLP's licensing to First
Trust Portfolios L.P. and/or First Trust Advisors L.P. of certain VLP trademarks and trade names and the Value Line(R) Timeliness(TM) Ranking System
(the "System"), which is composed by VLP without regard to First Trust
Portfolios L.P. or First Trust Advisors L.P., this product or any investor.
VLP has no obligation to take the needs of First Trust Portfolios L.P. and/or
First Trust Advisors L.P. or any investor in the product into consideration in composing the System. The product results may differ from the hypothetical or published results of the Value Line Timeliness Ranking System. VLP is not
responsible for and has not participated in the determination of the prices and composition of the product or the timing of the issuance for sale of the product or in the calculation of the equations by which the product is to be converted into cash.

VLP MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING BUT
NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR ANY PERSON'S INVESTMENT PORTFOLIO, OR ANY IMPLIED
WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF
PERFORMANCE, AND VLP MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY
OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR
MATERIALS GENERATED THEREFROM. VLP DOES NOT WARRANT THAT THE SYSTEM WILL MEET
ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLP ALSO DOES NOT
GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE
SYSTEM OR THE PRODUCT. VLP HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION
WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT; OR (II) FOR ANY
LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER
PERSON OR ENTITY IN CONNECTION WITH THIS PRODUCT, AND IN NO EVENT SHALL VLP BE
LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE,
INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PRODUCT.

New York Stock Exchange

"NYSE(R)" is a registered service/trademark of ICE Data Indices, LLC or its affiliates and has been licensed, along with, "NYSE International 100
Index(SM)" ("Index") for use by First Trust Portfolios, L.P. ICE Data Indices,
LLC has no relationship to First Trust Portfolios L.P. other than the licensing of the "NYSE International 100 Index(SM)" and the trademark and service mark referenced above for use in connection with the NYSE(R)
International Target 25 Strategy.

ICE Data Indices, LLC does not: sponsor, endorse, sell or promote the NYSE(R)
International Target 25 Strategy; recommend that any person invest in the \
NYSE(R) International Target 25 Strategy or any other securities; have any responsibility or liability for or make any decision about the timing, amount or pricing of the NYSE(R) International Target 25 Strategy; have any responsibility or liability for the administration, management or marketing of the NYSE(R) International Target 25 Strategy; consider the needs of the NYSE(R)
International Target 25 Strategy or the owners of the NYSE(R) International
Target 25 Strategy in determining, composing or calculating the NYSE
International 100 Index(SM) or have any obligation to do so.

ICE Data Indices, LLC will not have any liability in connection with the NYSE(R)
International Target 25 Strategy. Specifically, ICE Data Indices, LLC does not make any warranty, express or implied, and ICE Data Indices, LLC disclaims any warranty about: the results to be obtained by the NYSE(R) International
Target 25 Strategy, the owners of the NYSE(R) International Target 25
Strategy, or any other relevant person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; the merchantability or fitness for a particular purpose or use of the Index and its data. ICE Data Indices, LLC will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will ICE Data Indices, LLC be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if ICE
Data Indices, LLC knows that they might occur. The licensing agreement between
First Trust Portfolios L.P. and ICE Data Indices, LLC is solely for their benefit and not for the benefit of the owners of the NYSE(R) International
Target 25 Strategy or any other third parties.

Risk Factors

Securities. An investment in Units should be made with an understanding of the risks which an investment in common stocks entails, including the risk that the financial condition of the issuers of the Securities or the general condition of the relevant stock market may worsen, and the value of the
Securities and therefore the value of the Units may decline. Common stocks are especially susceptible to general stock market movements and to volatile increases and decreases of value, as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises.

Dividends. Shareholders of common stocks have rights to receive payments from the issuers of those common stocks that are generally subordinate to those of creditors of, or holders of debt obligations or preferred stocks of, such issuers. Shareholders of common stocks have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and have a right to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. Common stocks do not represent an obligation of the issuer and, therefore, do not offer any assurance of income or provide the same degree of protection of capital as do debt securities. The issuance of additional debt securities or preferred stock will create prior claims for payment of principal, interest and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Cumulative preferred stock dividends must be paid before common stock dividends, and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stockholders are also generally entitled to rights on liquidation which are senior to those of common stockholders.

REITs. An investment in Units of the S&P Target SMid 60 Portfolio, the Target
Focus Four Portfolio and the Target Global Dividend Leaders Portfolio should be made with an understanding of risks inherent in an investment in U.S.-based
REITs specifically and real estate generally (in addition to securities market risks). Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations
(including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REITs are generally fully integrated operating companies that have interests in income-producing real estate. Equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests. REITs obtain capital funds for investment in underlying real estate assets by selling debt or equity securities in the public or institutional capital markets or by bank borrowing. Thus, the returns on common equities of REITs will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REITs (i.e., those with large amounts of borrowings outstanding), by changes in the level of interest rates. The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and healthcare facilities.

REITs are a creation of the tax law. REITs essentially operate as a corporation or business trust with the advantage of exemption from corporate income taxes provided the REIT satisfies the requirements of Sections 856 through 860 of the Internal Revenue Code. The major tests for tax-qualified status are that the REIT (i) be managed by one or more trustees or directors,
(ii) issue shares of transferable interest to its owners, (iii) have at least
100 shareholders, (iv) have no more than 50% of the shares held by five or fewer individuals, (v) invest substantially all of its capital in real estate related assets and derive substantially all of its gross income from real estate related assets and (vi) distributed at least 95% of its taxable income to its shareholders each year. If a REIT should fail to qualify for such tax status, the related shareholders (including such Trust) could be adversely affected by the resulting tax consequences.

The underlying value of the Securities and a Trust's ability to make distributions to Unit holders may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, increased competition from other properties, obsolescence of property, changes in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older properties, changes in real estate tax rates and other operating expenses, regulatory and economic impediments to raising rents, adverse changes in governmental rules and fiscal policies, dependency on management skill, civil unrest, acts of
God, including earthquakes, fires and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the issuers of REITs. The value of REITs may at times be particularly sensitive to devaluation in the event of rising interest rates.

REITs may concentrate investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The impact of economic conditions on REITs can also be expected to vary with geographic location and property type. Investors should be aware that REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-
liquidation, the market's perception of the REIT industry generally, and the possibility of failing to qualify for pass-through of income under the
Internal Revenue Code, and to maintain exemption from the Investment Company
Act of 1940. A default by a borrower or lessee may cause a REIT to experience delays in enforcing its right as mortgagee or lessor and to incur significant costs related to protecting its investments. In addition, because real estate generally is subject to real property taxes, REITs may be adversely affected by increases or decreases in property tax rates and assessments or reassessments of the properties underlying REITs by taxing authorities.
Furthermore, because real estate is relatively illiquid, the ability of REITs to vary their portfolios in response to changes in economic and other conditions may be limited and may adversely affect the value of the Units.
There can be no assurance that any REIT will be able to dispose of its underlying real estate assets when advantageous or necessary.

The issuer of REITs generally maintains comprehensive insurance on presently owned and subsequently acquired real property assets, including liability, fire and extended coverage. However, certain types of losses may be uninsurable or not be economically insurable as to which the underlying properties are at risk in their particular locales. There can be no assurance that insurance coverage will be sufficient to pay the full current market value or current replacement cost of any lost investment. Various factors might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by a REIT might not be adequate to restore its economic position with respect to such property.

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. No assurance can be given that REITs may not be presently liable or potentially liable for any such costs in connection with real estate assets they presently own or subsequently acquire. Certain of the REITs may also be Mortgage REITs. Mortgage REITs are companies that provide financing for real estate by purchasing or originating mortgages and mortgage-backed securities and earn income from the interest on these investments. Mortgage REITs are also subject to many of the same risks associated with investments in other REITs and to real estate market conditions.

Foreign Issuers. The following section applies to individual Trusts which contain Securities issued by, or invest in securities issued by, foreign entities. Since certain of the Securities held by the Trust consist of, or invest in, securities issued by foreign entities, an investment in the Trust involves certain investment risks that are different in some respects from an investment in a trust which invests solely in the securities of domestic entities. These investment risks include future political or governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities, the possibility that the financial condition of the issuers of the Securities may become impaired or that the general condition of the relevant stock market may worsen (both of which would contribute directly to a decrease in the value of the Securities and thus in the value of the Units), the limited liquidity and relatively small market capitalization of the relevant securities market, expropriation or confiscatory taxation, economic uncertainties and foreign currency devaluations and fluctuations. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. The securities of many foreign issuers are less liquid and their prices more volatile than securities of comparable domestic issuers. In addition, fixed brokerage commissions and other transaction costs on foreign securities exchanges are generally higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries than there is in the United States. However, due to the nature of the issuers of the Securities selected for the Trust, the
Sponsor believes that adequate information will be available to allow the
Supervisor to provide portfolio surveillance for the Trust.

Securities issued by non-U.S. issuers may pay interest and/or dividends in foreign currencies and may be principally traded in foreign currencies.
Therefore, there is a risk that the U.S. dollar value of these interest and/or dividend payments and/or securities will vary with fluctuations in foreign exchange rates.

On the basis of the best information available to the Sponsor at the present time, none of the Securities in the Trust are subject to exchange control restrictions under existing law which would materially interfere with payment to the Trust of dividends due on, or proceeds from the sale of, the
Securities. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payment to the Trust. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Trust and on the ability of the Trust to satisfy its obligation to redeem Units tendered to the Trustee for redemption.
In addition, restrictions on the settlement of transactions on either the purchase or sale side, or both, could cause delays or increase the costs associated with the purchase and sale of the foreign Securities and correspondingly could affect the price of the Units.

Investors should be aware that it may not be possible to buy all Securities at the same time because of the unavailability of any Security, and restrictions applicable to the Trust relating to the purchase of a Security by reason of the federal securities laws or otherwise.

Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of such Act.
Sales of non-exempt Securities by the Trust in the United States securities markets are subject to severe restrictions and may not be practicable.
Accordingly, sales of these Securities by the Trust will generally be effected only in foreign securities markets. Although the Sponsor does not believe that the Trust will encounter obstacles in disposing of the Securities, investors should realize that the Securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. The value of the Securities will be adversely affected if trading markets for the Securities are limited or absent.

Emerging Markets. The following section applies to individual Trusts which contain securities issued by, or invest in securities issued by, companies headquartered or incorporated in countries considered to be emerging markets. An investment in Units of these Trusts should be made with an understanding of the risks inherent with investing in certain smaller and emerging markets. Compared to more mature markets, some emerging markets may have a low level of regulation, enforcement of regulations and monitoring of investors’ activities.
Those activities may include practices such as trading on material non-public information. The securities markets of developing countries are not as large as the more established securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility. There may be a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries as well as a high concentration of investors and financial intermediaries. These factors may adversely affect the timing and pricing of the acquisition or disposal of securities.

In certain emerging markets, registrars are not subject to effective government supervision nor are they always independent from issuers. The possibility of fraud, negligence, undue influence being exerted by the issuer or refusal to recognize ownership exists, which, along with other factors, could result in the registration of a shareholding being completely lost. Investors should therefore be aware that the Trust could suffer loss arising from these registration problems. In addition, the legal remedies in emerging markets are often more limited than the remedies available in the United States.

Practices pertaining to the settlement of securities transactions in emerging markets involve higher risks than those in developed markets, in large part because of the need to use brokers and counterparties who are less well capitalized, and custody and registration of assets in some countries may be unreliable. As a result, brokerage commissions and other fees are generally higher in emerging markets and the procedures and rules governing foreign transactions and custody may involve delays in payment, delivery or recovery of money or investments. Delays in settlement could result in investment opportunities being missed if the Trust is unable to acquire or dispose of a security. Certain foreign investments may also be less liquid and more volatile than U.S. investments, which may mean at times that such investments are unable to be sold at desirable prices.

Political and economic structures in emerging markets often change rapidly, which may cause instability. In adverse social and political circumstances, governments have been involved in policies of expropriation, confiscatory taxation, nationalization, intervention in the securities market and trade settlement, and imposition of foreign investment restrictions and exchange controls, and these could be repeated in the future. In addition to withholding taxes on investment income, some governments in emerging markets may impose different capital gains taxes on foreign investors. Foreign investments may also be subject to the risks of seizure by a foreign government and the imposition of restrictions on the exchange or export of foreign currency. Additionally, some governments exercise substantial influence over the private economic sector and the political and social uncertainties that exist for many developing countries are considerable.

Another risk common to most developing countries is that the economy is heavily export oriented and, accordingly, is dependent upon international trade. The existence of overburdened infrastructures and obsolete financial systems also presents risks in certain countries, as do environmental problems. Certain economies also depend, to a large degree, upon exports of primary commodities and, therefore, are vulnerable to changes in commodity prices which, in turn, may be affected by a variety of factors.

Exchange Rates. The Target VIP Portfolio contains Securities that are principally traded in foreign currencies and as such, involve investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. The United
States dollar value of the portfolio (and hence of the Units) and of the distributions from the portfolio will vary with fluctuations in the United
States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the rate of inflation in the respective economies compared to the United States, the impact of interest rate differentials between different currencies on the movement of foreign currency rates, the balance of imports and exports goods and services, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special
Drawing Right administered by the International Monetary Fund. In Europe, the
euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies).
From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well-particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

The following tables set forth, for the periods indicated, the range of fluctuation concerning the equivalent U.S. dollar rates of exchange and end-of-
month equivalent U.S. dollar rates of exchange for the United Kingdom pound sterling and the euro:

                             Foreign Exchange Rates

                 Range of Fluctuations in Foreign Currencies

              United Kingdom
Annual        Pound Sterling/           Euro/
Period        U.S. Dollar               U.S. Dollar
______        _______________           ___________
1983          0.616-0.707
1984          0.670-0.864
1985          0.672-0.951
1986          0.643-0.726
1987          0.530-0.680
1988          0.525-0.601
1989          0.548-0.661
1990          0.504-0.627
1991          0.499-0.624
1992          0.498-0.667
1993          0.630-0.705
1994          0.610-0.684
1995          0.610-0.653
1996          0.583-0.670
1997          0.584-0.633
1998          0.584-0.620
1999          0.597-0.646               0.845-0.999
2000          0.605-0.715               0.967-1.209
2001          0.665-0.728               1.045-1.196
2002          0.621-0.710               0.953-1.164
2003          0.560-0.643               0.794-0.965
2004          0.514-0.570               0.733-0.846
2005          0.518-0.583               0.743-0.857
2006          0.505-0.581               0.749-0.846
2007          0.474-0.521               0.672-0.776
2008          0.492-0.695               0.625-0.803
2009          0.598-0.727               0.661-0.798
2010          0.611-0.698               0.689-0.839
2011          0.599-0.652               0.674-0.775
2012          0.614-0.653               0.743-0.829
2013          0.604-0.673               0.725-0.782
2014          0.583-0.644               0.718-0.827
2015          0.630-0.683               0.826-0.953
2016          0.672-0.825               0.867-0.963
2017          0.736-0.830               0.831-0.961
2018          0.697-0.801               0.799-0.891
2019          0.750-0.831               0.866-0.918

Source: Bloomberg L.P.

               End of Month Exchange Rates for Foreign Currencies

                        United Kingdom
                        Pound Sterling/        Euro/
Monthly Period          U.S. Dollar            U.S. Dollar
______________          ______________         ___________
2016:
 January                   .702                   .923
 February                  .719                   .920
 March                     .696                   .879
 April                     .684                   .873
 May                       .690                   .898
 June                      .751                   .900
 July                      .756                   .895
 August                    .761                   .896
 September                 .771                   .890
 October                   .817                   .911
 November                  .800                   .944
 December                  .810                   .951
2017:
 January                   .795                   .926
 February                  .808                   .946
 March                     .797                   .939
 April                     .772                   .918
 May                       .776                   .889
 June                      .768                   .875
 July                      .757                   .844
 August                    .773                   .840
 September                 .746                   .846
 October                   .753                   .857
 November                  .739                   .840
 December                  .740                   .833
2018:
 January                   .705                   .806
 February                  .727                   .820
 March                     .714                   .811
 April                     .727                   .828
 May                       .752                   .855
 June                      .757                   .856
 July                      .762                   .855
 August                    .772                   .862
 September                 .767                   .862
 October                   .783                   .884
 November                  .784                   .884
 December                  .784                   .872
2019
 January                   .763                   .874
 February                  .754                   .879
 March                     .767                   .891
 April                     .767                   .892
 May                       .792                   .895
 June                      .788                   .879
 July                      .822                   .903
 August                    .823                   .911
 September                 .814                   .918
 October                   .773                   .897
 November                  .774                   .908
 December                  .754                   .892
2020
 January                   .757                   .901
 February                  .780                   .907
 March                     .805                   .907
 April                     .794                   .913
 May                       .810                   .901
 June                      .806                   .890
 July                      .764                   .849
 August                    .748                   .838
 September                 .774                   .853

The Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not be indicative of the amount in United
States dollars the Trusts would receive had the Trustee sold any particular currency in the market. The foreign exchange transactions of the Trusts will be conducted by the Trustee with foreign exchange dealers acting as principals on a spot (i.e., cash) buying basis. Although foreign exchange dealers trade on a net basis, they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price).

Small and/or Mid Capitalization Companies. The following section applies to individual Trusts which contain Securities issued by, or invest in Securities that hold securities issued by, small and/or mid capitalization companies.
While historically stocks of small and mid capitalization companies have outperformed the stocks of large companies, the former have customarily involved more investment risk as well. Such companies may have limited product lines, markets or financial resources; may lack management depth or experience; and may be more vulnerable to adverse general market or economic developments than large companies. Some of these companies may distribute, sell or produce products which have recently been brought to market and may be dependent on key personnel.

The prices of small and mid cap company securities are often more volatile than prices associated with large company issues, and can display abrupt or erratic movements at times, due to limited trading volumes and less publicly available information. Also, because such companies normally have fewer shares outstanding and these shares trade less frequently than large companies, it may be more difficult for the Trusts which contain these Securities to buy and sell significant amounts of such shares without an unfavorable impact on prevailing market prices.

Concentrations

Concentration Risk. When at least 25% of a trust's portfolio is invested in securities issued by companies within a single sector, the trust is considered to be concentrated in that particular sector. If a Trust is concentrated in more than one sector, at least 25% of the Trust's portfolio is invested in each sector in which it is concentrated. A portfolio concentrated in one or more sectors may present more risks than a portfolio broadly diversified over several sectors.

The Dow(R) Target 5 Portfolio is concentrated in stocks of the industry or group of industries comprising the consumer staples sector. The Dow(R) Target Dividend
Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and utilities sectors. The S&P Dividend Aristocrats Target
25 Portfolio is concentrated in stocks of the industry or group of industries comprising the industrials sector. The S&P Target 24 Portfolio, the Target VIP
Portfolio and the Value Line(R) Target 25 Portfolio are concentrated in stocks of the industry or group of industries comprising the information technology sector. The S&P Target SMid 60 Portfolio and the Target Focus Four Portfolio are
concentrated in stocks of the industry or group of industries comprising the financials sector. The Target Double Play Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and information technology sectors.

Consumer Staples. Consumer staples companies provide products directly to the consumer that are typically considered non-discretionary items based on consumer purchasing habits. Such products include food, beverages, household items and tobacco. Risks inherent in an investment in the consumer staples sector include the cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, product liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign competition), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions. Historically, the demand for consumer staples goods has remained fairly constant regardless of the state of the economy. With some products, such as food, alcohol and tobacco, demand sometimes increases during economic downturns. However, price competition among suppliers may be very challenging, which can drive prices lower and impact returns. Other factors of particular relevance to the profitability of the sector are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and the effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

Financials. Companies in the financials sector include regional and money center banks, securities brokerage firms, asset management companies, savings banks and thrift institutions, specialty finance companies (e.g., credit card, mortgage providers), insurance and insurance brokerage firms, consumer finance firms, financial conglomerates, foreign banking and financial companies.

Financial companies are subject to extensive governmental regulation which limits their activities and may affect their ability to earn a profit from a given line of business. Government regulation may change frequently and may have significant adverse consequences for companies in the financials sector, including effects not intended by the regulation. New legislation and regulatory changes could cause business disruptions, result in significant loss of revenue, limit financial firms' ability to pursue business opportunities, impact the value of business assets and impose additional costs that may adversely affect business. There can be no assurance as to the actual impact these laws and their implementing regulations, or any other governmental program, will have on any individual financial company or on the financial markets as a whole. Companies in the financials sector may also be the targets of hacking and potential theft of proprietary or customer information or disruptions in service, which could have a material adverse effect on their businesses.

In addition, general economic conditions are important to the operations of these companies, and financial difficulties of borrowers may have an adverse effect on the profitability of financial companies. Financial companies can be highly dependent upon access to capital markets, and any impediments to such access, such as adverse overall economic conditions or a negative perception in the capital markets of a financial company's financial condition or prospects, could adversely affect its business. Deterioration of credit markets can have an adverse impact on a broad range of financial markets, causing certain financial companies to incur large losses. In these conditions, companies in the financials sector may experience significant declines in the valuation of their assets, take actions to raise capital and even cease operations. Some financial companies may also be required to accept or borrow significant amounts of capital from government sources and may face future government-imposed restrictions on their businesses or increased government intervention. However, there is no guarantee that governments will provide any such relief in the future. These actions may cause the securities of many companies in the financials sector to decline in value.

Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession; volatile interest rates; portfolio concentrations in geographic markets, in commercial and residential real estate loans or any particular segment or industry; and competition from new entrants in their fields of business. Banks, thrifts and their holding companies are subject to extensive federal regulation and, when such institutions are state-chartered, to state regulation as well. Such regulations impose strict capital requirements and limitations on the nature and extent of business activities that banks and thrifts may pursue.
Regulatory actions, such as increases in the minimum capital requirements applicable to banks and thrifts and increases in deposit insurance premiums required to be paid by banks and thrifts to the FDIC, can negatively impact earnings and the ability of a company to pay dividends. Neither federal insurance of deposits nor governmental regulations, however, insures the solvency or profitability of banks or their holding companies, or insures against any risk of investment in the securities issued by such institutions.

Interest rate levels, general economic conditions and price and marketing competition also affect insurance company profits. Companies involved in the insurance industry are engaged in underwriting, reinsuring, selling, distributing or placing of property and casualty, life or health insurance.
Property and casualty insurance profits may also be affected by weather catastrophes and other disasters. Life and health insurance profits may be affected by mortality and morbidity rates. Individual companies may be exposed to material risks including reserve inadequacy and the inability to collect from reinsurance carriers. Insurance companies are subject to extensive governmental regulation, including the imposition of maximum rate levels, which may not be adequate for some lines of business. Proposed or potential tax law changes may also adversely affect insurance companies' policy sales, tax obligations, and profitability. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally. All insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture associations.

Industrials. The profitability of industrial companies will be affected by various factors including the general state of the economy, intense competition, domestic and international politics, excess capacity and spending trends. The Internet may also influence the industrial market. Customers'
desire for better pricing and convenience, as well as manufacturers' desire to boost profitability by finding new avenues of sales growth and productivity gains, may drive many industrial manufacturers to invest heavily in Internet hardware and software. Because the Internet allows manufacturers to take orders directly from customers, thus eliminating the middlemen from both supply chains and distributors, industrial makers may no longer need traditional third-party outfits to distribute their products. In addition, the
Internet may also allow industrial manufacturers to cut inventory levels, by enabling customers to tailor their orders to their specific needs.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for truck makers.

Information Technology. Technology companies generally include companies involved in the development, design, manufacture and sale of computers and peripherals, software and services, data networking/communications equipment,
Internet access/information providers, semiconductors and semiconductor equipment and other related products, systems and services. The market for these products, especially those specifically related to the Internet, is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse effect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

Based on trading history of common stock, factors such as announcements of new products or development of new technologies and general conditions of the industry have caused and are likely to cause the market price of high-
technology common stocks to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Securities and therefore the ability of a Unit holder to redeem Units at a price equal to or greater than the original price paid for such Units.

Some key components of certain products of technology issuers are currently available only from single sources. There can be no assurance that in the future suppliers will be able to meet the demand for components in a timely and cost effective manner. Accordingly, an issuer's operating results and customer relationships could be adversely affected by either an increase in price for, or an interruption or reduction in supply of, any key components.
Additionally, many technology issuers are characterized by a highly concentrated customer base consisting of a limited number of large customers who may require product vendors to comply with rigorous industry standards.
Any failure to comply with such standards may result in a significant loss or reduction of sales. Because many products and technologies of technology companies are incorporated into other related products, such companies are often highly dependent on the performance of the personal computer, electronics and telecommunications industries. There can be no assurance that these customers will place additional orders, or that an issuer of Securities will obtain orders of similar magnitude as past orders from other customers.
Similarly, the success of certain technology companies is tied to a relatively small concentration of products or technologies. Accordingly, a decline in demand of such products, technologies or from such customers could have a material adverse impact on issuers of the Securities.

Many technology companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology. In addition, due to the increasing public use of the Internet, it is possible that other laws and regulations may be adopted to address issues such as privacy, pricing, characteristics, and quality of Internet products and services. The adoption of any such laws could have a material adverse impact on the
Securities in the Trust.

Like many areas of technology, the semiconductor business environment is highly competitive, notoriously cyclical and subject to rapid and often unanticipated change. Recent industry downturns have resulted, in part, from weak pricing, persistent overcapacity, slowdown in Asian demand and a shift in retail personal computer sales toward the low end, or "sub-$1,000" segment.
Industry growth is dependent upon several factors, including: the rate of global economic expansion; demand for products such as personal computers and networking and communications equipment; excess productive capacity and the resultant effect on pricing; and the rate of growth in the market for low-
priced personal computers.

The social media industry is also highly competitive and subject to the risks involved with information technology companies, namely, short product life cycles, evolving industry standards, loss of patent protections, rapidly changing technologies and frequent new product introductions.  Additional risks generally applicable to social media companies include, without limitation: disruption of services due to internal or external technical issues; security breaches of private, proprietary and confidential information; and evolving laws and regulations, foreign or domestic, that could negatively affect operations. Furthermore, the sustainability of the business models employed by social media companies remain largely unproven.

Utilities. General problems of the public utility sector include risks of increases in fuel and other operating costs; restrictions on operations and increased costs and delays as a result of environmental, nuclear safety and other regulations; regulatory restrictions on the ability to pass increasing wholesale costs along to the retail and business customer; energy conservation; technological innovations which may render existing plants, equipment or products obsolete; the effects of local weather, maturing markets and difficulty in expanding to new markets due to regulatory and other factors; natural or man-made disasters; difficulty obtaining adequate returns on invested capital; the high cost of obtaining financing during periods of inflation; difficulties of the capital markets in absorbing utility debt and equity securities; and increased competition. There is no assurance that such public service commissions will, in the future, grant rate increases or that any such increases will be adequate to cover operating and other expenses and debt service requirements. All of the public utilities which are issuers of the Securities in the portfolio have been experiencing many of these problems in varying degrees. Furthermore, utility stocks are particularly susceptible to interest rate risk, generally exhibiting an inverse relationship to interest rates. As a result, utility stock prices may be adversely affected as interest rates rise. The Sponsor makes no prediction as to whether interest rates will rise or fall or the effect, if any, interest rates may have on the
Securities in the portfolio. In addition, federal, state and municipal governmental authorities may from time to time review existing, and impose additional, regulations governing the licensing, construction and operation of nuclear power plants, which may adversely affect the ability of the issuers of certain of the Securities in the Trust's portfolio to make dividend payments on their Securities.

Utilities are generally subject to extensive regulation by state utility commissions which, for example, establish the rates which may be charged and the appropriate rate of return on an approved asset base, which must be approved by the state commissions. The value of utility company securities may decline as a result of changes to governmental regulation controlling the utilities industry. Adverse regulatory changes could prevent or delay utilities from passing along cost increases to customers, which could hinder a utility's ability to meet its obligations to its suppliers.

Additionally, certain utilities have had difficulty from time to time in persuading regulators, who are subject to political pressures, to grant rate increases necessary to maintain an adequate return on investment and voters in many states have the ability to impose limits on rate adjustments (for example, by initiative or referendum). Any unexpected limitations could negatively affect the profitability of utilities whose budgets are planned far in advance. In addition, gas pipeline and distribution companies have had difficulties in adjusting to short and surplus energy supplies, enforcing or being required to comply with long-term contracts and avoiding litigation from their customers, on the one hand, or suppliers, on the other.

Mergers in the utility sector may require approval from several federal and state regulatory agencies. These regulatory authorities could, as a matter of policy, reverse the trend toward deregulation and make consolidation more difficult, or cause delay in the merger process, any of which could cause the prices of these securities to fall. Certain of the issuers of the Securities in the Trust may own or operate nuclear generating facilities. Governmental authorities may from time to time review existing, and impose additional, requirements governing the licensing, construction and operation of nuclear power plants. Nuclear generating projects in the electric utility industry have experienced substantial cost increases, construction delays and licensing difficulties. These have been caused by various factors, including inflation,

high financing costs, required design changes and rework, allegedly faulty construction, objections by groups and governmental officials, limits on the ability to finance, reduced forecasts of energy requirements and economic conditions. This experience indicates that the risk of significant cost increases, delays and licensing difficulties remain present until completion and achievement of commercial operation of any nuclear project. Also, nuclear generating units in service have experienced unplanned outages or extensions of scheduled outages due to equipment problems or new regulatory requirements sometimes followed by a significant delay in obtaining regulatory approval to return to service. A major accident at a nuclear plant anywhere, such as the accident at a plant in Chernobyl, could cause the imposition of limits or prohibitions on the operation, construction or licensing of nuclear units in the United States.

Securities

The following information describes the common stocks selected through the application of each of the Strategies which comprise the various Trusts described in the prospectus.

                       The Dow(R) DART 5 Strategy Stocks

Amgen Inc., headquartered in Thousand Oaks, California, is a global biotechnology company. The company develops, makes and markets human therapeutics based on advanced cellular and molecular biology.

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. The company's principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

JPMorgan Chase & Co., headquartered in New York, New York, is a financial holding company. The company provides financial services and investment banking to entities and individuals, including consumers, small businesses, financial institutions, municipalities, the nonprofit sector and real estate investors.

The Travelers Companies, Inc., headquartered in New York, New York, through its subsidiaries, provides various commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals, primarily in the United States.

                     The Dow(R) Target 5 Strategy Stocks

Cisco Systems, Inc., headquartered in San Jose, California, is an information technology company. The company provides networking solutions that connect computing devices and computer networks for utilities, corporations, universities, governments and small to medium-size businesses worldwide.

The Coca-Cola Company, headquartered in Atlanta, Georgia, makes and distributes soft drink concentrates and syrups and also markets juice and juice-drink products. The company's products are sold in more than 200 countries and include the leading soft drink products in most of these countries.

Dow Inc., headquartered in Midland, Michigan, is a holding company. The company, through its subsidiary, engages in the processing and distribution of chemical products worldwide. The company was created in 2017 as a subsidiary of DowDuPont.

Verizon Communications Inc., headquartered in New York, New York, is an integrated telecommunications company. The company provides wireline voice and data services, wireless services and Internet service worldwide. Through its subsidiary, the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

                  The Dow(R) Target Dividend Strategy Stocks

CenturyLink, Inc., headquartered in Monroe, Louisiana, is a regional diversified communications company engaged primarily in providing local exchange telephone services and wireless telephone communications services.

Citizens Financial Group, Inc., headquartered in Providence, Rhode Island, provides a full range of commercial banking services for retail customers. The company offers consumer loans, commercial loans and mortgage loans.

Edison International, headquartered in Rosemead, California, through subsidiaries, supplies electricity in the central and southern portions of
California. The company also develops, owns and operates independent power facilities; provides capital and financial services for energy and infrastructure projects; and manages and sells real estate projects.

Exelon Corporation, headquartered in Chicago, Illinois, is an electric utility holding company. Together with its subsidiaries, the company owns, contracts and invests in electric generating facilities such as nuclear, hydroelectric generation, wind and solar facilities.

F.N.B. Corporation, headquartered in Pittsburgh, Pennsylvania, is a financial holding company that provides a variety of financial services to individuals and small to medium-sized businesses. The company, through its subsidiaries, offers services in Pennsylvania, Kentucky, Maryland, Ohio, Tennessee and West
Virginia.

Federated Hermes, Inc. (Class B), headquartered in Pittsburgh, Pennsylvania, and its subsidiaries sponsor, market and provide investment advisory, distribution and administrative services primarily to mutual funds. The company also provides services to corporations, employee benefit plans and others.

Invesco Ltd., incorporated in Bermuda and headquartered in Atlanta, Georgia, is an investment management group specializing in investment management services covering equities, fixed-income products, and alternative investments such as real estate and absolute return strategies.

MetLife, Inc., headquartered in New York, New York, provides insurance and financial services to a range of individual and institutional customers. The company has operations in the United States and other countries in the Asia-
Pacific region, Latin America and Europe.

New Jersey Resources Corporation, headquartered in Wall, New Jersey, provides retail and wholesale natural gas energy services to residential and commercial customers in New Jersey, other states and Canada. The company also invests, owns and operates renewable energy for solar projects and on-shore wind investments projects.

New York Community Bancorp, Inc., headquartered in Westbury, New York, is a multi-bank holding company. Through its subsidiaries, the company offers a full range of banking services and originates multi-family mortgage, commercial real estate and construction loans.

Newell Brands Inc., headquartered in Atlanta, Georgia, is a global manufacturer and full-service marketer of name-brand consumer products. The company markets its products through volume purchasers, including discount stores and warehouse clubs.

People's United Financial, Inc., headquartered in Bridgeport, Connecticut, is a bank holding company for People's United Bank, offering services to individual, corporate and municipal customers. The company has offices in
Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont.

Pinnacle West Capital Corporation, headquartered in Phoenix, Arizona, owns
Arizona Public Service Company, an electric utility that provides retail and wholesale electric service to nearly all of Arizona. The company is engaged in the generation and distribution of electricity from coal, nuclear, oil, gas and solar resources.

Principal Financial Group, Inc., headquartered in Des Moines, Iowa, is diversified in family insurance and financial services companies. The company provides retirement savings as well as investment and insurance products and services worldwide. The company also offers individual life and disability insurance, group life and health insurance, and residential mortgage loan origination and servicing in the United States.

Prudential Financial, Inc., headquartered in Newark, New Jersey, operates as a financial services institution in the United States and worldwide. The company's products and services include life insurance, mutual funds, pension and retirement-related services and administration, annuities and asset management.

Public Service Enterprise Group Incorporated, headquartered in Newark, New
Jersey, is a public utility holding company. Through its subsidiaries, the company generates, transmits, distributes and sells electric energy. The company also produces and distributes natural gas in the Mid-Atlantic and
Northeastern United States.

United Bankshares, Inc., headquartered in Charleston, West Virginia, through its subsidiaries, provides commercial and retail banking services in West
Virginia, Maryland, Ohio, Pennsylvania, Virginia and Washington, D.C. The

company also offers asset management, property title insurance, financial planning, investment banking and brokerage services.

Unum Group, headquartered in Chattanooga, Tennessee, is the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and the United Kingdom. The company provides long-term and short-term disability, group, individual and corporate-owned life insurance and pension insurance products.

Valley National Bancorp, headquartered in Wayne, New Jersey, is a regional bank holding company with branch locations in New Jersey, Alabama, Florida and
New York. The company offers a variety of financial services products, including consumer lending, commercial lending and investment management.

WestRock Company, headquartered in Atlanta, Georgia, is a materials company.
The company manufactures and markets paper and packaging supplies to consumer and corrugated markets on several continents.

                       European Target 20 Strategy Stocks

Allianz SE, headquartered in Munich, Germany, is a global insurance company engaging in property and casualty protection, life and health insurance and asset management. The company also offers motor liability and damage insurance, corporate, investment, asset management and private banking products.

AXA S.A., headquartered in Paris, France, is an insurance company which also provides related financial services. The company offers life and non-life insurance, reinsurance, savings and pension products, and asset management services.

BASF SE, headquartered in Ludwigshafen, Germany, is a chemical company. The company operates in six segments: Chemicals, Plastics, Performance Products,
Functional Solutions, Agricultural Solutions and Oil & Gas. The company offers products for the chemical, automotive, construction, agriculture, oil, plastics, electrical/electronics, furniture and paper industries, and provides a range of system solutions and services.

Bayer AG, headquartered in Leverkusen, Germany, manufactures industrial chemicals and polymers, as well as human and animal health care products, pharmaceuticals and agricultural crop protection agents. The company markets its products to the automotive, electronic, medical, construction, farming, textile, utility and printing industries worldwide.

BP Plc, headquartered in London, England, produces and markets crude oil and petroleum products worldwide. The company is engaged in the exploration, field development and production of natural gas and oil throughout the world. The company also refines, manufactures and markets petroleum and petrochemical products to wholesale and retail customers.

British American Tobacco Plc, headquartered in London, England, is the holding company for an international tobacco group. The group has an active business presence around the world. Brand names include "State Express 555," "Lucky
Strike," "Kent" and "Benson & Hedges."

E.ON SE, headquartered in Dusseldorf, Germany, is a multi-national company which generates, distributes and trades electricity to industrial, commercial and residential customers. Additionally, the company distributes gas and drinking water. The company also manufactures flexible ceramic membranes and polymers, buys and sells residential properties, and develops real estate.

Endesa, S.A., headquartered in Madrid, Spain, produces, transmits, distributes and supplies electricity to major utilities throughout Spain and has interests in coal mining companies.

Eni SpA, headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company generates and trades electricity and operates oil refineries. The company has operations internationally.

GlaxoSmithKline Plc, headquartered in Brentford, England, researches, develops, produces and markets prescription and over-the-counter pharmaceuticals around the world. The company offers products in various therapeutic areas comprising gastrointestinal, respiratory, anti-emesis, anti-
migraine, systemic antibiotics, cardiovascular, dermatological, oncology and rare diseases.

Muenchener Rueckversicherungs-Gesellschaft AG, headquartered in Munich,
Germany, is a financial services provider which offers reinsurance, insurance and asset management services. The company has subsidiaries in most major financial centers throughout the world.

National Grid Plc, headquartered in London, England, develops and operates electricity and gas networks located throughout the United Kingdom and the northeastern United States. In addition, the company owns liquefied natural gas storage facilities in England and provides infrastructure services to the mobile telecommunications industry.

Nordea Bank Abp, headquartered in Helsinki, Finland, is a financial services company. The company provides banking and other related advisory services.

Orange, headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses and telecommunications operators worldwide.

Rio Tinto Plc, headquartered in London, England, is engaged in finding, mining and processing mineral resources. The company's major products include aluminum, copper, diamonds, energy products (coal and uranium), gold, industrial minerals (borax, titanium dioxide, salt, talc and zircon) and iron ore.

Royal Dutch Shell Plc (Class A), incorporated in the United Kingdom and headquartered in The Hague, the Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide. The company's products are marketed for domestic, industrial and transport use.

Tesco Plc, headquartered in Hertfordshire, England, is a multinational grocery and general merchandise retailer. The company also offers retail banking, financial and insurance services.

Total SE, headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Vodafone Group Plc, headquartered in Newbury, England, provides mobile telecommunications services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in several countries worldwide.

Zurich Insurance Group AG, headquartered in Zurich, Switzerland, is a global insurance provider. The company offers a full range of insurance and investment products and services, from life insurance and investment funds for individuals to complex reinsurance and alternative risk transfer arrangements for companies.

                      Nasdaq(R) Target 15 Strategy Stocks

Adobe Incorporated, headquartered in San Jose, California, is a software company. The company develops, markets and supports software products and technologies for creative professionals, marketers, application developers, enterprises and consumers.

Align Technology, Inc., headquartered in San Jose, California, designs, manufactures and markets a clear aligner therapy system for treating malocclusion or the misalignment of teeth. The company also markets intra-oral scanners, computer-aided design digital services and dental records storage to dental professionals.

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

Cadence Design Systems, Inc., headquartered in San Jose, California, offers electronic design automation (EDA) technologies and engineering services to electronics companies worldwide. The company also develops system design enablement (SDE) solutions for use in designing electronics systems, integrated circuits and electronic devices.

eBay Inc., headquartered in San Jose, California, operates an online person-to-
person trading community on the Internet, bringing together buyers and sellers in an auction format to trade personal items such as antiques, coins, collectibles, computers, memorabilia, stamps and toys.

Facebook, Inc. (Class A), headquartered in Menlo Park, California, is an information technology company. The company designs and operates various social media products that enable people to connect and share data through mobile devices and other platforms.

Fastenal Company, headquartered in Winona, Minnesota, is principally engaged in the sale of industrial supplies, including threaded fasteners and construction supplies, through its retail store sites located in all 50 states, Canada, Mexico, Puerto Rico and Singapore.

IDEXX Laboratories, Inc., headquartered in Westbrook, Maine, develops, manufactures and markets biotechnology-based detection systems primarily for animal health applications. The company also develops and sells point-of-care veterinary diagnostic products. The company markets its products worldwide.

Lam Research Corporation, headquartered in Fremont, California, is an information technology company. The company designs, manufactures, markets and services semiconductor processing equipment used in the fabrication of integrated circuits for a wide range of applications.

lululemon athletica inc., incorporated in the United States and headquartered in Vancouver, Canada, is a designer and retailer of athletic apparel and accessories for women and men. The company's yoga-inspired apparel is primarily marketed in North America, Australia and New Zealand.

NetEase, Inc. (ADR), incorporated in the Cayman Islands and headquartered in
Beijing, China, through its subsidiaries, operates an online community in
China. The company operates in three segments: Online Game Services,
Advertising Services and Wireless Value-added Services and others.

NVIDIA Corporation, headquartered in Santa Clara, California, designs, develops and markets graphics processors and related software for personal computers and digital entertainment platforms.

Regeneron Pharmaceuticals, Inc., headquartered in Tarrytown, New York, is a biopharmaceutical company. The company discovers, develops and commercializes medicines for the treatment of serious medical conditions in the United States.

Skyworks Solutions, Inc., headquartered in Irvine, California, is a semiconductor manufacturer. The company is focused on radio frequency and complete semiconductor system solutions for mobile communications applications.

Zoom Video Communications, Inc. (Class A), headquartered in San Jose,
California, is a telecommunications services company. The company provides video-first communications platforms, including Zoom Meetings, Zoom Phone and
Zoom Chat, through mobile devices, desktops, laptops, telephones and conference room systems.

                NYSE(R) International Target 25 Strategy Stocks

Brazil
______

Petroleo Brasileiro S.A. - Petrobras (ADR), headquartered in Rio de Janeiro,
Brazil, seeks out, produces, markets and supplies oil, natural gas and related products. The company operates oil tankers, distribution pipelines, marine, river and lake terminals, thermal power plants, fertilizer plants and petrochemical units in South America and worldwide.

Canada
______

Canadian Natural Resources Limited, headquartered in Calgary, Canada, is a senior independent oil and natural gas exploration, development and production company. The company's operations are focused in Western Canada, the North Sea and offshore West Africa.

Nutrien Ltd., headquartered in Saskatchewan, Canada, is a provider of crop inputs and services such as potash, nitrogen, and phosphate products. The company serves clients in the agricultural, industrial, and feed industries.

Suncor Energy Inc., headquartered in Calgary, Canada, is an integrated energy company focused on developing petroleum basins in Western Canada. The company also acquires, develops, produces and markets crude oil and natural gas in
Canada and internationally, and markets petroleum and petrochemical products primarily in Canada.

Colombia
________

Ecopetrol S.A. (ADR), headquartered in Bogota, Colombia, engages primarily in the exploration, production, refining, transportation and commercialization of crude oil and gas in South America.

France
______

Orange (ADR), headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Total SE (ADR), headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Hong Kong
_________

China Mobile Limited (ADR), headquartered in Hong Kong, together with its subsidiaries, provides cellular telecommunications services in China and Hong
Kong. The company also designs and markets electronic communication products and provides non-banking financial services.

China Unicom (Hong Kong) Limited (ADR), headquartered in Hong Kong, offers a range of telecommunications services in China. An integrated telecommunications operator, the company's services include long distance, cellular, data and Internet access.

CNOOC Limited (ADR), incorporated in Hong Kong and headquartered in Beijing,
China, through its subsidiaries, engages in the exploration, development, and production of crude oil and natural gas. The company has operations throughout the world.

Japan
_____

Canon Inc. (ADR), headquartered in Tokyo, Japan, is engaged in the development, manufacturing and sale of imaging technology solutions. The company's products include digital cameras and camcorders, inkjet printers, commercial photo printers, image scanners, photocopy machines and broadcast equipment. In addition, the company's imaging technology has applications in various industries, such as radiology systems and flat panel display equipment.

Honda Motor Co., Ltd. (ADR), headquartered in Tokyo, Japan, develops, produces, and manufactures a variety of motor products, ranging from small general-purpose engines and scooters to specialty sports cars. The company markets its products globally and also provides financing to its dealers and customers.

Mizuho Financial Group, Inc. (ADR), headquartered in Tokyo, Japan, through its subsidiary banks, provides various financial services, including banking, securities, and trust and asset management services in Japan and internationally.

Toyota Motor Corporation (ADR), headquartered in Toyota City, Japan, manufactures, sells, leases and repairs passenger automobiles, trucks and buses in Japan and internationally. The company also builds homes and pleasure boats, and develops intelligent transportation systems such as radar cruise control and electronic toll collection.

The Netherlands
_______________

ING Groep N.V. (ADR), headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-
life insurance, commercial and investment banking, asset management and related products.

Royal Dutch Shell Plc (ADR), incorporated in the United Kingdom and headquartered in The Hague, the Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide. The company's products are marketed for domestic, industrial and transport use.

Norway
______

Equinor ASA, headquartered in Stavanger, Norway, is the largest integrated oil and gas company in Scandinavia, producing oil and gas from the Norwegian
Continental Shelf and other regions.

Spain
_____

Banco Bilbao Vizcaya Argentaria, S.A. (ADR), headquartered in Madrid, Spain, is a financial services company. The company engages in retail banking, asset management, private banking and wholesale banking operations worldwide.

Telefonica, S.A. (ADR), headquartered in Madrid, Spain, provides telecommunication services, including mobile voice, roaming, corporate services and mobile data and Internet throughout Europe and Latin America. The company also provides fixed telecommunications services and wholesale services for telecommunication operators.

Switzerland
___________

Credit Suisse Group AG (ADR), headquartered in Zurich, Switzerland, is an international financial services provider. The company offers private banking, investment banking and asset management services to a global clientele.

UBS Group AG, headquartered in Zurich, Switzerland, together with its subsidiaries, provides a variety of banking services worldwide. The company offers wealth management services, retail and corporate asset management and investment banking products.

United Kingdom
______________

Barclays Plc (ADR), headquartered in London, England, is a financial services group engaged primarily in the banking and investment banking businesses.
Through its subsidiaries, the company offers commercial and investment banking, insurance, financial and related services in countries worldwide.

BP Plc (ADR), headquartered in London, England, produces and markets crude oil and petroleum products worldwide. The company is engaged in the exploration, field development and production of natural gas and oil throughout the world.
The company also refines, manufactures and markets petroleum and petrochemical products to wholesale and retail customers.

British American Tobacco Plc (ADR), headquartered in London, England, through its subsidiaries, provides tobacco and nicotine products including cigarettes and roll-your-own tobacco, as well as cigars, cigarillos, pipe tobacco, snus,

electronic cigarettes and nicotine inhalation. The company has an active business presence in approximately 180 countries around the world.

Lloyds Banking Group Plc (ADR), headquartered in London, England, through subsidiaries and associated companies, offers banking and financial services to personal and commercial customers. The company operates throughout the
United Kingdom.

                 S&P Dividend Aristocrats Target 25 Strategy Stocks

3M Company, headquartered in St. Paul, Minnesota, manufactures industrial, electronic, health, consumer, office and safety products for distribution worldwide. The company's products include adhesives, abrasives and "Scotch"
brand products. The company also manufactures the 3M Electronic Marker System
(EMS), markers for utility usage (water, wastewater or gas) which relocate buried markers via low-band frequencies.

A.O. Smith Corporation, headquartered in Milwaukee, Wisconsin, is a diversified manufacturer whose major product lines include hermetic and fractional horsepower electric motors. The company also manufactures commercial and residential water heaters.

Aflac Incorporated, headquartered in Columbus, Georgia, provides supplemental insurance to individuals. The company's products include short-term disability plans, accident/disability plans, hospital intensive care plans, cancer expense plans and fixed-benefit dental plans.

Air Products and Chemicals, Inc., headquartered in Allentown, Pennsylvania, is an industrial gases company. The company recovers and distributes industrial gases and a variety of medical and specialty gases; produces polymer chemicals, performance chemicals and supplies cryogenic and other process equipment and related engineering services.

Archer-Daniels-Midland Company, headquartered in Chicago, Illinois, is engaged in the business of procuring, transporting, storing, processing, and merchandising agricultural commodities and products, including oil seeds, corn and wheat.

Atmos Energy Corporation, headquartered in Dallas, Texas, primarily distributes and sells natural gas to residential, commercial, industrial, agricultural and other customers in service areas located in the Midwest and
Southeast. The company also owns natural gas storage and pipeline assets.

Automatic Data Processing, Inc., headquartered in Roseland, New Jersey, is one of the largest providers of computerized transaction processing, data communication and information services in the world.

Caterpillar Inc., headquartered in Deerfield, Illinois, makes earthmoving, construction and materials handling machinery and equipment. The company also provides financing and insurance and distributes its equipment through a global network of dealers.

Chevron Corporation, headquartered in San Ramon, California, is an integrated energy company. The company explores, develops and produces crude oil and natural gas and refines it into industrial petroleum products.

Cincinnati Financial Corporation, headquartered in Fairfield, Ohio, through its subsidiaries, offers property and casualty and life insurance. The company markets a variety of insurance products and provides leasing and financing and investment management services to institutions, corporations and individuals.

Emerson Electric Co., headquartered in St. Louis, Missouri, is a diversified manufacturing company. The company designs, makes and sells electrical, electromechanical and electronic products and systems.

Expeditors International of Washington, Inc., headquartered in Seattle,
Washington, is engaged in the business of logistics management, including international freight forwarding and consolidation, for both air and ocean freight. The company operates globally.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products.
The company also explores for and mines coal and other mineral properties, makes and sells petrochemicals and owns interests in electrical power generation facilities.

Franklin Resources, Inc., headquartered in San Mateo, California, provides individual and institutional investors worldwide with a broad range of investment products and services designed to meet varying investment objectives. The company provides services to high net worth individuals as well as investors in retirement and mutual funds.

General Dynamics Corporation, headquartered in Reston, Virginia, is an aerospace and defense company. The company's products and services include business aviation, combat vehicles, weapons systems, information technology services and marine systems.

Hormel Foods Corporation, headquartered in Austin, Minnesota, engages in the production and marketing of various meat and food products. The company primarily operates in the United States.

Johnson & Johnson, headquartered in New Brunswick, New Jersey, makes and sells health care products, medical devices and pharmaceuticals globally. The company provides research and other related support and services for the consumer, pharmaceutical and medical diagnostic markets.

Kimberly-Clark Corporation, headquartered in Dallas, Texas, is an international company which manufactures and markets tissue products, personal care and health care products, as well as business, correspondence and technical papers. The company sells its products under the brand names
"Depend," "Huggies," "Kleenex," "Kotex," "Page" and "Tecnol."

Nucor Corporation, headquartered in Charlotte, North Carolina, and its subsidiaries, are engaged in the manufacture and sale of steel products internationally. The company's products include hot-rolled, cold-rolled and galvanized sheet, cold finished steel, bar steel and more.

Pentair Plc, incorporated in Ireland and headquartered in London, England, together with its subsidiaries, is a water industrial manufacturing company.
The company offers globally sustainable water solutions for residential, industrial, commercial, agricultural and infrastructure applications.

People's United Financial, Inc., headquartered in Bridgeport, Connecticut, is a bank holding company for People's United Bank, offering services to individual, corporate and municipal customers. The company has offices in
Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont.

The Procter & Gamble Company, headquartered in Cincinnati, Ohio, manufactures and markets consumer products worldwide. The company's products are available in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments.

T. Rowe Price Group, Inc., headquartered in Baltimore, Maryland, is a financial services holding company. The company, through its subsidiaries, serves as an investment advisor to both individual and institutional investors and manages a variety of stock, bond and money market mutual funds.

Target Corporation, headquartered in Minneapolis, Minnesota, is a general merchandise retailer. The company specializes in discount stores featuring moderately-priced merchandise and groceries. The company also offers a fully integrated online business.

Walmart, Inc., headquartered in Bentonville, Arkansas, is an international consumer staples company. The company owns and operates retail department stores, supercenters, full-line supermarkets and warehouse clubs.

                         S&P Target 24 Strategy Stocks

Alphabet Inc. (Class C), headquartered in Mountain View, California, operates as a holding company. The company, through its subsidiaries, provides web-
based search, maps, advertisements, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. The company was created in 2015 as the parent company of Google Inc.
and several other companies that were owned by or tied to Google Inc.

Ameriprise Financial, Inc., headquartered in Minneapolis, Minnesota, is a financial services company. Through its subsidiaries, the company provides financial planning, asset management and insurance services to individuals, businesses and institutions.

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

Citrix Systems, Inc., headquartered in Fort Lauderdale, Florida, provides virtualization, mobility management, networking and Software as a Service solutions worldwide. The company's Enterprise and Service Provider division supplies multi-user application server products that enable customers the flexibility to deliver desktops and applications as cloud services. The company's product lines include "ShareFile" and "GoToMeeting."

The Clorox Company, headquartered in Oakland, California, manufactures and sells household products, including the brand names "Armor All," "Black Flag,"
"Brita," "Clorox," "Combat," "Fresh Step," "Glad," "Hidden Valley," "Jonny
Cat," "Kingsford," "Liquid-Plumr," "Pine-Sol," "S.O.S.," "STP," "Scoop Away"
and "Tilex."

Dollar General Corporation, headquartered in Goodlettsville, Tennessee, operates a chain of discount retail stores located primarily in the southern, southwestern, midwestern and eastern United States. The company offers a broad selection of merchandise, including consumable products such as food, paper and cleaning products, health and beauty products and pet supplies, and non-
consumable products such as seasonal merchandise.

Domino's Pizza, Inc., headquartered in Ann Arbor, Michigan, operates a network of company-owned and franchise Domino's Pizza stores throughout the United
States and internationally. The company also owns regional dough manufacturing and distribution centers.

Electronic Arts Inc., headquartered in Redwood City, California, creates, markets, and distributes interactive entertainment software for a variety of hardware platforms. The company also produces casual video games and sells digital content.

Expeditors International of Washington, Inc., headquartered in Seattle,
Washington, is engaged in the business of logistics management, including international freight forwarding and consolidation, for both air and ocean freight. The company operates globally.

Facebook, Inc. (Class A), headquartered in Menlo Park, California, is an information technology company. The company designs and operates various social media products that enable people to connect and share data through mobile devices and other platforms.

IDEXX Laboratories, Inc., headquartered in Westbrook, Maine, develops, manufactures and markets biotechnology-based detection systems primarily for animal health applications. The company also develops and sells point-of-care veterinary diagnostic products. The company markets its products worldwide.

Kimberly-Clark Corporation, headquartered in Dallas, Texas, is an international company which manufactures and markets tissue products, personal care and health care products, as well as business, correspondence and technical papers. The company sells its products under the brand names
"Depend," "Huggies," "Kleenex," "Kotex," "Page" and "Tecnol."

Lowe's Companies, Inc., headquartered in Mooresville, North Carolina, a home improvement retailer, operates stores which sell building commodities and millwork; heating, cooling and water systems; home decorating and illumination products; kitchens, bathrooms and laundries; yard, patio and garden products;
tools; home entertainment products; and special order products.

Masco Corporation, headquartered in Livonia, Michigan, is a manufacturer of home improvement and building products. The company's products are sold through hardware stores, mass merchandisers, homebuilders and other outlets for consumers and contractors.

Mettler-Toledo International Inc., incorporated in the United States and dually headquartered in Greifensee, Switzerland and Columbus, Ohio, supplies precision instruments and services worldwide. The company offers various laboratory and industrial instruments, and retail weighing instruments for use in laboratory, industrial and food retailing applications.

Monster Beverage Corporation, headquartered in Corona, California, through its subsidiaries, develops, markets and distributes "alternative" beverages worldwide. The company's products include non-carbonated ready-to-drink iced teas, lemonades, juice cocktails, dairy and coffee drinks, energy drinks, sports drinks and flavored sparkling beverages.

Old Dominion Freight Line, Inc., headquartered in Thomasville, North Carolina, is a motor carrier. The company operates inter- and multi-regionally and transports less-than-truckload shipments of general commodities, including consumer goods, textiles and capital goods.

PPL Corporation, headquartered in Allentown, Pennsylvania, is an energy and utility holding company that, through its subsidiaries, generates electricity in power plants in the northeastern and western United States and Kentucky.
The company also provides electricity service in the United Kingdom.

Regeneron Pharmaceuticals, Inc., headquartered in Tarrytown, New York, is a biopharmaceutical company. The company discovers, develops and commercializes medicines for the treatment of serious medical conditions in the United States.

S&P Global Inc., headquartered in New York, New York, is a financial intelligence company. The company provides clients with information regarding credit ratings, benchmarks, and analytics to capital and commodity markets worldwide.

T. Rowe Price Group, Inc., headquartered in Baltimore, Maryland, is a financial services holding company. The company, through its subsidiaries, serves as an investment advisor to both individual and institutional investors and manages a variety of stock, bond and money market mutual funds.

Teradyne, Inc., headquartered in North Reading, Massachusetts, designs, develops and manufactures electronic test systems and software for use in the electronics industry. The company's products are also used in the military/aerospace, telecommunications and computer industries.

WEC Energy Group, Inc., headquartered in Milwaukee, Wisconsin, a holding company, is principally engaged in the generation, transmission, distribution and sale of electric energy, gas and steam to customers in Wisconsin and the upper peninsula of Michigan.

Xcel Energy Inc., headquartered in Minneapolis, Minnesota, is engaged in the generation, transmission and distribution of electricity and natural gas. The company generates electricity using coal, nuclear, natural gas, hydro, solar, oil and refuse, biomass and wind energy sources.

                       S&P Target SMid 60 Strategy Stocks

Acadia Healthcare Company, Inc., headquartered in Franklin, Tennessee, provides behavioral health care services. Together with its subsidiaries, the company acquires and develops behavioral health care facilities and provides referral networks.

American Equity Investment Life Holding Company, headquartered in West Des
Moines, Iowa, is engaged in the development, marketing, issuance and administration of annuities and life insurance products. Through its subsidiaries, the company is licensed to sell its products throughout the
United States.

Ameris Bancorp, headquartered in Atlanta, Georgia, operates as the bank holding company for Ameris Bank. The company provides banking services to retail and commercial customers across segments of the southern United States.

The Andersons, Inc., headquartered in Maumee, Ohio, is a diversified company with roots in the agricultural industry. The company is involved in the storage and merchandising of grains, the operation of ethanol production facilities, the sale and maintenance of railcars, the manufacture of fertilizers and other corncob-based products, and the operation of retail stores.

Associated Banc-Corp, headquartered in Green Bay, Wisconsin, is a bank holding company whose subsidiaries provide services through locations in Wisconsin,
Illinois and Minnesota. The company provides a variety of financial products and services, including deposit, checking and lending services for consumers and businesses, equipment leases and investment management services.

Assured Guaranty Ltd., headquartered in Hamilton, Bermuda, through its subsidiaries, provides credit protection products to public finance, infrastructure, and finance markets in the United States and internationally.
The company's products protect holders of debt instruments and other monetary obligations from defaults in scheduled payments.

BankUnited, Inc., headquartered in Miami Lakes, Florida, is a bank holding company which, through its subsidiaries, offers a range of financial services and products, including commercial, business and personal banking.

Bonanza Creek Energy, Inc., headquartered in Denver, Colorado, is an oil and natural gas company. The company's assets and operations are located in the
Rocky Mountain region and in southern Arkansas.

Brighthouse Financial, Inc., headquartered in Charlotte, North Carolina, is an financial services company. The company provides investment management and insurance services in the United States.

Bristow Group Inc., headquartered in Houston, Texas, is a helicopter transportation company. The company primarily transports personnel to and from offshore oil drilling rigs and platforms worldwide and also leases helicopters to third parties for use in local markets.

CNO Financial Group, Inc., headquartered in Carmel, Indiana, is an insurance company. Together with its subsidiaries, the company develops, markets and administers health insurance, annuity, life insurance and other insurance products for senior and middle-income markets in the United States.

Cousins Properties Incorporated, headquartered in Atlanta, Georgia, is a real estate investment trust engaged in the acquisition, financing, development, management and leasing of office, medical office, retail and land development projects. The company also holds several tracts of strategically-located undeveloped land.

Customers Bancorp, Inc., headquartered in Wyomissing, Pennsylvania, through its subsidiaries, provides various banking and financial products and services to small businesses and consumers. The company also provides a range of commercial lending products.

Dana Inc., headquartered in Maumee, Ohio, engages in the design, manufacture and distribution of driveline, sealing and thermal management products for vehicle manufacturers worldwide. The company serves the light vehicle, heavy truck, off-highway and industrial markets.

Domtar Corporation, headquartered in Fort Mill, South Carolina, engages in the design, manufacture, marketing and distribution of fiber-based products. The company's products include uncoated freesheet paper, specialty and packaging papers, and absorbent hygiene products.

Dorian LPG Ltd., incorporated in the Marshall Islands and headquartered in
Stamford, Connecticut, together with its subsidiaries, is an international liquefied petroleum gas shipping company. The company owns and operates a fleet of gas carriers of varying sizes.

East West Bancorp, Inc., headquartered in Pasadena, California, is the holding company for East West Bank and other subsidiaries. The company provides personal and commercial banking services to small and medium-sized businesses, business executives, professionals and other individuals.

F.N.B. Corporation, headquartered in Pittsburgh, Pennsylvania, is a financial holding company that provides a variety of financial services to individuals and small to medium-sized businesses. The company, through its subsidiaries, offers services in Pennsylvania, Kentucky, Maryland, Ohio, Tennessee and West
Virginia.

First American Financial Corporation, headquartered in Santa Ana, California, provides various financial services in the United States and internationally, operating in two segments: Title Insurance and Services, and Specialty
Insurance.

First Commonwealth Financial Corporation, headquartered in Indiana,
Pennsylvania, is a financial holding company. The company provides consumer and commercial banking services to individuals and small and mid-sized businesses in central and western Pennsylvania through its operating subsidiaries.

First Financial Bancorp., headquartered in Cincinnati, Ohio, is a bank holding company for First Financial Bank. The company provides personal and commercial banking services, including deposits, loans, credit cards and asset management services, throughout Ohio, Indiana and Kentucky.

Fulton Financial Corporation, headquartered in Lancaster, Pennsylvania, is a multi-bank financial holding company that provides a full range of banking and financial services to businesses and consumers through its wholly-owned banking subsidiaries. The company has operations in Pennsylvania, Delaware,
Maryland, New Jersey and Virginia.

G-III Apparel Group, Ltd., headquartered in New York, New York, engages in the design, manufacture, import and marketing of outerwear and sportswear for men and women in the United States.

GATX Corporation, headquartered in Chicago, Illinois, is a holding company whose subsidiaries engage in the leasing and management of railroad tank cars and other specialized railcars. The company also arranges and services the financing of equipment and other capital assets and provides logistics and supply chain services.

Graham Holdings Company, headquartered in Arlington, Virginia, is a diversified media organization. The company's operations include newspaper publishing, television broadcasting, educational services and magazine publishing.

The Greenbrier Companies, Inc., headquartered in Lake Oswego, Oregon, is a supplier of transportation equipment and services to the railroad and related industries. The company produces railcars, tank cars and marine vessels. The company also offers management services for leasing and transportation companies in North America.

Independent Bank Group, Inc., headquartered in McKinney, Texas, is a bank holding company. The company provides banking products and services throughout the United States.

Kite Realty Group Trust, headquartered in Indianapolis, Indiana, is a real estate investment trust that engages in the acquisition, development, expansion, construction, ownership, leasing, operation and management of neighborhood and community shopping centers, and commercial real estate properties in the United States.

Kraton Corp., headquartered in Houston, Texas, is engaged in the production of engineered polymers and styrenic block copolymers used in various products, including adhesives, coatings, sealants and lubricants, packaging, roofing and footwear products.

Meta Financial Group, Inc., headquartered in Sioux Falls, South Dakota, is a holding company. Together with its subsidiaries, the company offers various banking products and services throughout the United States.

MTS Systems Corporation, headquartered in Eden Prairie, Minnesota, is a global supplier of testing products that help customers accelerate and improve their design, development and manufacturing processes.

Navient Corporation, headquartered in Wilmington, Delaware, holds a portfolio of education loans insured or guaranteed under the Federal Family Education
Loan Program. The company also services and collects education loans for banks, credit unions and non-profit education lenders.

Office Properties Income Trust, headquartered in Newton, Massachusetts, is a real estate investment trust. The company owns and operates office buildings leased primarily to government tenants.

Old National Bancorp, headquartered in Evansville, Indiana, operates as the holding company for Old National Bank, which provides various financial services to individuals and commercial customers. The company has operations in Indiana, Illinois, Michigan and Kentucky.

Olin Corporation, headquartered in Clayton, Missouri, manufactures bleach products that have various applications in the household, recreational, industrial, paper, textile and other manufacturing industries. The company also manufactures and distributes ammunition, reloading components and industrial cartridges for various weaponry.

Photronics, Inc., headquartered in Brookfield, Connecticut, manufactures and sells photomasks: photographic quartz plates containing microscopic images of electronic circuits used as masters to transfer circuit patterns onto semiconductor wafers. The company operates globally.

Range Resources Corporation, headquartered in Fort Worth, Texas, engages in the exploration, development and acquisition of oil and gas properties primarily in the southwestern, Appalachian and Gulf Coast regions of the
United States.

Rayonier Advanced Materials Inc., headquartered in Jacksonville, Florida, is a performance fibers manufacturer. The company produces and sells specialty cellulose fibers which are used as raw materials to manufacture a range of consumer products.

Reinsurance Group of America, Incorporated, headquartered in Chesterfield,
Missouri, is an insurance holding company that, through its subsidiaries, provides traditional and non-traditional reinsurance to clients. Products include individual and group life and health, disability and critical illness reinsurance, longevity reinsurance, asset-intensive reinsurance and financial reinsurance.

Renasant Corporation, headquartered in Tupelo, Mississippi, is the parent of
Renasant Bank and Renasant Insurance. The company operates banking and insurance offices in Mississippi, Alabama, Georgia, Florida and Tennessee. The
company provides a range of deposit products, loans, and other services, as well as life, health and disability, and long-term care insurance.

RPT Realty, headquartered in New York, New York, is a real estate investment trust. The company engages in the acquisition, development, management and leasing of shopping, retail and single tenant properties in the United States.

Ryder System, Inc., headquartered in Miami, Florida, is a provider of transportation and supply chain management solutions.

Sabra Health Care REIT, Inc., headquartered in Irvine, California, is a real estate investment trust. The company owns and invests in real estate properties for the health care industry through its subsidiaries, including skilled nursing facilities, assisted living and independent living facilities, mental health facilities and a continuing care retirement community.

SEACOR Holdings Inc., headquartered in Fort Lauderdale, Florida, is a provider of offshore marine services to the oil and gas exploration and production industry.

Seneca Foods Corporation, headquartered in Marion, New York, produces and distributes packaged fruits and vegetables worldwide. The company's products include canned, frozen and bottled produce and snack chips.

Service Properties Trust, headquartered in Newton, Massachusetts, is a self-
managed real estate investment trust. The company buys, owns and leases hotels and travel centers to unaffiliated hotel operators.

Simmons First National Corporation, headquartered in Pine Bluff, Arkansas, through its subsidiaries, provides a range of banking products and services to individual and corporate customers in Arkansas, Missouri and Kansas. The company's products include checking and savings accounts, time deposits, commercial and consumer loans, and investment services.

Sterling Bancorp, headquartered in Montebello, New York, together with its subsidiaries, provides clients with a full range of commercial, business and consumer banking products and services. The bank operates primarily in the New
York and New Jersey area.

Stifel Financial Corp., headquartered in St. Louis, Missouri, together with its subsidiaries, is a bank holding company. The company offers securities-
related financial and money management services throughout the United States and parts of Europe.

Synovus Financial Corp., headquartered in Columbus, Georgia, is a financial services and bank holding company. The company, through its subsidiaries, provides retail and commercial banking, mortgage services, investment and brokerage services, commercial and real estate loans, automated banking services and bank credit card services.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with wireless and wireline services throughout the United States. The company also provides equipment and repair services.

TRI Pointe Group, Inc., headquartered in Irvine, California, designs, constructs and sells several brands of single-family homes in the United
States. The company also develops and sells land and lots.

TTM Technologies, Inc., headquartered in Santa Ana, California, is a manufacturer of printed circuit boards used in electronic products such as routers, switches, servers, memory modules and cellular base stations. The company's customers include original equipment manufacturers and electronic manufacturing services companies in various industries.

UMB Financial Corporation, headquartered in Kansas City, Missouri, is a multi-
bank holding company. The company provides banking and other financial services throughout the United States.

Urban Edge Properties, headquartered in New York, New York, is a real estate investment trust which develops and improves shopping centers in urban communities. The company's assets are located throughout the United States.

Valley National Bancorp, headquartered in Wayne, New Jersey, is a regional bank holding company with branch locations in New Jersey, Alabama, Florida and
New York. The company offers a variety of financial services products, including consumer lending, commercial lending and investment management.

Veritex Holdings, Inc., headquartered in Dallas, Texas, is a bank holding company. Through its wholly-owned subsidiary, Veritex Community Bank, the company offers community banking services in metropolitan areas in Texas.

Webster Financial Corporation, headquartered in Waterbury, Connecticut, together with its subsidiary, delivers financial services to individuals, families and businesses. The company also provides equipment financing, mortgage origination and financial advisory services to individuals and companies located primarily in southern New England and Westchester County,
New York.

Wintrust Financial Corporation, headquartered in Rosemont, Illinois, is a bank holding company whose subsidiaries provide community-based banking services in the Chicago metropolitan area and in southeastern Wisconsin. The company also offers specialty financing services such as short-term accounts receivable financing.

World Fuel Services Corporation, headquartered in Miami, Florida, together with its subsidiaries, is a global fuel logistics, transaction management and payment processing company. The company services the aviation, marine and land transportation industries.

                  Target Diversified Dividend Strategy Stocks

AbbVie Inc., headquartered in North Chicago, Illinois, is a research-based pharmaceuticals company. The company discovers, develops and commercializes advanced therapies in immunology, oncology, women's health, neuroscience and other areas.

Air Lease Corporation, headquartered in Los Angeles, California, operates an aircraft leasing company. The company purchases commercial aircraft to lease to airlines around the world, including Asia, the Pacific Rim, Latin America, the Middle East and Eastern Europe.

The Andersons, Inc., headquartered in Maumee, Ohio, is a diversified company with roots in the agricultural industry. The company is involved in the storage and merchandising of grains, the operation of ethanol production facilities, the sale and maintenance of railcars, the manufacture of fertilizers and other corncob-based products, and the operation of retail stores.

AT&T Inc., headquartered in Dallas, Texas, is a telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed
DSL Internet, local and long-distance voice services, wireless services, directory publishing and advertising services.

Big Lots, Inc., headquartered in Columbus, Ohio, engages in the retail of closeout merchandise in the United States. The company offers a variety of consumables, seasonal products, furniture, housewares, toys and gifts.

Carpenter Technology Corporation, headquartered in Philadelphia, Pennsylvania, manufactures, fabricates and distributes specialty metals and engineered products. The company's products include stainless steels, special alloys, ceramics, titanium products and metal powders.

Citizens Financial Group, Inc., headquartered in Providence, Rhode Island, provides a full range of commercial banking services for retail customers. The company offers consumer loans, commercial loans and mortgage loans.

Delek US Holdings, Inc., headquartered in Brentwood, Tennessee, is a diversified downstream energy company. The company gathers, refines, transports, stores and markets petroleum. The company also operates convenience stores, asphalt terminals, and biodiesel fuel producers.

Dillard's, Inc. (Class A), headquartered in Little Rock, Arkansas, operates traditional department stores located primarily in the midwestern, southeastern and southwestern United States. The stores offer fashion apparel and home furnishings.

EOG Resources, Inc., headquartered in Houston, Texas, along with its subsidiaries, explores for, develops, produces and markets crude oil and natural gas. The company operates in the United States, Canada, Trinidad and other international areas.

Exelon Corporation, headquartered in Chicago, Illinois, is an electric utility holding company. Together with its subsidiaries, the company owns, contracts and invests in electric generating facilities such as nuclear, hydroelectric generation, wind and solar facilities.

Graham Holdings Company, headquartered in Arlington, Virginia, is a diversified media organization. The company's operations include newspaper publishing, television broadcasting, educational services and magazine publishing.

The Greenbrier Companies, Inc., headquartered in Lake Oswego, Oregon, is a supplier of transportation equipment and services to the railroad and related industries. The company produces railcars, tank cars and marine vessels. The company also offers management services for leasing and transportation companies in North America.

Hewlett Packard Enterprise Company, headquartered in San Jose, California, is a technology solutions provider offering servers, management software, storage solutions and networking products to business enterprises. The company also offers consultation, outsourcing and support services.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner producing, transporting and storing high-value light products such as gasoline, diesel fuel and jet fuel through its affiliates.
The company's refineries serve markets in the Mid-Continent, Southwest and
Rocky Mountain regions of the United States.

Hollysys Automation Technologies Ltd., incorporated in the British Virgin
Islands and headquartered in Beijing, China, is an automation and control systems manufacturer. The company's segments include industrial automation, rail transportation, mechanical and electrical.

Imperial Oil Limited, headquartered in Calgary, Canada, explores for, produces and refines natural gas and petroleum products throughout Canada. The company also manufactures petrochemicals.

Juniper Networks, Inc., headquartered in Sunnyvale, California, provides
Internet infrastructure solutions for Internet service providers and other telecommunications service providers. The company delivers next generation
Internet backbone routers that are designed for service provider networks.

Kronos Worldwide, Inc., headquartered in Dallas, Texas, manufactures titanium dioxide pigments which are used to whiten, brighten and add opacity to various products, such as cosmetics, paints, plastics and inks.

Lincoln National Corporation, headquartered in Radnor, Pennsylvania, is a holding company that, through subsidiary companies, operates multiple insurance and investment management businesses. The company distributes its products through intermediaries.

LyondellBasell Industries N.V., headquartered in Rotterdam, the Netherlands, is an independent chemical company. Together with its subsidiaries, the company manufactures and markets chemicals and polymers used for packaging, durable textiles, clean fuels, medical applications and automotive parts.

Magna International Inc. (Class A), headquartered in Aurora, Canada, is a global supplier of technologically advanced automotive components, systems and complete modules.

MetLife, Inc., headquartered in New York, New York, provides insurance and financial services to a range of individual and institutional customers. The company has operations in the United States and other countries in the Asia-
Pacific region, Latin America and Europe.

National HealthCare Corporation, headquartered in Murfreesboro, Tennessee, is engaged in the operation of skilled nursing facilities with associated assisted living and independent living centers.

NorthWestern Corporation, headquartered in Sioux Falls, South Dakota, doing business as NorthWestern Energy and together with its subsidiaries, provides electricity and natural gas in Montana, South Dakota, and Nebraska.

NRG Energy, Inc., headquartered in Princeton, New Jersey, operates as a wholesale power generation company. The company sells and delivers energy and energy products and services primarily in the United States.

Pfizer Inc., headquartered in New York, New York, is a research-based pharmaceutical company. The company develops, manufactures and sells medicines, vaccines, medical devices and consumer health care products worldwide.

Phibro Animal Health Corporation (Class A), headquartered in Teaneck, New
Jersey, operates as a diversified developer that manufactures and markets a variety of animal health and mineral nutrition products for food animals including poultry, swine, beef and dairy cattle and aquaculture. The company operates in the Animal Health, Mineral Nutrition and Performance Products
segments.

Ryder System, Inc., headquartered in Miami, Florida, is a provider of transportation and supply chain management solutions.

Seagate Technology Plc, headquartered in Dublin, Ireland, is engaged in the design, manufacture and marketing of rigid disc drives, used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers. The company also offers data protection, online backup and data recovery services.

Sinclair Broadcast Group, Inc., headquartered in Hunt Valley, Maryland, a television broadcasting company, engages in the ownership and provision of programming, operating and sales services to television stations in the United
States.

South Jersey Industries, Inc., headquartered in Folsom, New Jersey, owns South
Jersey Gas Company, a public utility, and acquires and develops non-utility lines of business.

Steel Dynamics, Inc., headquartered in Fort Wayne, Indiana, is a manufacturer of steel products and a metals recycler. The company operates in three segments: steel operations, metals recycling and steel fabrication.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with wireless and wireline services throughout the United States. The company also provides equipment and repair services.

Trinity Industries, Inc., headquartered in Dallas, Texas, provides various products and services for the transportation, industrial, construction and energy sectors in the United States and internationally. The company's products include highway guardrail and safety products, tank and freight railcars, tank barges and ready-mix concrete.

Tyson Foods, Inc. (Class A), headquartered in Springdale, Arkansas, produces, processes and markets a variety of food products consisting of value-enhanced chicken, fresh and frozen chicken, beef and pork products and prepared foods.
The company also produces flour and corn tortillas, taco shells and high-
protein animal food ingredients. The company's products are marketed through its food service, wholesale membership clubs, retail and international divisions.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant that has additional operations in agri-products and also distributes lumber and building products. The company markets its products globally.

Unum Group, headquartered in Chattanooga, Tennessee, is the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and the United Kingdom. The company provides long-term and short-term disability, group, individual and corporate-owned life insurance and pension insurance products.

ViacomCBS Inc., headquartered in New York, New York, together with its subsidiaries, is a mass media company. The company's operations span the media and entertainment industries and include cable networks, content production and distribution, television and radio stations, Internet-based businesses and consumer publishing.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

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                                DOMESTIC STOCKS

Artisan Partners Asset Management Inc., headquartered in Milwaukee, Wisconsin, is an investment management firm. The company, together with its subsidiaries, is focused on providing high value added investment strategies to sophisticated investors worldwide.

Boise Cascade Company, headquartered in Boise, Idaho, is a building products company. The company manufactures wood products and is a wholesale distributor of building materials.

The Buckle, Inc., headquartered in Kearney, Nebraska, is a retailer of casual apparel for young men and women. The company markets mostly brand name apparel, including denims, sportswear, outerwear, shoes and accessories.

Compass Minerals International, Inc., headquartered in Overland Park, Kansas, is a salt producer in North America and the United Kingdom. The company also produces sulfate of potash plant fertilizer and magnesium chloride.

Federated Hermes, Inc. (Class B), headquartered in Pittsburgh, Pennsylvania, and its subsidiaries sponsor, market and provide investment advisory, distribution and administrative services primarily to mutual funds. The company also provides services to corporations, employee benefit plans and others.

Greif, Inc., headquartered in Delaware, Ohio, engages in the manufacture and sale of industrial packaging products, container board and corrugated products worldwide.

H&R Block, Inc., headquartered in Kansas City, Missouri, is a holding company whose subsidiaries provide tax-related services, investment services through broker/dealers, mortgage services, personal productivity software, accounting and consulting services to business clients.

Hanesbrands Inc., headquartered in Winston-Salem, North Carolina, is a consumer goods company that engages in the design, manufacture, sourcing and sale of apparel essentials for men, women and children in the United States and internationally.

HNI Corporation, headquartered in Muscatine, Iowa, is a provider of office furniture and hearth products primarily through dealers, wholesalers and retail superstores. The company operates throughout the United States and
Canada.

HP Inc., headquartered in Palo Alto, California, designs, makes and services equipment and systems for measurement, computation and communications including computer systems, personal computers, printers, calculators, electronic test equipment, medical electronic equipment, electronic components and instrumentation for chemical analysis.

NRG Energy, Inc., headquartered in Princeton, New Jersey, operates as a wholesale power generation company. The company sells and delivers energy and energy products and services primarily in the United States.

OneMain Holdings, Inc., headquartered in Evansville, Indiana, provides consumer finance and insurance products and services. The company offers a variety of loans, credit and insurance products throughout the United States.

Pinnacle West Capital Corporation, headquartered in Phoenix, Arizona, owns
Arizona Public Service Company, an electric utility that provides retail and wholesale electric service to nearly all of Arizona. The company is engaged in the generation and distribution of electricity from coal, nuclear, oil, gas and solar resources.

PPL Corporation, headquartered in Allentown, Pennsylvania, is an energy and utility holding company that, through its subsidiaries, generates electricity in power plants in the northeastern and western United States and Kentucky.
The company also provides electricity service in the United Kingdom.

Rent-A-Center, Inc., headquartered in Plano, Texas, operates franchised and company-owned rent-to-own stores. The company's stores offer home electronics, appliances, furniture and accessories primarily to individuals under flexible rental purchase agreements that allow the customer to obtain ownership at the conclusion of an agreed upon rental period.

Schweitzer-Mauduit International, Inc., headquartered in Alpharetta, Georgia, engages in the manufacture and sale of paper and reconstituted tobacco products to the tobacco industry, as well as specialized paper products for use in other applications. Other applications include vacuum cleaner bags, alkaline batteries, printing and packaging.

Steelcase Inc., headquartered in Grand Rapids, Michigan, is the world's largest manufacturer and provider of office furniture, office furniture systems and related products and services.

Unum Group, headquartered in Chattanooga, Tennessee, is the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and the United Kingdom. The company provides long-term and short-term disability, group, individual and corporate-owned life insurance and pension insurance products.

Verizon Communications Inc., headquartered in New York, New York, is an integrated telecommunications company. The company provides wireline voice and data services, wireless services and Internet service worldwide. Through its subsidiary, the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones.

Xerox Holdings Corporation, headquartered in Norwalk, Connecticut, is a holding company. Through its subsidiaries, the company designs, develops and sells document management systems and solutions worldwide.

                             INTERNATIONAL STOCKS

Algonquin Power & Utilities Corp., headquartered in Oakville, Canada, is a utilities company. The company owns and operates a diversified portfolio of regulated and non-regulated generation, distribution, and transmission utility assets.

Atlas Corp., headquartered in Vancouver, Canada, is a shipping company. The company operates a fleet of containerships.

The Bank of N.T. Butterfield & Son Limited, headquartered in Hamilton,
Bermuda, is a financial services company. The company provides business and personal loans, mortgages, insurance, and corporate banking worldwide.

BHP Group Ltd (ADR), incorporated in the United Kingdom and headquartered in
Melbourne, Australia, operates as an international diversified natural resources company. The company explores for, develops and markets petroleum, potash, aluminum, nickel, manganese ore and alloys, copper, silver and lead, among other resources. The company serves various utilities, steel producers and industrial users.

Centrais Eletricas Brasileiras S.A. (ADR), headquartered in Rio de Janeiro,
Brazil, together with its subsidiaries, engages in the generation, transmission, and distribution of electric energy in Brazil.

CNOOC Limited (ADR), incorporated in Hong Kong and headquartered in Beijing,
China, through its subsidiaries, engages in the exploration, development, and production of crude oil and natural gas. The company has operations throughout the world.

Euronav N.V., headquartered in Antwerp, Belgium, is a tanker company which engages in the storage and ocean transport of crude oil and petroleum products. The company operates mainly in Europe.

Frontline Ltd., headquartered in Hamilton, Bermuda, is an international shipping company. Together with its subsidiaries, the company is engaged primarily in the ownership and operation of oil tankers and, to a lesser extent, the charter, purchase and sale of vessels.

Invesco Ltd., incorporated in Bermuda and headquartered in Atlanta, Georgia, is an investment management group specializing in investment management services covering equities, fixed-income products, and alternative investments such as real estate and absolute return strategies.

KB Financial Group Inc. (ADR), headquartered in Seoul, South Korea, is a financial holding company. Through its subsidiaries, primarily the Kookmin
Bank, the company provides commercial banking services in Korea to individuals, small- and medium-sized businesses and larger corporate clients.

KT Corporation (ADR), headquartered in Seongnam, South Korea, is a South
Korean integrated wired and wireless telecommunication service provider. The company provides telecommunication services including local, long distance, satellite communication, data transmission and wireless telephone services.

LyondellBasell Industries N.V., headquartered in Rotterdam, the Netherlands, is an independent chemical company. Together with its subsidiaries, the company manufactures and markets chemicals and polymers used for packaging, durable textiles, clean fuels, medical applications and automotive parts.

Mobile TeleSystems PJSC (ADR), headquartered in Moscow, Russia, is a telecommunications group providing mobile communications and fixed voice telecommunications services in Russia, eastern Europe and central Asia. The company also offers broadband and pay TV, as well as content and entertainment services.

ORIX Corporation (ADR), headquartered in Minato-Ku, Japan, is a worldwide provider of financial services. The company provides real estate, life insurance, corporate finance and banking services.

PLDT Inc. (ADR), headquartered in Makati City, the Philippines, together with its subsidiaries, provides telecommunications services in the Philippines. The company offers wireless and fixed line services, information technology outsourcing and services for Internet applications.

POSCO (ADR), headquartered in Seoul, South Korea, manufactures and sells various steel products used mainly in construction, automobile and shipbuilding industries. The company's products include hot rolled and cold rolled products, plates, wire rods, silicon steel sheets and stainless steel products.

Rio Tinto Plc (ADR), headquartered in London, England, is engaged in finding, mining and processing the earth's mineral resources. The company's major products include aluminum, copper, diamonds, energy products (coal and uranium), gold, industrial minerals (borax, titanium dioxide, salt, talc and zircon) and iron ore.

Seagate Technology Plc, headquartered in Dublin, Ireland, is engaged in the design, manufacture and marketing of rigid disc drives, used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers. The company also offers data protection, online backup and data recovery services.

SK Telecom Co., Ltd. (ADR), headquartered in Seoul, South Korea, provides wireless telecommunications services, including cellular and paging services, in Korea. In addition, the company offers broadband Internet and fixed-line telephone services.

Triton International Limited, headquartered in Hamilton, Bermuda, leases intermodal containers and chassis. Together with its subsidiaries, the company both leases and trades shipping equipment.

                                     REITs

Arbor Realty Trust, Inc., headquartered in Uniondale, New York, together with its wholly-owned subsidiaries, is a real estate investment trust. The company specializes in multifamily and commercial real estate-related bridge and mezzanine loans.

Boston Properties, Inc., headquartered in Boston, Massachusetts, is a self-
managed real estate investment trust. The company owns, manages and develops office properties in the United States with significant presence in Boston,
Los Angeles, New York, San Francisco and Washington, D.C.

Cousins Properties Incorporated, headquartered in Atlanta, Georgia, is a real estate investment trust engaged in the acquisition, financing, development, management and leasing of office, medical office, retail and land development projects. The company also holds several tracts of strategically-located undeveloped land.

Four Corners Property Trust, Inc., headquartered in Mill Valley, California, is a self-administered real estate investment trust. The company is primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties.

Gaming and Leisure Properties, Inc., headquartered in Wyomissing,
Pennsylvania, is a real estate investment trust. The company owns and leases casino facilities.

The GEO Group, Inc., headquartered in Boca Raton, Florida, is a real estate investment trust that provides private services in the management of correctional, detention, re-entry facilities and the provision of community-
based services and youth services in the United States, Australia, Canada,
South Africa and the United Kingdom. The company's facilities include maximum, medium, and minimum security prisons; immigration detention centers; and
community-based re-entry facilities.

Highwoods Properties, Inc., headquartered in Raleigh, North Carolina, is a real estate investment trust which acquires, develops, manages and leases suburban office and industrial properties through its operating partnership and subsidiaries. The company operates in the southeastern and midwestern regions of the United States.

Industrial Logistics Properties Trust, headquartered in Newton, Massachusetts, is a real estate investment trust. The company owns and leases industrial and logistics properties throughout the United States.

Innovative Industrial Properties, Inc., headquartered in San Diego,
California, is a real estate investment trust that owns and leases industrial real estate assets. The company focuses on the acquisition, ownership and management of specialized industrial properties for the regulated medical-use cannabis industry.

Lexington Realty Trust, headquartered in New York, New York, is a self-managed real estate investment trust that acquires, owns and manages a geographically diverse portfolio of net leased office, industrial and retail properties.

Life Storage, Inc., headquartered in Williamsville, New York, is a self-
managed real estate investment trust that owns and operates self-storage facilities in the United States.

LTC Properties, Inc., headquartered in Westlake Village, California, is a self-
managed real estate investment trust that primarily invests in long-term care and other healthcare-related properties through mortgage loans, property lease transactions and other investments.

National Health Investors, Inc., headquartered in Murfreesboro, Tennessee, is a real estate investment trust that invests in income-producing health care properties primarily in the long-term care industry.

Omega Healthcare Investors, Inc., headquartered in Hunt Valley, Maryland, is a real estate investment trust that invests in income-producing health care facilities, principally those that provide long-term care.

Piedmont Office Realty Trust, Inc., headquartered in Atlanta, Georgia, is a self-managed real estate investment trust engaged in the acquisition and ownership of commercial real estate properties in the United States.

Public Storage, headquartered in Glendale, California, is a real estate investment trust specializing in mini warehouses and self-service storage facilities. The company also has properties used in other industrial and commercial operations.

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-
managed real estate investment trust. The company is engaged in the ownership, development and management of regional malls and shopping centers.

STORE Capital Corporation, headquartered in Scottsdale, Arizona, is a real estate investment trust. The company invests in single-tenant real estate such as chain restaurants, supermarkets, health clubs, retail, education, service and distribution facilities.

Weingarten Realty Investors, headquartered in Houston, Texas, operates as a real estate investment trust engaging in the management, acquisition, and development of shopping center and industrial real estate, primarily in the
Southwest.

Welltower Inc., headquartered in Toledo, Ohio, is a self-managed real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities.

                         Target Growth Strategy Stocks

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

Avantor, Inc., headquartered in Radnor, Pennsylvania, provides products to customers in the healthcare, biopharma and applied materials industries. The company offers lab products and supplies, formulated silicone materials, analytical sample prep kits and clinical trial kits.

B2Gold Corp., headquartered in Vancouver, Canada, acquires, develops and explores for gold, silver and copper deposits. The company has production properties in several countries worldwide.

Barrick Gold Corporation, headquartered in Toronto, Canada, is engaged in the production and sale of gold and copper, including related mining activities such as exploration, development, mining and processing. The company has operating mines and projects located in Canada and globally.

Bio-Rad Laboratories, Inc. (Class A), headquartered in Hercules, California, is a manufacturer of health care products. The company produces and markets a broad range of appliances and systems used to separate, identify and analyze complex chemical and biological materials.

Cadence Design Systems, Inc., headquartered in San Jose, California, offers electronic design automation (EDA) technologies and engineering services to electronics companies worldwide. The company also develops system design enablement (SDE) solutions for use in designing electronics systems, integrated circuits and electronic devices.

Cheniere Energy, Inc., headquartered in Houston, Texas, through its subsidiaries, engages in the development, construction, ownership and operation of onshore liquefied natural gas receiving terminals and natural gas pipelines in the Gulf Coast of the United States.

CRISPR Therapeutics AG, headquartered in Zug, Switzerland, is a gene-editing company. The company develops gene-based medicines for diseases like cancer and sickle cell anemia.

D.R. Horton, Inc., headquartered in Arlington, Texas, is one of the most geographically diversified homebuilders in the United States, with operating divisions in more than 25 states. The company positions itself between large-
volume and local custom homebuilders and sells its single-family homes to the entry-level and move-up market segments.

Darling Ingredients Inc., headquartered in Irving, Texas, is a consumer products company. The company develops and produces sustainable natural ingredients from edible and inedible bio-nutrients that are used in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy and fertilizer industries.

DexCom, Inc., headquartered in San Diego, California, is a medical device company primarily focused on the design, development and commercialization of continuous glucose monitoring systems. The systems are used by ambulatory diabetic patients, health care providers and diabetes educators.

eBay Inc., headquartered in San Jose, California, operates an online person-to-
person trading community on the Internet, bringing together buyers and sellers in an auction format to trade personal items such as antiques, coins, collectibles, computers, memorabilia, stamps and toys.

Enphase Energy, Inc., headquartered in Fremont, California, provides microinverter technology for the solar power industry. The company's technology increases energy production, simplifies design and installation, reduces fire safety risk and provides a platform for intelligent energy management.

Facebook, Inc. (Class A), headquartered in Menlo Park, California, is an information technology company. The company designs and operates various social media products that enable people to connect and share data through mobile devices and other platforms.

Horizon Therapeutics Plc, headquartered in Dublin, Ireland, is a biopharmaceutical company. The company identifies, develops, acquires and commercializes medicines that address unmet medical needs.

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a metals engineering and manufacturing company. The company's products are used worldwide in aerospace, automotive, packaging, consumer electronics, commercial transportation, building and construction, and industrial applications.

Kinross Gold Corporation, headquartered in Toronto, Canada, is engaged in the mining and processing of gold and silver ores. The company is also engaged in the exploration for and acquisition of gold bearing properties in the Americas and Russia.

Lowe's Companies, Inc., headquartered in Mooresville, North Carolina, a home improvement retailer, operates stores which sell building commodities and millwork; heating, cooling and water systems; home decorating and illumination products; kitchens, bathrooms and laundries; yard, patio and garden products;
tools; home entertainment products; and special order products.

Netflix, Inc., headquartered in Los Gatos, California, is a leading Internet television network available worldwide. The company provides its subscribers with the ability to access and stream movies, television shows and other filmed entertainment titles.

Ollie's Bargain Outlet Holdings, Inc., headquartered in Harrisburg,
Pennsylvania, is a brand name discount retailer. The company offers a broad selection of merchandise, including food, home, clothing, pet and garden products.

Pool Corporation, headquartered in Covington, Louisiana, is a swimming pool supply company. The company distributes swimming pool supplies and related products to swimming pool remodelers and builders, independent retail stores and swimming pool repair and service companies.

PulteGroup, Inc., headquartered in Atlanta, Georgia, is a holding company whose subsidiaries are engaged in homebuilding and financial services businesses.

Quidel Corporation, headquartered in San Diego, California, develops, manufactures and markets point-of-care diagnostic solutions for infectious diseases and reproductive health primarily in the United States.

S&P Global Inc., headquartered in New York, New York, is a financial intelligence company. The company provides clients with information regarding credit ratings, benchmarks, and analytics to capital and commodity markets worldwide.

ServiceNow, Inc., headquartered in Santa Clara, California, is a provider of cloud-based technology solutions that define, structure, manage and automate services across the client's global enterprise. The company offers services on a subscription basis and also offers implementation and training services.

The Sherwin-Williams Company, headquartered in Cleveland, Ohio, is a paint manufacturer. The company manufactures, sells and distributes paint, coatings and related products to professional, industrial, commercial and retail customers worldwide.

Square, Inc. (Class A), headquartered in San Francisco, California, is an information technology service and management company. The company develops point-of-sale software as well as providing financial and marketing services.

Trex Company, Inc., headquartered in Winchester, Virginia, manufactures non-
wood alternative products for decks under the "Trex" brand name. The company's products are manufactured from waste wood fibers and reclaimed polyethylene and used primarily in residential and commercial decking.

United Rentals, Inc., headquartered in Stamford, Connecticut, operates as an equipment rental company. The company serves the construction industry, commercial concerns and residential customers in the United States and Canada.

Zoom Video Communications, Inc. (Class A), headquartered in San Jose,
California, is a telecommunications services company. The company provides video-first communications platforms, including Zoom Meetings, Zoom Phone and
Zoom Chat, through mobile devices, desktops, laptops, telephones and conference room systems.

                        Target Small-Cap Strategy Stocks

Addus HomeCare Corporation, headquartered in Frisco, Texas, is a provider of comprehensive personal care services. Together with its subsidiaries, the company provides a broad range of social and medical services in the home primarily for the Medicare/Medicaid population.

AeroVironment, Inc., headquartered in Simi Valley, California, engages in the design, development and production of unmanned aircraft systems and energy technologies for industrial vehicle batteries. The company serves the U.S.
Department of Defense, as well as commercial, consumer and government customers.

Air Transport Services Group, Inc., headquartered in Wilmington, Ohio, through its subsidiaries, provides aircraft, airline operations, and other related services primarily to the shipping and transportation industries.

Alamo Group Inc., headquartered in Seguin, Texas, is engaged in the design and manufacture of agricultural equipment and infrastructure maintenance equipment for governmental and industrial use. The company's products include tractor-
mounted mowing and vegetation maintenance equipment, street sweepers, snow removal equipment and replacement parts.

America's Car-Mart, Inc., headquartered in Bentonville, Arkansas, is a holding company that operates automotive dealerships through its subsidiaries that provides financing to consumers with limited or damaged credit histories.

American Woodmark Corporation, headquartered in Winchester, Virginia, manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets in the United States.

BioTelemetry, Inc., headquartered in Malvern, Pennsylvania, manufactures cardiac monitoring devices and provides cardiac monitoring centralized cardiac core laboratory services. The company operates in three segments: Patient
Services, Product, and Research Services.

CBIZ, Inc., headquartered in Cleveland, Ohio, provides accounting and tax, employee benefits, payroll and human resource consulting, wealth management, and property and casualty insurance services to companies in the United
States. The company also provides health care consulting, medical practice management, internal audits and other services.

Century Communities, Inc., headquartered in Greenwood Village, Colorado, is engaged in the development, design, construction, marketing and sale of single-
family attached and detached homes. The company focuses on metropolitan areas throughout the United States.

Core-Mark Holding Company, Inc., headquartered in Westlake, Texas, together with its subsidiaries, is engaged in the distribution of packaged consumer products to convenience retail stores in the United States and Canada. The company services a variety of store formats.

e.l.f. Beauty, Inc., headquartered in Oakland, California, provides cosmetic and skin care products.

Encore Capital Group, Inc., headquartered in San Diego, California, is an international specialty finance company. The company provides debt recovery solutions for consumers and property owners across a broad range of financial assets.

The Greenbrier Companies, Inc., headquartered in Lake Oswego, Oregon, is a supplier of transportation equipment and services to the railroad and related industries. The company produces railcars, tank cars and marine vessels. The company also offers management services for leasing and transportation companies in North America.

Herc Holdings, Inc., headquartered in Bonita Springs Florida, through its subsidiaries, engages in the car and equipment rental businesses worldwide.

HNI Corporation, headquartered in Muscatine, Iowa, is a provider of office furniture and hearth products primarily through dealers, wholesalers and retail superstores. The company operates throughout the United States and
Canada.

Ironwood Pharmaceuticals, Inc., headquartered in Boston, Massachusetts, is a pharmaceutical company. The company develops, manufactures and commercializes marketed drugs for gastrointestinal and cardiovascular diseases.

K12 Inc., headquartered in Herndon, Virginia, is a technology-based education company that provides proprietary curriculum and educational services for online delivery to students in kindergarten through 12th grade primarily in the United States.

Kadant Inc., headquartered in Westford, Massachusetts, is a supplier of equipment used in the global papermaking and paper recycling industries. The company's fluid-handling products are used to optimize production in the plastics, steel, rubber, food and textile industries.

La-Z-Boy Incorporated, headquartered in Monroe, Michigan, manufactures a wide variety of furniture including residential, business and hospitality furniture.

Luminex Corporation, headquartered in Austin, Texas, has developed a proprietary technology, LabMAP, that combines a microscopic fluid stream and digital signal processing to perform high-speed biological tests at a low cost.

M/I Homes, Inc., headquartered in Columbus, Ohio, is engaged in the construction and sale of single-family residential property. The company also originates mortgage loans, primarily for purchasers of its homes.

MarineMax, Inc., headquartered in Clearwater, Florida, is a recreational boat dealer. The company is engaged primarily in the retail sale, brokerage and service of new and used boats, marine parts and accessories and offers slip and storage accommodations throughout the United States.

McGrath RentCorp, headquartered in Livermore, California, is a business-to-
business rental company. The company rents and sells relocatable modular buildings, electronic test equipment, containment tanks and classroom modular buildings worldwide.

NeoPhotonics Corporation, headquartered in San Jose, California, develops, manufactures and markets optoelectronic products that transmit, receive and switch high speed digital optical signals for communications networks. The company sells its products to the leading network equipment manufacturers.

NIC Inc., headquartered in Olathe, Kansas, provides eGovernment services that enable governments to use the Internet to provide various services to businesses and citizens in the United States. The technology helps governments reduce internal costs and increase efficiencies.

OneSpan Inc., headquartered in Chicago, Illinois, is a technology company.
Through its subsidiaries, the company designs, develops, markets and supports open standards-based hardware and software security systems that manage and secure access to information assets.

Patrick Industries, Inc., headquartered in Elkhart, Indiana, manufactures and distributes building products for the manufactured housing, recreational vehicle, furniture manufacturing, marine, automotive aftermarket and other industries. The company operates in the United States and Canada.

Perficient, Inc., headquartered in St. Louis, Missouri, is an information technology and management consulting firm. The company's solutions include business intelligence, analytics, commerce, content management and custom applications.

PetMed Express, Inc., headquartered in Delray Beach, Florida, is a pet pharmacy company. Doing business as 1-800-PetMeds, the company delivers prescription and non-prescription pet medications and other health products for dogs, cats and horses in the United States.

Piper Sandler Companies, headquartered in Minneapolis, Minnesota, is a financial services firm that provides investment banking and asset management services to businesses, institutions and individuals. The company's services include equity financings, trading and research services, and underwriting debt issues.

Sleep Number Corporation, headquartered in Minneapolis, Minnesota, is a developer, manufacturer and marketer of adjustable-firmness beds.

SpartanNash Company, headquartered in Grand Rapids, Michigan, engages in distributing and retailing groceries in the United States. The company offers dry groceries, produce, dairy products, meat, frozen food, seafood, floral products, general merchandise, beverages, tobacco products, health and beauty care products, delicatessen items, and bakery goods, as well as pharmacy services.

Super Micro Computer, Inc., headquartered in San Jose, California, designs, produces and markets high-efficiency server solutions based on modular and open-standard architecture. The company offers servers, memory, disc drives, network devices and server management software. The company markets its products internationally.

Sykes Enterprises, Incorporated, headquartered in Tampa, Florida, is engaged in providing customer management solutions and services to technology-enabled companies primarily within the technology, communications and financial services markets. The company operates in North America, Africa, Asia,
Australia, Europe, Latin America and the Middle East.

Turtle Beach Corporation, headquartered in San Diego, California, is an audio technology company. The company designs and markets headsets for video game consoles, computers and mobile devices.

Ultra Clean Holdings, Inc., headquartered in Hayward, California, designs, engineers and manufactures gas and liquid delivery systems for the semiconductor capital equipment industry. The company's gas delivery systems enable the delivery of specialty gases used in the semiconductor manufacturing process.

USANA Health Sciences, Inc., headquartered in Salt Lake City, Utah, develops and manufactures nutritional, personal care and weight management products.
The company's products are distributed internationally through a network marketing system.

Virtus Investment Partners, Inc., headquartered in Hartford, Connecticut, provides investment management and related services to individuals and institutions. The company's retail products include open-end mutual funds, closed-end funds, variable insurance funds and separately managed accounts.

Zumiez Inc., headquartered in Lynnwood, Washington, is a mall-based specialty retailer of action and sports-related apparel, footwear, accessories and equipment. The company's target market is between the ages of 12 and 24.

Zynex, Inc., headquartered in Englewood, Colorado, manufactures and markets electrotherapy products. The company sells electrotherapy medical devices used for pain management and rehabilitation.

                    Value Line(R) Target 25 Strategy Stocks

Adobe Incorporated, headquartered in San Jose, California, is a software company. The company develops, markets and supports software products and technologies for creative professionals, marketers, application developers, enterprises and consumers.

Advanced Micro Devices, Inc., headquartered in Santa Clara, California, designs, develops, makes and sells a variety of industry-standard integrated circuits which are used in product applications such as telecommunications equipment, data and network communications equipment, consumer electronics, personal computers and workstations.

Applied Materials, Inc., headquartered in Santa Clara, California, is an information technology company. The company develops, manufactures, sells and services semiconductor wafer fabrication equipment and related spare parts for the worldwide semiconductor industry.

Best Buy Co., Inc., headquartered in Richfield, Minnesota, sells a wide selection of name brand consumer electronics, home office equipment, entertainment software and appliances through retail stores in numerous states.

Cadence Design Systems, Inc., headquartered in San Jose, California, offers electronic design automation (EDA) technologies and engineering services to electronics companies worldwide. The company also develops system design enablement (SDE) solutions for use in designing electronics systems, integrated circuits and electronic devices.

The Clorox Company, headquartered in Oakland, California, manufactures and sells household products, including the brand names "Armor All," "Black Flag,"
"Brita," "Clorox," "Combat," "Fresh Step," "Glad," "Hidden Valley," "Jonny
Cat," "Kingsford," "Liquid-Plumr," "Pine-Sol," "S.O.S.," "STP," "Scoop Away"
and "Tilex."

Domino's Pizza, Inc., headquartered in Ann Arbor, Michigan, operates a network of company-owned and franchise Domino's Pizza stores throughout the United
States and internationally. The company also owns regional dough manufacturing and distribution centers.

eBay Inc., headquartered in San Jose, California, operates an online person-to-
person trading community on the Internet, bringing together buyers and sellers in an auction format to trade personal items such as antiques, coins, collectibles, computers, memorabilia, stamps and toys.

Electronic Arts Inc., headquartered in Redwood City, California, creates, markets, and distributes interactive entertainment software for a variety of hardware platforms. The company also produces casual video games and sells digital content.

Fastenal Company, headquartered in Winona, Minnesota, is principally engaged in the sale of industrial supplies, including threaded fasteners and construction supplies, through its retail store sites located in all 50 states, Canada, Mexico, Puerto Rico and Singapore.

IDEXX Laboratories, Inc., headquartered in Westbrook, Maine, develops, manufactures and markets biotechnology-based detection systems primarily for animal health applications. The company also develops and sells point-of-care veterinary diagnostic products. The company markets its products worldwide.

Intuit Inc., headquartered in Mountain View, California, develops, sells and supports personal finance, small business accounting, tax preparation and other consumer software products, and related electronic services and supplies that enable users to automate commonly performed financial tasks. The company sells its products worldwide.

KLA Corporation, headquartered in Milpitas, California, designs and manufactures yield management and process monitoring systems for the semiconductor industry. The company's systems analyze process and product quality in the manufacture of circuits to identify fabrication problems, marketing its systems globally.

Lowe's Companies, Inc., headquartered in Mooresville, North Carolina, a home improvement retailer, operates stores which sell building commodities and millwork; heating, cooling and water systems; home decorating and illumination products; kitchens, bathrooms and laundries; yard, patio and garden products;
tools; home entertainment products; and special order products.

Microsoft Corporation, headquartered in Redmond, Washington, is a technology company. The company develops, manufactures, licenses and supports a range of software products, including scalable operating systems, server applications, worker productivity applications and software development tools.

Newmont Corporation, headquartered in Greenwood Village, Colorado, is a holding company principally engaged in gold mining. The company has gold mining operations in North and South America, the Middle East, Asia, Australia
and New Zealand.

NVIDIA Corporation, headquartered in Santa Clara, California, designs, develops and markets graphics processors and related software for personal computers and digital entertainment platforms.

Regeneron Pharmaceuticals, Inc., headquartered in Tarrytown, New York, is a biopharmaceutical company. The company discovers, develops and commercializes medicines for the treatment of serious medical conditions in the United States.

Rollins, Inc., headquartered in Atlanta, Georgia, provides pest and termite control services to residential and commercial customers through the wholly-
owned Orkin Exterminating Company, Inc.

ServiceNow, Inc., headquartered in Santa Clara, California, is a provider of cloud-based technology solutions that define, structure, manage and automate services across the client's global enterprise. The company offers services on a subscription basis and also offers implementation and training services.

Synopsys, Inc., headquartered in Mountain View, California, develops, markets and supports electronic design automation products for designers of integrated circuits and electronic systems. The company also provides training, support and consulting services for its customers.

Target Corporation, headquartered in Minneapolis, Minnesota, is a general merchandise retailer. The company specializes in discount stores featuring moderately-priced merchandise and groceries. The company also offers a fully integrated online business.

Texas Instruments Incorporated, headquartered in Dallas, Texas, provides semiconductor products and designs and supplies digital signal processing and analog technologies. The company has worldwide manufacturing and sales operations.

Tractor Supply Company, headquartered in Brentwood, Tennessee, is an operator of retail farm and ranch stores in the United States. The company offers animal products, lawn and garden products, hardware and tools, and work/recreational clothing, among other products.

West Pharmaceutical Services, Inc., headquartered in Exton, Pennsylvania, applies value-added services to the process of bringing healthcare products and new drug therapies to global markets. The company's technologies include the design and manufacture of packaging components, research and development of drug delivery systems, and contract laboratory services and other services.

We have obtained the foregoing company descriptions from third-party sources we deem reliable.

Undertaking

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

CONTENTS OF REGISTRATION STATEMENT

A.	Bonding Arrangements of Depositor:

First Trust Portfolios L.P. is covered by a Brokers' Fidelity Bond, in the total amount of $2,000,000, the insurer being National Union Fire Insurance Company of Pittsburgh.

B.	This Registration Statement on Form S-6 comprises the following papers and documents:

The facing sheet

The Prospectus

The signatures

Exhibits

SIGNATURES

The Registrant, FT 8950, hereby identifies The First Trust Special Situations Trust, Series 4; The First Trust Special Situations Trust, Series 18; The First Trust Special Situations Trust, Series 69; The First Trust Special Situations Trust, Series 108; The First Trust Special Situations Trust, Series 119; The First Trust Special Situations Trust, Series 190; FT 286; The First Trust Combined Series 272; FT 412; FT 438; FT 556; FT 754; FT 1102; FT 1179; FT 2935; FT 3320; FT 3367; FT 3370; FT 3397; FT 3398; FT 3400; FT 3451; FT 3480; FT 3529; FT 3530; FT 3568; FT 3569; FT 3570; FT 3572; FT 3615; FT 3647; FT 3650; FT 3689; FT 3690; FT 3729; FT 3780; FT 3940; FT 4020; FT 4037; FT 4143; FT 4260; FT 4746; FT 4789; FT 5039; FT 5415; FT 7033; FT 7256 and FT 7935 for purposes of the representations required by Rule 487 and represents the following:

(1)       that the portfolio securities deposited in the series with respect to which this Registration Statement is being filed do not differ materially in type or quality from those deposited in such previous series;

(2)       that, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential financial information for, the series with respect to the securities of which this Registration Statement is being filed, this Registration Statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

(3)       that it has complied with Rule 460 under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, the Registrant, FT 8950, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheaton and State of Illinois on October 9, 2020.

FT 8950

By:	First Trust Portfolios L.P. Depositor

By:	/s/ Elizabeth H. Bull Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following person in the capacity and on the date indicated:

Name	Title*	Date

James A. Bowen	Director of The Charger Corporation, the General Partner of First Trust Portfolios L.P., and Chief Executive Officer of First Trust Portfolios L.P.	) ) ) )By: /s/ Elizabeth H. Bull ) Attorney-in-Fact** ) October 9, 2020
James M. Dykas	Chief Financial Officer of First Trust Portfolios L.P.	) )
Christina Knierim	Controller of First Trust Portfolios L.P.	) )

*	The title of the person named herein represents his or her capacity in and relationship to First Trust Portfolios L.P., the Depositor.
**	Executed copies of the related powers of attorney were filed with the Securities and Exchange Commission in connection with the Amendment No. 1 to Form S-6 of FT 8880 (File No. 333-240230) and the same is hereby incorporated herein by this reference.

CONSENT OF COUNSEL

The consent of counsel to the use of its name in the Prospectus included in this Registration Statement will be contained in its opinion to be filed as Exhibits 3.1, 3.2 and 3.3 of the Registration Statement.

CONSENT OF FIRST TRUST ADVISORS L.P.

The consent of First Trust Advisors L.P. to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 4.1 to the Registration Statement.

Consent of Independent Registered Public Accounting Firm

The consent of Deloitte & Touche LLP to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 4.2 to the Registration Statement.

EXHIBIT INDEX

1.1	Standard Terms and Conditions of Trust for FT 4484 and certain subsequent Series, effective November 6, 2013 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor and FTP Services LLC, as FTPS Unit Servicing Agent (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-191558] filed on behalf of FT 4484).

1.1.1	Trust Agreement for FT 8950 and certain subsequent Series, effective October 9, 2020 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor.

1.2	Certificate of Limited Partnership of Nike Securities, L.P., predecessor of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.3	Amended and Restated Limited Partnership Agreement of Nike Securities, L.P., predecessor of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form

S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.4	Articles of Incorporation of Nike Securities Corporation, predecessor to The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.5	By-Laws of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 2 to Form S-6 [File No. 333-169625] filed on behalf of FT 2669).

1.6	Underwriter Agreement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42755] filed on behalf of The First Trust Special Situations Trust, Series 19).

2.2	Code of Ethics (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-224320] filed on behalf of FT 7359).

3.1	Opinion of counsel as to legality of securities being registered.

3.2	Opinion of counsel as to Federal income tax status of securities being registered.

3.3	Opinion of counsel as to New York (state and city) tax status of securities being registered.

4.1	Consent of First Trust Advisors L.P.

4.2	Consent of Independent Registered Public Accounting Firm.

6.1	List of Principal Officers of the Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-236093] filed on behalf of FT 8556).

7.1	Powers of Attorney executed by the Officers listed on page S-3 of this Registration Statement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-240230] filed on behalf of FT 8880).